As filed with the Securities and Exchange Commission on February 10, 2017

Registration No. 333-215181

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact name of registrant as specified in its charter)

Florida	6022	59-2260678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. Mills Andrew P. Alin Cadwalader, Wickersham & Taft LLP One World Financial Center 200 Liberty Street New York, New York 10281 Telephone: (212) 504-6000	Curt P. Creely Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, Florida 33602 Telephone: (813) 229-2300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2017

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

To the Shareholders of GulfShore Bancshares, Inc.:

On November 3, 2016, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, GulfShore Bancshares, Inc., or GulfShore, and GulfShore Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the acquisition of GulfShore by Seacoast. Under the merger agreement, GulfShore will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, GulfShore Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of GulfShore common stock (except for specified shares of GulfShore common stock held by GulfShore or Seacoast and any dissenting shares) will be converted into the right to receive the combination of $1.47 in cash (the “per share cash consideration”) and 0.4807 shares of Seacoast common stock (the “per share stock consideration” and together with the per share cash consideration, the “merger consideration”).

The value of the merger consideration will not be known at the time that GulfShore shareholders vote on the approval of the merger agreement. Based on the closing price of Seacoast’s common stock on the Nasdaq Global Select Market on February 8, 2017, the last practicable date before the date of this document, the value of the merger consideration was approximately $12.29. We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate.

Based on the current number of shares of GulfShore common stock outstanding and reserved for issuance under GulfShore employee benefit plans, Seacoast expects to issue approximately 2,784,288 shares of common stock and pay approximately $8.5 million in cash to GulfShore shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current GulfShore shareholders would own approximately 6.82% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of GulfShore common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

GulfShore will hold a special meeting of its shareholders in connection with the merger. Holders of GulfShore common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. GulfShore shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.

The special meeting of GulfShore shareholders will be held on Monday, March 27, 2017 at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602, at 10:00 a.m. local time.

GulfShore’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of GulfShore and its shareholders, has unanimously approved the merger agreement and recommends that GulfShore shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the GulfShore special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of GulfShore shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to GulfShore shareholders, describes the special meeting of GulfShore, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 20 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, GulfShore shareholders should contact Richard Mocsari, Chief Financial Officer of GulfShore at (813) 418-3100. We look forward to seeing you at the meeting.

/s/ Joseph Caballero

Joseph Caballero
President and Chief Executive Officer
GulfShore Bancshares, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or GulfShore, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [•], and it is first being mailed or otherwise delivered to the shareholders of GulfShore on or about [•].

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, MARCH 27, 2017

To the Shareholders of GulfShore Bancshares, Inc.:

GulfShore Bancshares, Inc. (“GulfShore”) will hold a special meeting of shareholders at 10:00 am local time, on Monday, March 27, 2017, at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602, for the following purposes:

•	for holders of GulfShore common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 3, 2016, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, GulfShore and GulfShore Bank, pursuant to which GulfShore will merge with and into Seacoast Banking Corporation of Florida, as more fully described in the attached proxy statement/prospectus; and
•	for holders of GulfShore common stock to consider and vote upon a proposal to adjourn the GulfShore special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on February 10, 2017 as the record date for the GulfShore special meeting. Only holders of record of GulfShore common stock at that time are entitled to notice of, and to vote at, the GulfShore special meeting, or any adjournment or postponement of the GulfShore special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of GulfShore common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of GulfShore common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices are hereby given may be transacted at such adjourned meeting.

GulfShore shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to GulfShore. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for GulfShore Shareholders” beginning on page 50 of this proxy statement/prospectus.

GulfShore shareholders are subject to the Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014, by and among GulfShore and all of its shareholders, which provides for, among other things, the obligation of all GulfShore shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of GulfShore that the GulfShore board of directors and holders representing a majority of the outstanding shares of GulfShore have voted to approve. In the event of the foregoing approval, GulfShore shareholders have also agreed to waive all dissenters rights, appraisal rights and similar rights in connection with such approved sale.

Your vote is important.  We cannot complete the merger unless GulfShore’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the GulfShore special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of GulfShore common stock, please contact Balbina Hyler, Corporate Secretary of GulfShore at (813) 418-3013.

GulfShore’s board of directors has unanimously approved the merger and the merger agreement and recommends that GulfShore shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

By Order of the Board of Directors,

/s/ Balbina Hyler

Balbina Hyler
Corporate Secretary

Tampa, Florida
[•]

WHERE YOU CAN FIND MORE INFORMATION

Seacoast Banking Corporation of Florida

Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Seacoast files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Seacoast files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085

Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 2,784,288 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s public reference room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 88 of this proxy statement/prospectus. These documents are available free of charge upon written request to Seacoast at the address listed above.

To obtain timely delivery of these documents, you must request them no later than March 13, 2017 in order to receive them before the GulfShore special meeting of shareholders.

Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and GulfShore supplied all information contained in this proxy statement/prospectus relating to GulfShore.

GulfShore Bancshares, Inc.

GulfShore does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of GulfShore common stock, please contact Balbina Hyler, Corporate Secretary of GulfShore at (813) 418-3031.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or GulfShore that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to GulfShore shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB,” GulfShore Bancshares, Inc. as “GulfShore,” and GulfShore Bank as “GulfShore Bank”.

Q:	Why am I receiving this proxy statement/prospectus?
A:	Seacoast, SNB, GulfShore and GulfShore Bank have entered into an Agreement and Plan of Merger, dated as of November 3, 2016 (which we refer to as the “merger agreement”) pursuant to which GulfShore will be merged with and into Seacoast, with Seacoast continuing as the surviving company. Immediately following the merger, GulfShore Bank, a wholly owned bank subsidiary of GulfShore, will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and continuing under the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, the holders of a majority of the outstanding shares of GulfShore common stock vote in favor of the proposal to approve the merger agreement.

In addition, GulfShore is soliciting proxies from holders of GulfShore common stock with respect to a proposal to adjourn the GulfShore special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

GulfShore will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because GulfShore’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of GulfShore common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the GulfShore special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will I receive in the merger?
A:	If the merger is completed, each issued and outstanding share of GulfShore common stock, other than (i) any shares of GulfShore common stock held in the treasury of GulfShore or owned by Seacoast, SNB, GulfShore Bank or by any of their respective subsidiaries (other than any such shares in trust accounts, managed accounts, and the like for the benefit of customers or as a result of debts previously contracted), which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of GulfShore common stock held by GulfShore shareholders who have perfected and not effectively withdrawn a demand for, or lost the right to, appraisal under Florida law, which shall be entitled to the appraisal rights provided under Florida law as described under “The Merger — Appraisal Rights for GulfShore Shareholders” beginning on page 50 of this proxy statement/prospectus (the shares in (ii) are referred to as “dissenting shares”), will be converted into the right to receive the combination of (i) 0.4807 shares of Seacoast common stock (the “per share stock consideration”) and (ii) $1.47 in cash (the “per share cash consideration” and, together with the per share stock consideration, the “merger consideration”). Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, GulfShore shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share amount by the average daily volume weighted average price of Seacoast common stock on the Nasdaq Global Select Market for the ten trading days preceding the closing date.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:	Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock. In the merger, holders of GulfShore common stock will receive, in addition to a fixed cash amount, a fraction of a share of Seacoast common stock for each share of GulfShore common stock they hold. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that GulfShore shareholders will receive.
Q:	How does GulfShore’s board of directors recommend that I vote at the special meeting?
A:	GulfShore’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.
Q:	When and where is the special meeting?
A:	The GulfShore special meeting will be held at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602, on Monday, March 27, 2017, at 10:00 a.m. local time.
Q:	Who can vote at the special meeting of shareholders?
A:	Holders of record of GulfShore common stock at the close of business on February 10, 2017, which is the date that the GulfShore board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.
Q:	What do I need to do now?
A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.
Q:	What constitutes a quorum for the special meeting?
A:	The presence at the special meeting, in person or by proxy, of holders of record of not less than a majority of the outstanding shares of GulfShore common stock entitled to vote at such meeting, will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Q:	What is the vote required to approve each proposal?
A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of GulfShore common stock entitled to vote on the merger agreement as of the close of business on February 10, 2017, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal and no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of GulfShore common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.
Q:	Why is my vote important?
A:	If you do not submit a proxy or vote in person, it may be more difficult for GulfShore to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of GulfShore common stock entitled to vote on the merger agreement. GulfShore’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of GulfShore common stock that you owned as of the close of business on the record date. As of the close of business on the record date, 5,464,308 shares of GulfShore common stock were outstanding and entitled to vote at the GulfShore special meeting.
Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:	No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.
Q:	What if I abstain from voting or fail to instruct my bank, broker or other nominee?
A:	If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) fail to instruct your bank, broker or other nominee how to vote, or (3) mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have no effect on such proposal.
Q:	Can I attend the special meeting and vote my shares in person?
A:	Yes. All GulfShore shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of GulfShore common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. GulfShore reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without GulfShore’s express written consent.
Q:	Can I change my vote?
A:	Yes. If you are a holder of record of GulfShore common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to GulfShore’s corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by GulfShore after the vote will not affect the vote. GulfShore’s corporate secretary’s mailing address is: 401 South Florida Avenue, Suite 300, Tampa, Florida 33602, Attention: GulfShore Corporate Secretary. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.
Q:	What are the material U.S. federal income tax consequences of the merger to holders of GulfShore common stock?
A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the respective obligations of GulfShore and Seacoast to complete the merger that each of GulfShore and

Seacoast receives a legal opinion to that effect. If, as expected, the merger qualifies as a “reorganization”, a U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus) of GulfShore common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for GulfShore common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for GulfShore common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) plus the fair market value of Seacoast common stock (including the fair market value of any Seacoast fractional shares treated as received in the merger) over (b) such U.S. holder’s basis in the GulfShore common stock exchanged.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of GulfShore common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Q:	Are GulfShore shareholders entitled to appraisal rights?
A:	Yes. If you are a GulfShore shareholder and want to exercise appraisal rights and receive the fair value of shares of GulfShore common stock in cash instead of the aggregate merger consideration, then you must file a written objection with GulfShore prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for GulfShore Shareholders” beginning on page 50 of this proxy statement/prospectus and detailed information about the special meeting can be found under “Information About the GulfShore Special Meeting” beginning on page 26 of this proxy statement/prospectus. Due to the complexity of the procedures for exercising the right to seek appraisal, GulfShore shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal. Additionally, all GulfShore shareholders are subject to that certain Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014, which provides for, among other things, the obligation of all GulfShore shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of GulfShore that holders representing a majority of the outstanding shares of GulfShore have voted to approve. In the event of the foregoing approval, GulfShore shareholders have also agreed to waive all dissenters rights, appraisal rights and similar rights in connection with such approved sale. Therefore, if the merger agreement is approved, GulfShore shareholders will be required to waive their statutory appraisal rights.
Q:	What implications, if any, will the GulfShore Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014, have on the merger?
A:	If the GulfShore board of directors and shareholders representing a majority of the outstanding shares of GulfShore vote in favor of the merger agreement and the transactions contemplated thereby, all other shareholders of GulfShore are obligated to vote for, consent to and raise no objections against, and not otherwise impede or delay, the merger agreement and the transactions contemplated thereby. In the event of the foregoing approval, GulfShore shareholders have also agreed to waive all dissenters rights, appraisal rights and similar rights in connection with the merger agreement and the transactions contemplated thereby. Pursuant to voting and joinder agreements, shareholders representing 63.26% of the outstanding GulfShore shares have agreed to vote their shares in favor of the merger agreement.

However, if the GulfShore board of directors decides to issue a company subsequent determination (see “The Merger Agreement — GulfShore Board Recommendation” beginning on page 61 of this proxy statement/prospectus), only 46.63% of the shares owned by a shareholder who is party to a voting and joinder agreement (approximately 29.5% of the outstanding shares of GulfShore common stock entitled to vote at the special meeting) will be required to be voted in favor of the merger agreement. A summary of the voting and joinder agreements can be found under “Information About the GulfShore Special Meeting — Shares Subject to Voting and Joinder Agreements; Shares Held by Directors and Executive Officers” on page 28 of this proxy statement/prospectus. Therefore, if the merger agreement is approved, GulfShore shareholders will be required to waive their statutory appraisal rights.
Q:	What happens if the merger is not completed?
A:	If the merger is not completed, GulfShore shareholders will not receive any consideration for their shares of GulfShore common stock. Instead, GulfShore will remain an independent company. Under specified circumstances, GulfShore may be required to pay to Seacoast, and Seacoast may be entitled to receive from GulfShore, a $2,125,000 termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees” beginning on pages 65 and 66, respectively, of this proxy statement/prospectus.
Q:	If I am a GulfShore shareholder, should I send in my stock certificates now?
A:	No. Please do not send in your GulfShore stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging GulfShore stock certificates for the applicable merger consideration. See “The Merger Agreement — Procedures for Converting Shares of GulfShore Common Stock into Merger Consideration” beginning on page 55 of this proxy statement/prospectus.
Q:	Whom may I contact if I cannot locate my GulfShore stock certificate(s)?
A:	If you are unable to locate your original GulfShore stock certificate(s), you should contact Balbina Hyler, Corporate Secretary of GulfShore, at (813) 418-3031. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, or at (800) 509-5586.
Q:	When do you expect to complete the merger?
A:	Seacoast and GulfShore expect to complete the merger in the second quarter of 2017. However, neither Seacoast nor GulfShore can assure you when or if the merger will occur. GulfShore must first obtain the approval of GulfShore shareholders for the merger and Seacoast must receive the necessary regulatory approvals. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 64 of this proxy statement/prospectus.
Q:	Whom should I call with questions?
A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of GulfShore common stock, please contact: Balbina Hyler, Corporate Secretary of GulfShore, at (813) 418-3031.

Important Notice Regarding the Availability of Proxy Materials for the Special
Shareholder Meeting to be Held on Monday, March 27, 2017.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. GulfShore and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires, throughout this document, “we,” and “our” refer collectively to Seacoast and GulfShore. We refer to the proposed merger of GulfShore with and into Seacoast as the “merger,” the merger of GulfShore Bank with and into SNB as the “bank merger,” and the Agreement and Plan of Merger dated as of November 3, 2016 by and among Seacoast, SNB, GulfShore and GulfShore Bank as the “merger agreement.”

Information Regarding Seacoast and GulfShore

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085

Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to “Seacoast National Bank.” SNB is subject to regulation by the Office of the Comptroller of the Currency (the “OCC”).

Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management, and mortgage services to customers through 47 traditional branches and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Space Coast of Florida, into Orlando and Central Florida, and west to Okeechobee and surrounding counties.

Seacoast is one of the largest community banks headquartered in Florida with approximately $4.5 billion in assets and $3.5 billion in deposits as of September 30, 2016.

GulfShore Bancshares, Inc.
401 South Florida Avenue, Suite 300
Tampa, FL 33602
Telephone: (813) 418-3100

GulfShore is a bank holding company under the Bank Holding Company Act of 1956, as amended, for GulfShore Bank, and is subject to the supervision and regulation of the Federal Reserve and Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Its main office is located at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602. GulfShore Bank is a Florida state bank, which was established in 2007, and is subject to the supervision and regulation of the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation (the “FDIC”). GulfShore Bank is a locally owned, locally managed, full-service community bank offering a comprehensive suite of products and services to individuals and businesses and is headquartered in Tampa, Florida.

At September 30, 2016, GulfShore had total assets of approximately $332 million, total deposits of approximately $279 million, total net loans of approximately $253 million, and shareholders’ equity of approximately $37 million.

The Merger (see page 30)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, GulfShore will merge with and into Seacoast, with Seacoast as the surviving company in the merger. Immediately following the merger of GulfShore into Seacoast, GulfShore Bank will merge with and into SNB, with SNB as the surviving bank of such bank merger.

Closing and Effective Time of the Merger (see page 54)

The closing date is currently expected to occur in the second quarter of 2017. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor GulfShore can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and GulfShore’s shareholder approval will be received.

Merger Consideration (see page 54)

Each issued and outstanding share of GulfShore common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the merger consideration, which is the combination of $1.47 in cash and 0.4807 of a share of Seacoast common stock. No holder of GulfShore common stock will be issued fractional shares of Seacoast common stock in the merger. Each holder of GulfShore common stock who would otherwise have been entitled to receive a fraction of a share of Seacoast common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average daily volume weighted average price of Seacoast common stock on the Nasdaq Global Select Market for the ten trading days preceding the closing date. See “The Merger Agreement — Merger Consideration” beginning on page 54 of this proxy statement/prospectus.

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on November 3, 2016, the date of the signing of the merger agreement, the value of the per share merger consideration payable to holders of GulfShore common stock was approximately $9.76. Based on the closing price of Seacoast common stock on February 8, 2017, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of GulfShore common stock was approximately $12.29. GulfShore shareholders should obtain current sale prices for Seacoast common stock, which is traded on the Nasdaq Global Select Market under the symbol “SBCF.”

Equivalent GulfShore Common Per Share Value

Seacoast common stock trades on the Nasdaq Global Select Market under the symbol “SBCF.” The GulfShore common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the GulfShore common stock. The following table presents the closing price of Seacoast common stock on November 3, 2016, the last trading date prior to the public announcement of the merger agreement, and February 8, 2017, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of GulfShore common stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio of 0.4807 and adding $1.47 to such amount.

Date	Seacoast closing sale price	Equivalent GulfShore per share value
November 3, 2016	$17.24	$9.76
February 8, 2017	$22.50	$12.29

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the per share merger consideration. Similarly, if Seacoast shares decline in value, so will the value of the consideration to be received by GulfShore shareholders. GulfShore shareholders should obtain current sale prices for the Seacoast common stock.

Procedures for Converting Shares of GulfShore Common Stock into Merger Consideration (see page 55)

Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of GulfShore common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s GulfShore stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 47)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of GulfShore and Seacoast to complete the merger that each of GulfShore and Seacoast receives a legal opinion to that effect. If, as expected, the merger qualifies as a “reorganization”, a U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus) of GulfShore common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for GulfShore common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for GulfShore common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) plus the fair market value of Seacoast common stock (including the fair market value of any Seacoast fractional shares treated as received in the merger) over (b) such U.S. holder’s basis in the GulfShore common stock exchanged.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of GulfShore common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 50 and Appendix C)

Under Florida law, GulfShore shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of GulfShore stock instead of receiving the merger consideration. To exercise appraisal rights, GulfShore shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with GulfShore prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. However, all GulfShore shareholders are subject to that certain Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014, which provides for, among other things, the obligation of all GulfShore shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of GulfShore that holders representing a majority of the outstanding shares of GulfShore have voted to approve. In the event of the foregoing approval, GulfShore shareholders have also agreed to waive all dissenters rights, appraisal rights and similar rights in connection with such approved sale. Therefore, if the merger agreement is approved, GulfShore shareholders will be required to waive their statutory appraisal rights.

Opinion of GulfShore’s Financial Advisor (see page 36 and Appendix B)

GulfShore’s financial advisor in connection with the merger, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), has delivered a written opinion, dated November 2, 2016, to the board of directors of GulfShore to the effect that, as of the date of the opinion, based upon and subject to certain matters stated in the opinion, the merger consideration was fair to the holders of GulfShore common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Sandler O’Neill is not a recommendation to any GulfShore shareholder as to how to vote on the proposal to approve the merger agreement.

For further information, including with respect to the procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill in providing its opinion, please see the section entitled “The Merger — Opinion of GulfShore’s Financial Advisor” beginning on page 36 of this proxy statement/prospectus.

Treatment of GulfShore Options (see page 56)

Each outstanding option to purchase GulfShore common stock granted under a GulfShore benefit plan shall vest in full to the extent unvested and be cancelled and converted into the right to receive a cash payment equal to the option award consideration.

Recommendation of the GulfShore Board of Directors (see page 26)

After careful consideration, the GulfShore board of directors unanimously recommends that GulfShore shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of GulfShore has entered into a voting and joinder agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of GulfShore to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting and joinder agreements.

For more information regarding the voting and joinder agreements, please see the section entitled “Information About the GulfShore Special Meeting — Shares Subject to Voting and Joinder Agreements; Shares Held by Directors and Executive Officers” on page 28 of this proxy statement/prospectus.

For a more complete description of GulfShore’s reasons for the merger and the recommendations of the GulfShore board of directors, please see the section entitled “The Merger — GulfShore’s Reasons for the Merger and Recommendation of the GulfShore Board of Directors” beginning on page 33 of this proxy statement/prospectus.

Interests of GulfShore Directors and Executive Officers in the Merger (see page 51)

In the merger, the directors and executive officers of GulfShore will receive the same merger consideration for their GulfShore shares as the other GulfShore shareholders. In considering the recommendation of the GulfShore board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of GulfShore may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of GulfShore shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of GulfShore’s shareholders include:

•	The merger agreement provides for the acceleration of the vesting of outstanding GulfShore stock options and the receipt of a cash payment in exchange for their cancellation.
•	GulfShore’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.
•	Certain GulfShore executives are entitled to certain payments upon a change of control of GulfShore.
•	Joseph Caballero, GulfShore’s President and Chief Executive Officer, and Edmund O’Carroll, GulfShore’s EVP, Chief Operating Officer, have each entered into an employment agreement with Seacoast, effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of GulfShore Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement/prospectus. The GulfShore board of directors was aware of these interests and considered them, along with other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that GulfShore shareholders vote in favor of approving the merger agreement.

Regulatory Approvals (see page 50)

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Federal Reserve and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the OCC. The parties cannot be certain when or if they will obtain all of the regulatory approvals or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 50 of this proxy statement/prospectus.

Conditions to Completion of the Merger (see page 64)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:

•	the approval of the merger agreement by GulfShore shareholders;
•	the receipt of all regulatory approvals required to consummate the merger and the bank merger and the expiration of all statutory waiting periods;
•	no governmental authority has imposed a burdensome condition on Seacoast or any of its affiliates in connection with granting any regulatory approval;
•	the absence of any judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing or making illegal the consummation of the merger or the bank merger;
•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the “Securities Act”, and no order suspending such effectiveness having been issued or threatened;
•	the receipt by each party of an opinion of its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	the authorization for listing on the Nasdaq Global Select Market of the shares of Seacoast common stock to be issued in the merger;
•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;
•	performance in all material respects by the other party of its respective obligations under the merger agreement;
•	the receipt of corporate authorizations and other certificates;
•	GulfShore’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;
•	the absence of any material adverse effect on the other party;
•	the maintenance by GulfShore of a specified minimum consolidated tangible shareholders’ equity and a specified minimum allowance for loan and lease losses;

•	the employment agreement between Joseph Caballero and SNB and the employment agreement between Edmund O’Carroll and SNB remaining in full force and effect;
•	the execution and delivery by GulfShore Bank of the plan of bank merger;
•	the GulfShore board of directors having not (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Seacoast, its recommendation that GulfShore shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed GulfShore or any GulfShore representative to enter into any agreement relating to an acquisition proposal; and
•	dissenting shares shall not represent more than two percent of the outstanding shares of GulfShore common stock.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 60)

GulfShore has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit GulfShore from considering a bona fide unsolicited written acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 65)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual consent of Seacoast and GulfShore; or
•	by Seacoast or GulfShore in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within thirty days of written notice of such breach provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below; or
•	by Seacoast or GulfShore if approval of the merger agreement by the shareholders of GulfShore is not obtained at the meeting at which a vote was taken; or
•	by Seacoast or GulfShore if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or
•	by Seacoast or GulfShore if the merger is not consummated by the expiration date of August 3, 2017; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or
•	by Seacoast if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be withdrawn; or
•	by Seacoast prior to the receipt of approval of the merger from GulfShore shareholders in the event that (i) the GulfShore board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement — GulfShore Board Recommendation” beginning on page 61 of this proxy statement/prospectus), (ii) the GulfShore board of directors has materially breached its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iii) the GulfShore board of directors has agreed to an acquisition proposal; or

•	by GulfShore in the event that (i) (A) the average volume weighted average price of Seacoast’s common stock for the ten trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which GulfShore shareholder approval of the merger agreement is obtained, is less than (B) 85% of $17.33 (i.e., Seacoast’s stock price has been reduced to $14.73), (ii) Seacoast’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 20%, and (iii) Seacoast does not elect to increase the per share stock consideration by a formula-based amount outlined in the merger agreement.

Termination Fee (see page 66)

GulfShore will owe Seacoast a termination fee of $2,125,000 if:

•	(i) (a) either party terminates the merger agreement in the event that approval by the shareholders of GulfShore is not obtained at the GulfShore special meeting or in the event that the merger is not consummated by the expiration date (without shareholder approval having been obtained); or (b) Seacoast terminates the merger agreement as a result of GulfShore’s willful breach of covenant; (ii) an acquisition proposal has been made prior to such termination; and (iii) within twelve months of termination, GulfShore enters into any agreement to consummate or consummates an acquisition transaction; or
•	Seacoast terminates the merger agreement as a result of the GulfShore board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement — GulfShore Board Recommendation” beginning on page 61 of this proxy statement/prospectus); or
•	Seacoast terminates the merger agreement as a result of GulfShore materially breaching its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; or
•	Seacoast terminates the merger agreement as a result of the GulfShore board of directors agreeing to an acquisition proposal.

The payment of the termination fee will fully discharge GulfShore from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.

Nasdaq Listing (see page 59)

Seacoast will cause the shares of Seacoast common stock to be issued to the holders of GulfShore common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 50)

Seacoast will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

GulfShore Special Meeting (see page 26)

The special meeting of GulfShore shareholders will be held on Monday, March 27, 2017, at 10:00 a.m., local time, at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602. At the special meeting, GulfShore shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;
•	the adjournment proposal; and
•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of GulfShore common stock as of the close of business on February 10, 2017, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 5,464,308 shares of GulfShore common stock held by approximately 166 shareholders of record. Each GulfShore shareholder can cast one vote for each share of GulfShore common stock owned on the record date.

As of the record date, directors of GulfShore, their affiliates, and certain executive officers owned and were entitled to vote 3,511,475 shares of GulfShore common stock, representing approximately 64.26% of the outstanding shares of GulfShore common stock entitled to vote on that date. Pursuant to his, her or its respective voting and joinder agreement, each such person or entity has agreed at any meeting of GulfShore shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement and the adjournment proposal. However, if the GulfShore board of directors makes a company subsequent determination, only 46.63% of the shares owned by a shareholder who is party to a voting and joinder agreement (approximately 29.5% of the outstanding shares of GulfShore common stock entitled to vote at the special meeting) will be required to be voted in favor of the merger agreement and adjournment proposal. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of GulfShore common stock.

Required Shareholder Vote (see page 26)

In order to approve the merger agreement, the holders of a majority of the outstanding shares of GulfShore common stock, as of the record date, must vote in favor of the merger agreement.

No Restrictions on Resale

All shares of Seacoast common stock received by GulfShore shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page 18)

Seacoast common stock is listed and trades on the Nasdaq Global Select Market under the symbol “SBCF.” As of February 8, 2017, there were 38,020,113 shares of Seacoast common stock outstanding. Approximately 54.14% of these shares are owned by institutional investors, as reported by Nasdaq. Seacoast’s top three institutional investors own approximately 32.91% of its outstanding stock. Seacoast has approximately 2,220 shareholders of record.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on January 31, 2017 were: CapGen Capital Group III LP (19.63%), 120 West 45th Street, Suite 1010, New York, New York 10036; BlackRock Institutional Trust Company, NA (7.08%), 55 East 52nd Street, New York, New York 10055; and Basswood Capital Management, LLC (6.19%), 645 Madison Avenue, 10th Floor, New York, New York 10022.

GulfShore common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the GulfShore common stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. The shares of GulfShore are not traded frequently and are subject to transfer restrictions under the GulfShore Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014, by and among GulfShore Bancshares, Inc. and all of the shareholders of GulfShore. As of February 10, 2017, there were 5,464,308 shares of GulfShore common stock outstanding held by approximately 166 shareholders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on Nasdaq. Seacoast did not pay cash dividends on its common stock during the periods indicated.

	Seacoast Common Stock
	High	Low	Dividends
2017
First Quarter (through February 8, 2017)	$22.65	$20.83	$0.00
2016
First Quarter	$16.22	$13.40	$0.00
Second Quarter	$17.19	$15.21	$0.00
Third Quarter	$17.80	$15.50	$0.00
Fourth Quarter	$22.90	$16.02	$0.00
2015
First Quarter	$14.46	$12.02	$0.00
Second Quarter	$16.09	$13.81	$0.00
Third Quarter	$16.26	$14.11	$0.00
Fourth Quarter	$16.95	$14.10	$0.00
2014
First Quarter	$12.51	$10.55	$0.00
Second Quarter	$11.28	$10.00	$0.00
Third Quarter	$11.27	$10.03	$0.00
Fourth Quarter	$14.24	$10.80	$0.00
2013
First Quarter	$11.25	$7.75	$0.00
Second Quarter	$11.00	$8.50	$0.00
Third Quarter	$12.30	$10.10	$0.00
Fourth Quarter	$12.49	$10.10	$0.00

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to a de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.

GulfShore does not pay quarterly dividends to its common shareholders.

Comparison of Shareholders’ Rights (see page 68)

The rights of GulfShore shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of GulfShore. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 68 of this proxy statement/prospectus.

Risk Factors (see page 20)

Before voting at the GulfShore special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Documents Incorporated by Reference” beginning on page 88 of this proxy statement/prospectus.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of Seacoast.

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015 is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2016 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2015; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference” beginning on page 88 of this proxy statement/prospectus.

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Net interest income	$102,163	$80,387	$109,487	$74,907	$65,206	$64,809	$66,839
Provision for loan losses	1,411	2,275	2,644	(3,486)	3,188	10,796	1,974
Noninterest income:
Other	27,505	24,236	32,018	24,744	24,319	21,444	18,345
Bargain purchase gain	—	—	416	—	—		—
Loss on sale of loan	—	—	—	—	—	(1,238)	—
Securities gains, net	361	160	161	469	419	7,619	1,220
Noninterest expenses	100,584	76,601	103,770	93,366	75,152	82,548	77,763
Income (loss) before income taxes	28,034	25,907	35,668	10,240	11,604	(710)	6,667
Provision (benefit) for income taxes	9,603	9,802	13,527	4,544	(40,385)	—	—
Net income (loss)	$18,431	$16,105	$22,141	$5,696	$51,989	$(710)	$6,667
Per Share Data
Net income (loss) available to common shareholders:
Diluted	$0.49	$0.48	$0.66	$0.21	$2.44	$(0.24)	$0.16
Basic	0.50	0.48	0.66	0.21	2.46	(0.24)	0.16
Cash dividends declared	0	0	0	0	0	0	0
Book value per share common	11.45	10.20	10.29	9.44	8.40	6.16	6.46
Assets	4,513,934	3,378,108	3,534,780	3,093,335	2,268,940	2,173,929	2,137,375
Securities	1,258,751	937,208	994,291	949,279	641,611	656,868	668,339
Net loans	2,746,654	2,080,119	2,137,202	1,804,814	1,284,139	1,203,977	1,182,509
Deposits	3,510,493	2,742,296	2,844,387	2,416,534	1,806,045	1,758,961	1,718,741
Shareholders’ equity	435,519	350,280	353,453	312,651	198,604	165,546	170,077

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Performance ratios:
Return on average assets	0.60%	0.66%	0.67%	0.23%	2.38%	(0.03)%	0.32%
Return on average equity	6.06	6.49	6.56	2.22	28.36	(0.43)	4.03
Net interest margin(1)	3.67	3.62	3.64	3.25	3.15	3.22	3.42
Average equity to average assets	9.96	10.21	10.22	10.34	8.38	7.81	8.01

(1)	On a fully tax-equivalent basis

MARKET PRICES AND DIVIDEND INFORMATION

Seacoast common stock is listed and trades on the Nasdaq Global Select Market under the symbol “SBCF.” As of February 8, 2017, there were 38,020,113 shares of Seacoast common stock outstanding. Approximately 54.14% of these shares are owned by institutional investors, as reported by Nasdaq. Seacoast’s top three institutional investors own approximately 32.91% of its outstanding stock. Seacoast has approximately 2,220 shareholders of record.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on February 8, 2017 were: CapGen Capital Group III LP (19.63%), 120 West 45th Street, Suite 1010, New York, New York 10036; BlackRock Institutional Trust Company, NA (7.08%), 55 East 52nd Street, New York, New York 10055; and Basswood Capital Management, LLC (6.19%), 645 Madison Avenue, 10th Floor, New York, New York 10022.

GulfShore common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the GulfShore common stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. The shares of GulfShore are not traded frequently and are subject to transfer restrictions under the GulfShore Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014, by and among GulfShore Bancshares, Inc. and all of the shareholders of GulfShore. As of February 10, 2017, there were 5,464,308 shares of GulfShore common stock outstanding, which were held by 166 holders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on Nasdaq. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated.

The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Seacoast Common Stock
	High	Low	Dividend
2014
First Quarter	$12.51	$10.55	$—
Second Quarter	$11.28	$10.00	$—
Third Quarter	$11.27	$10.03	$—
Fourth Quarter	$14.24	$10.80	$—
2015
First Quarter	$14.46	$12.02	$—
Second Quarter	$16.09	$13.81	$—
Third Quarter	$16.26	$14.11	$—
Fourth Quarter	$16.95	$14.10	$—
2016
First Quarter	$16.22	$13.40	$—
Second Quarter	$17.19	$15.21	$—
Third Quarter	$17.80	$15.50	$—
Fourth Quarter	$22.90	$16.02	$—
2017
First Quarter (through February 8, 2017)	$22.65	$20.83	$—

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to a de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.

GulfShore does not pay dividends to its common shareholders.

RISK FACTORS

An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in the Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with the Merger

The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting GulfShore or Seacoast.

The businesses of Seacoast and GulfShore differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and GulfShore. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference on page 88.”

Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of GulfShore common stock outstanding immediately prior to the effective time of the merger (excluding excluded shares and dissenting shares) will be converted into the right to receive the combination of 0.4807 shares of Seacoast common stock and $1.47 in cash. The value of the shares of Seacoast common stock to be issued to GulfShore shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and GulfShore. We make no assurances as to whether or when the merger will be completed. GulfShore shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of GulfShore common stock at the special meeting.

Shares of Seacoast common stock to be received by holders of GulfShore common stock as a result of the merger will have rights different from the shares of GulfShore common stock.

Upon completion of the merger, the rights of former GulfShore shareholders who receive shares of Seacoast common stock in the merger will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with GulfShore common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 68 of this proxy statement/prospectus for a discussion of the different rights associated with Seacoast common stock.

GulfShore shareholders who receive shares of Seacoast common stock in the merger will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

GulfShore shareholders currently have the right to vote in the election of the board of directors of GulfShore and on other matters affecting GulfShore. Upon the completion of the merger, GulfShore shareholders who receive shares of Seacoast common stock in the merger will be shareholders of Seacoast with a percentage ownership in Seacoast that is smaller than such shareholder’s current percentage ownership of GulfShore. It is currently expected that the former shareholders of GulfShore as a group will receive shares in the merger constituting approximately 6.82% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, GulfShore shareholders who receive shares of Seacoast common stock in the merger will have less influence on the management and policies of the combined company than they now have on the management and policies of GulfShore.

Seacoast and GulfShore will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of GulfShore and Seacoast. These uncertainties may impair Seacoast’s or GulfShore’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or GulfShore to seek to change existing business relationships with Seacoast or GulfShore or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Seacoast and GulfShore have a small number of key personnel. The pursuit of the merger and the preparation for the integration in connection therewith may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts GulfShore from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent GulfShore from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to GulfShore’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on GulfShore’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 56 of this proxy statement/prospectus for a description of the covenants applicable to GulfShore and Seacoast.

Seacoast may fail to realize the cost savings estimated for the merger.

Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and GulfShore in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and GulfShore. Although Seacoast and GulfShore have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of GulfShore and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and GulfShore would have to recognize these expenses without realizing the anticipated benefits of the merger.

Seacoast and GulfShore may waive one or more of the conditions to the merger without re-soliciting GulfShore shareholder approval for the merger agreement.

Each of the conditions to the obligations of Seacoast and GulfShore to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Seacoast and GulfShore, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Seacoast and GulfShore may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. Seacoast and GulfShore, however, generally do not expect any such waiver to be significant enough to require re-solicitation of GulfShore’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of GulfShore’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, GulfShore shareholders may be required to recognize additional gain or recognize loss on the exchange of their shares of GulfShore common stock in the merger for U.S. federal income tax purposes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of GulfShore and Seacoast to complete the merger that each of GulfShore and Seacoast receives a legal opinion to that effect. None of these opinions will be binding on the Internal Revenue Service. GulfShore and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, GulfShore shareholders may be required to recognize additional gain or recognize loss on the exchange of their shares of GulfShore common stock in the merger for U.S. federal income tax purposes. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Seacoast following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The fairness opinion of GulfShore’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.

GulfShore’s board of directors received an opinion from its financial advisor to address the fairness of the consideration to be received by the holders of GulfShore common stock pursuant to the merger agreement from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of Seacoast or GulfShore, general market and economic conditions and other factors that may be beyond the control of Seacoast or GulfShore, may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. Because GulfShore does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that GulfShore’s board received from its financial advisor, please refer to the section entitled “The Merger — Opinion of GulfShore’s Financial Advisor” beginning on page 36 of this proxy statement/prospectus.

GulfShore’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of GulfShore shareholders generally.

Executive officers of GulfShore negotiated the terms of the merger agreement with Seacoast, and the GulfShore board of directors unanimously approved and recommended that GulfShore shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain GulfShore and GulfShore Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of GulfShore shareholders generally. See “The Merger — Interests of GulfShore Directors and Executive Officers in the Merger” on page 51 for information about these financial interests.

The termination fee and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire GulfShore.

Until the completion of the merger, with some limited exceptions, GulfShore is prohibited from initiating, soliciting, knowingly inducing or encouraging, or knowingly taking any action to facilitate, or participating in any discussions or negotiations concerning, a proposal to acquire GulfShore, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, GulfShore has agreed to pay to Seacoast in certain circumstances a termination fee equal to $2,125,000. These provisions could discourage other companies from trying to acquire GulfShore even though those other companies might be willing to offer greater value to GulfShore shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on GulfShore’s financial condition. See “The Merger Agreement — GulfShore Board Recommendation” beginning on page 61 and “The Merger Agreement — Termination Fee” beginning on page 66 of this proxy statement/prospectus.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and GulfShore.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Seacoast’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and GulfShore’s board of directors seeks another merger or business combination, GulfShore’s shareholders cannot be certain that GulfShore will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Some of the performing loans in the GulfShore loan portfolio being acquired by Seacoast may be under-collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.

In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under-collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, GulfShore’s and Seacoast’s loan portfolios have under-collateralized loans that are still performing.

When it acquires another loan portfolio, Seacoast will place what is referred to as a fair market value adjustment on the acquired loan portfolio to address certain risk characteristics, including those inherent to collateral and credit. Credit characteristics include but are not limited to product type, collateral type, vintage, credit score, lien position, risk rating, loan terms and payment performance. A discount rate is applied to the risk-adjusted expected cash flow to calculate the present value of the loan portfolio. With respect to the GulfShore loan portfolio, Seacoast has placed a preliminary $3.5 million fair value total adjustment. Seacoast has engaged a third party valuation firm that assisted in valuing the acquired portfolio as of the acquisition date. There is no assurance that this preliminary adjustment is sufficient for this loan portfolio.

Risks Associated with Seacoast’s Business

New lines of business or new products and services may subject Seacoast to additional risks.

From time to time, Seacoast may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Seacoast may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Seacoast’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Seacoast’s business, financial condition and results of operations.

An interruption in or breach in security of Seacoast’s information systems may result in a loss of customer business and have an adverse effect on Seacoast’s results of operations, financial condition and cash flows.

Seacoast relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Seacoast’s customer relationship management, general ledger, deposits, servicing or loan origination systems. If any such failures, interruptions or security breaches of its communications or information systems occur, they may not be adequately addressed by Seacoast. Further, the occurrence of any such failures, interruptions or security breaches could damage Seacoast’s reputation, result in a loss of customer business, subject Seacoast to additional regulatory scrutiny or expose Seacoast to civil litigation and possible financial liability, any of which could have a material adverse effect on Seacoast’s results of operations, financial condition and cash flows.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and GulfShore before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	the failure to obtain the approval of GulfShore’s shareholders in connection with the merger;
•	the timing to consummate the proposed merger;
•	the risk that a condition to closing of the proposed merger may not be satisfied;
•	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;
•	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;
•	the parties’ ability to promptly and effectively integrate the businesses of Seacoast and GulfShore;
•	the diversion of management time on issues related to the merger;
•	the failure to consummate or delay in consummating the merger for other reasons;
•	changes in laws or regulations; and
•	changes in general economic conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated herein by reference. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or GulfShore. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE GULFSHORE SPECIAL MEETING

This section contains information about the special meeting that GulfShore has called to allow GulfShore shareholders to vote on the approval of the merger agreement. The GulfShore board of directors is mailing this proxy statement/prospectus to you, as a GulfShore shareholder, on or about [•]. Together with this proxy statement/prospectus, the GulfShore board of directors is also sending you a notice of the special meeting of GulfShore shareholders and a form of proxy that the GulfShore board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on Monday, March 27, 2017 at 10:00 a.m., local time, at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602.

Matters to be Considered at the Meeting

At the special meeting, GulfShore shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement, which we refer to as the “merger proposal”;
•	a proposal of the GulfShore board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the “adjournment proposal”; and
•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the GulfShore board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the GulfShore Board of Directors

The GulfShore board of directors unanimously recommends that GulfShore shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — GulfShore’s Reasons for the Merger and Recommendations of the GulfShore Board of Directors.”

Record Date and Quorum

February 10, 2017 has been fixed as the record date for the determination of GulfShore shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 5,464,308 shares of GulfShore common stock outstanding and entitled to vote at the special meeting, held by approximately 166 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of GulfShore common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of GulfShore common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of GulfShore common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of GulfShore common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, or fail to instruct your bank or broker how to vote with respect to the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of GulfShore common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.

Each share of GulfShore common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person.  If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy.  Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the GulfShore board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. You will receive a separate letter of transmittal and instructions on how to surrender your GulfShore stock certificates for the merger consideration.

How to Vote — Shares Held in “Street Name”

If you are a GulfShore shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to GulfShore or by voting in person at the GulfShore special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of GulfShore common stock on behalf of their customers may not give a proxy to GulfShore to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a GulfShore shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and
•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;
•	attending the special meeting and voting your shares in person; or
•	delivering prior to the special meeting a written notice of revocation to GulfShore’s Corporate Secretary at the following address: 401 South Florida Avenue, Suite 300, Tampa, FL 33602.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting and Joinder Agreements; Shares Held by Directors

A total of 3,511,475 shares of GulfShore common stock, representing approximately 64.26% of the outstanding shares of GulfShore common stock entitled to vote at the special meeting are subject to voting and joinder agreements between Seacoast and each of GulfShore’s directors and related affiliates, and certain executive officers. Pursuant to his, her, or its respective voting and joinder agreement, each such director, director-affiliate, and officer has agreed to, at any meeting of GulfShore shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), vote (or cause to be voted) his, her, or its shares of GulfShore common stock beneficially owned by such director, director-affiliate or officer:

•	in favor of the approval of the merger agreement;
•	against any acquisition proposal, without regard to any recommendation to the shareholders of GulfShore by the board of directors of GulfShore concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the merger agreement;
•	against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and
•	against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of GulfShore in the merger agreement.

If the GulfShore board of directors makes a company subsequent determination in accordance with the terms of the merger agreement (see the section entitled “The Merger Agreement — GulfShore Board Recommendation on page 61 of this proxy statement/prospectus) only 46.63% of the shares owned by a shareholder who is party to a voting and joinder agreement (approximately 29.5% of the outstanding shares of GulfShore common stock entitled to vote at the special meeting) will be required to be voted as set forth above.

Further, without the prior written consent of Seacoast, each director, director-affiliate and officer who is party to a voting and joinder agreement has agreed not to sell or otherwise transfer any shares of GulfShore common stock and has agreed that he, she, or it will be bound by certain terms of the merger agreement as if he, she, or it was a party thereto, including by releasing Seacoast, its affiliates, and certain related parties from claims related to GulfShore arising prior to the closing of the merger. The foregoing summary of the voting and joinder agreements entered into by GulfShore’s directors, director-affiliates, and certain executive officers does not purport to be complete, and is qualified in its entirety by reference to the form of voting and joinder agreement attached as Exhibit A to the merger agreement, which is attached as Appendix A to this document.

For more information about the beneficial ownership of GulfShore common stock by each greater than 5% beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of GulfShore Common Stock by Management and Principal Shareholders of GulfShore.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the GulfShore board of directors. GulfShore will bear the entire cost of soliciting proxies from you. GulfShore will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of GulfShore stock. GulfShore may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from GulfShore shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

All holders of GulfShore common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without GulfShore’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Balbina Hyler, Corporate Secretary of GulfShore, at (813) 418-3031.

THE MERGER

Background of the Merger

As part of their ongoing consideration and evaluation of GulfShore’s long-term prospects and strategies, the GulfShore board of directors and senior management have regularly reviewed and assessed GulfShore’s business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for GulfShore’s shareholders. At least once a year during the past 5 years, the GulfShore board has engaged in strategic discussions that have focused on, among other things, alternatives, organizational requirements, scale, and financial and operating structure necessary to deliver competitive risk adjusted returns on shareholders’ capital, in addition to the business environment facing financial institutions generally, and GulfShore Bank specifically, the direction and influences of growth, margins, cost structure, and regulatory dynamics.

In this regard, and to assist in evaluating GulfShore’s strategic considerations and analysis, the GulfShore board of directors and management, at least annually during the past 5 years, met with various investment banking firms, including Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”). The meetings would typically include formal and informal presentations from each firm regarding the overall banking industry and markets, nationally and in Florida; merger and acquisition activity trends and pricing; comparable company analyses; valuation perspectives on GulfShore; and analyses of potential acquisition targets and acquirers along with potential transaction pricing.

The CEO and executive management team also responded during this time, to unsolicited calls from, and introductions and meetings with, prospective buyers for GulfShore, including Seacoast. Such meetings, during this time, were established as opportunities to develop relationships and with the intent of developing a more in-depth understanding of each prospective buyer and its respective potential fit and acquisition capacity for GulfShore. GulfShore did not receive any acquisition proposals during this time.

On January 21, 2016, the GulfShore board of directors held a regularly scheduled board meeting. The meeting included an extension of ongoing planning and strategic alternatives analysis and review. The CEO and executive team presented a review of strategic alternatives, including organic growth, accelerated investment in the company’s developing market position, a sale of the company, a modified acquisition strategy, alternative business lines, and augmenting leadership. It was determined by the GulfShore board that GulfShore Bank should continue its path of an organic growth strategy, which may be opportunistically complemented by properly priced strategic acquisitions if presented. Additionally, the board generally agreed that in mid- to late 2016, GulfShore should further evaluate and consider initiating a process for the sale of the company.

On June 30, 2016, the GulfShore board of directors held a scheduled board meeting, which included an update of the scheduled strategic alternatives analysis and review. The GulfShore CEO led the discussion, presenting an analysis of the macro environment, industry challenges, a review of the current Florida and Tampa Bay marketplaces, GulfShore Bank’s trends and value position, internal estimates of a valuation range for GulfShore shares, and proposed next steps and process if the board voted to pursue a sale. The board also reviewed a list of approximately 12 prospective buyers believed to meet attractive criteria and which the board believed could provide the best value to shareholders as a merger partner for GulfShore. At the conclusion of the presentation, the board voted to hold a special board meeting for the purpose of meeting with Sandler O’Neill and one other investment banking firm with the goal of making a final determination as to whether to initiate a sale process and which of the two investment banking firms to select to represent GulfShore as independent financial advisor in connection with a potential business combination.

On August 4, 2016, the GulfShore board held a special meeting to evaluate, discuss, and consider (1) whether current market conditions were favorable for merger discussions, (2) stand-alone growth prospectus versus a merger, (3) current potential valuation ranges, (4) the process for selecting the best merger partner and the preferred overall process for pursuing a transaction. Further, the meeting included an assessment of strengths, weaknesses, opportunities, and threats to the business and resulting drivers of merger and acquisition value.

At the August 4, 2016 meeting, investment bankers from Sandler O’Neill’s and the other investment banking firm’s financial institution practices met with the board to assist the board in answering the strategic and sale process questions, as well as submit their proposals to represent the GulfShore board as independent financial advisor in connection with a potential business combination. Each firm presented details on its credentials and relevant transaction experience, relevant knowledge of and relationships with prospective buyers, how they would approach the sale process, and the terms of their respective engagement proposals as independent financial advisor. Each firm also reviewed various marketing approaches, and based on dialogue with the board and executive management, provided further input on a “targeted auction process” to sell GulfShore.

At the August 4, 2016 meeting, following the discussions with the investment banking firms, the board unanimously voted to immediately move forward with a sale process. Further, the board discussed the two investment banking firms’ proposals and concluded by voting unanimously to engage Sandler O’Neill to advise the GulfShore board in the sale process. After discussion of whether to create a special committee of the board to facilitate the sale process, the board concluded that because of the relative availability of board members for meetings, as well as the depth of merger and acquisition experience of various board members and executive management, it would be unnecessary to constitute a special committee for purposes of the process.

During the period from August 1 through August 5, 2016, GulfShore’s senior management, with input and review from GulfShore’s legal counsel, Foley & Lardner LLP (“Foley”), finalized the engagement of Sandler O’Neill to advise GulfShore in the sale process. A final engagement letter with Sandler O’Neill was executed on August 5, 2016.

During the period from August 5, 2016 through September 21, 2016, Sandler O’Neill and GulfShore’s senior management team advanced sale process preparations, including finalizing a targeted buyers list and the completion of customary marketing materials (including a confidential information memorandum and proposed form of nondisclosure agreement). This process also included population of a virtual data room with customary due diligence materials on GulfShore and as commonly requested by prospective buyers. At GulfShore’s direction, Sandler O’Neill proceeded to make contact with the targeted buyer list, which included a high priority group of 10 prospective buyers. The group included public and private banking companies, regional banks, non-Florida based banks, and Florida-based banks, and it included prospective buyers with total assets ranging from approximately $1 billion to $20 billion.

As a result of this process, GulfShore entered into nondisclosure agreements with nine prospective buyers, including Seacoast, who performed varying levels of due diligence. The executive management team met with six prospective buyers, and ultimately received six letters of intent, including from Seacoast. GulfShore’s senior executive management held various calls and in-person meetings with the prospective buyers. Similarly, the meetings presented management with initial opportunities for high-level reverse due diligence inquiries. In late September 2016, Foley and GulfShore, with input from Sandler O’Neill, prepared a draft merger agreement with key terms left blank that Sandler O’Neill distributed to prospective buyers and encouraged the prospective buyers to provide their comments via a markup of the draft merger agreement.

On September 20, 2016, the board held a special meeting with the senior executives and Sandler O’Neill to review the six first round offers from prospective buyers. Sandler O’Neill provided a process overview and a summary of the bids received, and discussed financial aspects of each bid and bidder. The board also discussed and considered potential strategic and cultural fits, integration success histories, and client, employee, and community impacts of the prospective merger partners. In consideration of the preceding, the board unanimously voted to advance with three of the prospective buyers, one of which was Seacoast, on the condition that all indicate a willingness to enhance their proposed pricing and transaction structures. The three final bidders presented indications, which included either all stock, or a stock and cash mix, and with pricing ranging from approximately $9.00 to $10.28 per GulfShore share. Sandler O’Neill was charged by the board with relaying the message to each of the prospective buyers to enhance their offers for further consideration. The other three bidders’ GulfShore chose not to advance with were declined as a result of some, or all of the following: lower bid price, undesirable transaction structure, liquidity of consideration (or lack thereof) and potential transaction execution risk (one prospective buyer required a private placement of equity capital in concert with the transaction).

During the period September 21 through October 20, 2016, Sandler O’Neill and management engaged in additional discussions and negotiations with the three finalist bidders. On September 26, one of the remaining bidders indicated an inability to increase its pricing from its initial letter of intent and exited the bidding process. The bidder indicated it performed analysis to increase pricing via various cash and stock mix adjustments, but its capital position became a limiting factor.

Follow-up management meetings were held by the final two bidders, “Bidder A” and Seacoast, and GulfShore’s management.

Bidder A met in-person with GulfShore’s executive management team on September 23, 2016, for further due diligence and advanced discussions, which were primarily focused on strategic approach, the history of each party and their respective approaches to growth, as well as the potential cultural fit of each party. On September 30, 2016, Bidder A communicated to Sandler O’Neill that it would not be moving forward in the bid process. There was no stated reason for the exit provided to Sandler O’Neill or GulfShore management.

Seacoast advanced its due diligence and held an on-site review of loan files during the weekend of October 14, 2016. Additionally, GulfShore’s executive team advanced a more detailed reverse due diligence question-and-answer session with the Seacoast executive team regarding strategic fit, integration plans, valuation approach, potential cost savings, recent merger transaction details and integration activities, and overall forward view of shareholder value creation opportunities as a combined entity.

On October 19, 2016, Seacoast provided a final, non-binding, indication of interest for the purchase of GulfShore. The indication of interest described the proposed transaction and strategic rationale, cultural fit, opportunities for the combined enterprises, and stated that the goal of the combination was to create a premier banking franchise in the Tampa Bay market and that ownership would represent great value to shareholders in terms of investment performance, upside price potential, and liquidity. The indication outlined the proposed purchase price, form of consideration, absence of financing contingencies, and employee approach and opportunities. The indication of interest further stated that due diligence had been completed and further opportunity for reverse diligence would be offered to GulfShore, and it outlined the proposed transaction timing, all subject to regulatory approval and execution of a definitive merger agreement along with other customary items. Seacoast also delivered with its proposal a markup of the definitive merger agreement that had previously been provided to Seacoast by Sandler O’Neill.

On October 20, 2016, the GulfShore board held a special meeting with executive management and Sandler O’Neill to review the second round offers from prospective buyers. As a result of Bidder A backing out of the process, the meeting focused on the indication of interest from Seacoast. Sandler O’Neill reviewed details of the updated bid from Seacoast, which included an increased offer value per share and adjusted consideration mix (of stock and cash). The total offer value, including value of options, was $53.9 million, equating to $9.65 per GulfShore share, and the proposed consideration was a mix of 75% stock and 25% cash. The pricing represented a deal value per GulfShore share requal to the last twelve month’s net income per share multiple of 37.6x; and a deal value per share to September 30, 2016 tangible book value ratio per share of 144%. Sandler O’Neill also observed that in calculating a normalized tangible book value target of 9% (GulfShore’s exceeded 11%), with all excess tangible common equity being paid dollar for dollar, Seacoast’s proposal represented a tangible book value multiple of 154%.

There was then a board discussion regarding the offer details, consideration, impact to shareholders and employees, and market response. Subsequently, the board voted unanimously for Sandler O’Neill to request an improved proposal with an increased price per share from Seacoast. The board determined that the opportunity was favorable and in the best interest of GulfShore and its shareholders, but that a higher valuation was justified and should be pursued before an agreement could be reached. After Sandler O’Neill broke from the board meeting to communicate the board’s position to Seacoast, Seacoast responded with a revised offer of $9.80 per GulfShore share with consideration to consist of an 85% common stock and 15% cash mix. The board voted unanimously to accept the revised indication of interest. Seacoast and GulfShore executed a revised indication of interest on October 20, 2016.

GulfShore’s executive management met in-person on October 28, 2016 with Seacoast for reverse due diligence meetings and discussions.

During period from October 20, 2016 through November 2, 2016, Foley and Seacoast’s counsel, Cadwalader, Wickersham & Taft LLP (“Cadwalader”), along with management and financial advisors of both companies, negotiated the terms of the merger agreement and the related ancillary agreements (including the form of voting agreement and form of director restrictive covenant agreement) and came to substantial agreement on or around November 1, 2016.

On November 1, 2016, the GulfShore and GulfShore Bank boards convened a special meeting with their senior executives, Sandler O’Neill, and Foley to review the final negotiated definitive merger agreement and related ancillary documents. Representatives of Sandler O’Neill reviewed the financial aspects of the proposed merger with Seacoast. Foley summarized the material terms of the merger agreement and ancillary agreements, and also reviewed with the GulfShore board the legal standards applicable to the board’s decisions and actions with respect to the proposed merger. Foley then responded to questions, and the GulfShore board engaged in discussion, regarding various transaction terms, including the circumstances under which the board would have the right to entertain superior third-party offers prior to the closing of the merger, the termination fee that would be payable by GulfShore if the merger agreement were terminated under certain circumstances, the affirmative and negative covenants that would be applicable to GulfShore and GulfShore Bank prior to the merger, and the circumstances under which GulfShore could terminate the merger agreement due to decline in the trading price of Seacoast stock prior to the closing.

At the meeting, there was also substantial discussion regarding the restrictive covenant agreement and voting agreement that Seacoast was requiring each GulfShore director to execute. It was discussed that the voting and joinder agreements would require additional modification to allow directors to maintain their fiduciary independence to vote for alternative offers, should they arise during the period between signing of the merger agreement and closing. The board, management, Foley, and Sandler O’Neill discussed potential acceptable modifications to the form of voting and joinder agreement and directed management and Foley to discuss and negotiate potential modifications to the agreement. The special meeting was then adjourned. It was determined a modification whereby only a limited percentage of director shares would be required to vote for the merger agreement could accomplish the goal of Seacoast and maintain directors’ independence and fiduciary responsibilities. The special meeting was then recessed, after which Foley and Cadwalader discussed modifications to the voting and joinder agreement, and it was agreed that, under the voting agreement, each director would be permitted to vote a portion of his or her shares (53.37%) against the merger under certain circumstances relating to receipt of a competing proposal that was superior to the Seacoast merger. Foley and Cadwalader also discussed and agreed to potential revisions to the restrictive covenant agreements requested by the directors. The special meeting was then reconvened later the same day after GulfShore and Seacoast modified the restrictive covenant agreements and voting and joinder agreements. The board reviewed the modified versions of the two agreements with input from Foley. Then the meeting was recessed again to allow Foley and Cadwalader to continue to revise the transaction documents. On November 2, 2016, Sandler O’Neill delivered its written opinion to the GulfShore board of directors to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the merger consideration was fair to the holders of GulfShore common stock from a financial point of view.

On November 3, 2016, the board reconvened its meeting and voted unanimously to approve the merger agreement and voting and joinder agreements. Later the same day, all directors had agreed upon and executed their respective restrictive covenant agreements, and after the close of markets, GulfShore, GulfShore Bank, Seacoast, and Seacoast Bank all executed the merger agreement. A press release announcing the transaction was issued the next morning.

GulfShore’s Reasons for the Merger and Recommendation of the GulfShore Board of Directors

After careful consideration, GulfShore’s board of directors, at a meeting held on November 3, 2016, determined that the merger agreement is in the best interests of GulfShore and its shareholders. Accordingly,

GulfShore’s board of directors adopted and approved the merger agreement and recommends that GulfShore shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the GulfShore board of directors consulted with GulfShore’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of GulfShore’s, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the GulfShore board of directors considered its view that Seacoast’s business and operations complement those of GulfShore and that the merger would result in a combined company with diversified revenue sources in desirable markets, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;
•	its understanding of the current and prospective environment in which GulfShore and Seacoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions, and the probable effect of these factors on GulfShore both with and without the proposed transaction;
•	the results that GulfShore could expect to achieve operating independently, and the likely risks and benefits to GulfShore shareholders of that course of action, as compared to the value of the merger consideration to be received from Seacoast;
•	its view that the size of the institution and related economies of scale are increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;
•	its belief that the number of potential acquirers interested in smaller institutions like GulfShore, with total assets less than $500 million and limited geographic markets, has diminished and may diminish even further over time;
•	its review and discussions with GulfShore’s management regarding the benefits of an acquisition by Seacoast compared to other alternatives;
•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;
•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;
•	the board’s belief that the combined enterprise would benefit from Seacoast’s ability to take advantage of economies of scale, including an enhanced platform to achieve critical mass and compete in the Tampa Bay market area, and grow in the current economic environment, making Seacoast an attractive partner for GulfShore;
•	its belief that the transaction is likely to provide substantial value to GulfShore’s shareholders;
•	the opinion, dated November 2, 2016, of Sandler O’Neill, GulfShore’s financial advisor, delivered to GulfShore’s board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the merger consideration was fair to the holders of GulfShore common stock from a financial point of view, as more fully described in the section entitled “The Merger — Opinion of GulfShore’s Financial Advisor”;
•	the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of GulfShore’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to GulfShore shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;
•	the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow GulfShore shareholders to participate in a significant portion of the future performance of the combined GulfShore and Seacoast business and synergies resulting from the merger, and the value to GulfShore shareholders represented by that consideration;
•	the greater liquidity in the trading market for Seacoast common stock relative to the market for GulfShore common stock due to the listing of Seacoast’s shares on the Nasdaq Global Select Market;
•	the potential risk of diverting management attention and resources from the operation of GulfShore’s business and towards the completion of the merger;
•	the requirement that GulfShore conduct its business in the ordinary course and the other restrictions on the conduct of GulfShore’s business prior to the completion of the merger, which may delay or prevent GulfShore from undertaking business opportunities that may arise pending completion of the merger;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Seacoast’s business, operations and workforce with those of GulfShore; and
•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the GulfShore board of directors is not intended to be exhaustive, but rather includes the material factors considered by the GulfShore board of directors. In reaching its decision to adopt and approve the merger agreement, the GulfShore board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The GulfShore board of directors considered all these factors as a whole, including discussions with, and questioning of, GulfShore’s management and GulfShore’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

FOR THE REASONS SET FORTH ABOVE, THE GULFSHORE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Seacoast’s Reasons for the Merger

As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of GulfShore is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors, senior management and other officers of SNB reviewed the business, financial condition, results of operations and prospects for GulfShore, the market condition of the market area in which GulfShore conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will facilitate Seacoast’s entry into the attractive Tampa market area, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both GulfShore and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders and stakeholders. The board considered the fact that the acquisition is expected to be accretive and is a low-risk alternative to de novo expansion into Tampa, an attractive market that is adjacent to Orlando, where Seacoast’s acquisitions of Floridian Financial Corporation and the BMO Harris Orlando banking franchise in 2016 made Seacoast the largest Florida-based bank in the MSA. The Tampa metropolitan region ranks itself as one of the fastest growing markets in the state and the country.

While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.

Opinion of GulfShore’s Financial Advisor

GulfShore retained Sandler O’Neill to act as financial advisor to GulfShore’s board of directors in connection with GulfShore’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. On November 2, 2016, Sandler O’Neill delivered to GulfShore’s board of directors its written opinion, dated November 2, 2016, to the effect that, as of such date, the consideration provided for in the merger was fair to the holders of GulfShore common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of GulfShore common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to GulfShore’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of GulfShore as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of GulfShore common stock and does not address the underlying business decision of GulfShore to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for GulfShore or the effect of any other transaction in which GulfShore might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of GulfShore or Seacoast, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of GulfShore common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated November 2, 2016;
•	certain financial statements and other historical financial information of GulfShore that Sandler O’Neill deemed relevant;
•	certain publicly available financial statements and other historical financial information of Seacoast that Sandler O’Neill deemed relevant;
•	certain internal financial projections for GulfShore for the years ending December 31, 2016 through December 31, 2019, as well as an estimated long-term balance sheet growth rate for the year thereafter, as provided by or discussed with the senior management of GulfShore;
•	publicly available consensus mean analyst estimates for Seacoast for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as an estimated long-term balance sheet growth rate for the years after December 31, 2017 and an estimated long-term earnings per share growth rate for the years after December 31, 2018, as provided by or discussed with the senior management of Seacoast;
•	the pro forma financial impact of the merger on Seacoast based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast;
•	the publicly reported historical price and trading activity for Seacoast common stock, including a comparison of certain stock market information for Seacoast common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;
•	a comparison of certain financial information for GulfShore and Seacoast with similar institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of GulfShore the business, financial condition, results of operations and prospects of GulfShore and held similar discussions with certain members of the senior management of Seacoast regarding the business, financial condition, results of operations and prospects of Seacoast.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to Sandler O’Neill by GulfShore or Seacoast or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of GulfShore and Seacoast that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of GulfShore or Seacoast or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of GulfShore or Seacoast. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of GulfShore or Seacoast, or of the combined entity after the merger, and it did not review any individual credit files relating to GulfShore or Seacoast. Sandler O’Neill assumed, with GulfShore’s consent, that the respective allowances for loan losses for both GulfShore and Seacoast were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for GulfShore for the years ending December 31, 2016 through December 31, 2019 and an estimated long-term balance sheet growth rate for the year thereafter, as provided by or discussed with the senior management of GulfShore, as well as publicly available consensus mean analyst estimates for Seacoast for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and an estimated long-term balance sheet growth rate for the years after December 31, 2017 and an estimated long-term earnings per share growth rate for the years after December 31, 2018, as provided by or discussed with the senior management of Seacoast. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast. With respect to the foregoing information, the respective senior managements of GulfShore and Seacoast confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of GulfShore and Seacoast, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of GulfShore or Seacoast since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that GulfShore and Seacoast would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with GulfShore’s consent, that (i) each of the parties to the Agreement would comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on GulfShore, Seacoast or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with GulfShore’s consent, Sandler O’Neill relied upon the advice that GulfShore received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of GulfShore common stock or Seacoast common stock at any time or what the value of Seacoast common stock would be once it is actually received by the holders of GulfShore common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to GulfShore’s board of directors, but is a summary of all material analyses performed by Sandler O’Neill in connection with its opinion and provided by Sandler O’Neill to GulfShore’s board together with its opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to GulfShore or Seacoast and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of GulfShore and Seacoast and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion. Rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of GulfShore, Seacoast and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to GulfShore’s board of directors at its November 2, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of GulfShore common stock or the prices at which GulfShore common stock or Seacoast common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by GulfShore’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of GulfShore’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between GulfShore and Seacoast.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.  Sandler O’Neill reviewed the financial terms of the proposed merger. Using the per share cash consideration and the implied value of the per share stock consideration based on the closing price of Seacoast common stock on November 2, 2016, Sandler O’Neill calculated an aggregate implied transaction value of approximately $54.8 million, or an implied transaction price per share of $9.80. Based upon financial information for GulfShore as of or for the last twelve months (“LTM”) ended September 30, 2016 and for 2016 and 2017 as provided by the senior management of GulfShore, Sandler O’Neill calculated the following implied transaction metrics:

Implied Transaction Price Per Share/Last Twelve Months Earnings Per Share:	38.1x
Implied Transaction Price Per Share/2016E Earnings Per Share:	39.1x
Implied Transaction Price Per Share/2017E Earnings Per Share:	30.8x
Implied Transaction Price Per Share/Book Value Per Share:	146%
Implied Transaction Price Per Share/Tangible Book Value Per Share:	146%
Core Deposit Premium(1):	7.2%

(1)	Tangible book premium to core deposits calculated as deal value less tangible common equity, as a percentage of core deposits (defined as total deposits less time deposits with balances over $100,000).

Stock Trading History.  Sandler O’Neill reviewed the historical stock price performance of Seacoast common stock for the three-year period ended November 2, 2016. Sandler O’Neill then compared the relationship between the stock price performance of Seacoast to stock price movements in the Seacoast Peer Group (as described below) as well as certain stock indices.

Seacoast Three-Year Stock Price Performance

	Beginning November 1, 2013	Ending November 2, 2016
Seacoast	100%	150.9%
Seacoast Peer Group	100%	153.3%
NASDAQ Bank Index	100%	123.3%
S&P 500 Index	100%	119.1%

Comparable Company Analyses.   Sandler O’Neill used publicly available information to compare selected financial information for GulfShore with a group of financial institutions selected by Sandler O’Neill (the “GulfShore Peer Group”). The GulfShore Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast and Southwest with assets between $150 million and $900 million and last twelve months return on average assets between 0.25% and 1.00%, excluding announced merger targets. The GulfShore Peer Group consisted of the following companies:

ASB Bancorp, Inc.	Home Federal Bancorp, Inc. of Louisiana
Auburn National Bancorporation, Inc.	HomeTown Bankshares Corporation
Bancorp 34, Inc.	Old Point Financial Corporation
Bank of the James Financial Group, Inc.	Select Bancorp, Inc.
Carolina Trust Bancshares, Inc.	Southwest Georgia Financial Corporation
First US Bancshares, Inc.	Village Bank and Trust Financial Corp.

The analysis compared financial information for GulfShore provided by GulfShore as of or for the twelve months ended September 30, 2016 (unless otherwise noted) with the corresponding publicly available data for the GulfShore Peer Group as of or for the twelve months ended September 30, 2016 (or, if data as of or for the twelve months ended September 30, 2016 was not publicly available, as of or for the twelve months ended June 30, 2016), with pricing data as of November 2, 2016. The analysis also included certain other data for the GulfShore Peer Group. The table below sets forth the data for GulfShore and the high, low, median and mean data for the GulfShore Peer Group.

GulfShore Comparable Company Analysis

	GulfShore	GulfShore Peer Group Median	GulfShore Peer Group Mean	GulfShore Peer Group High	GulfShore Peer Group Low
Total assets (in millions)	$332	$534	$579	$898	$287
Loans/Deposits	90.6%	90.5%	85.2%	97.1%	56.8%
Non-performing assets(1)/Total assets	0.69%	1.23%	1.40%	4.90%	0.22%
Tangible common equity/Tangible assets	11.03%	10.25%	9.99%	13.14%	6.19%
Leverage Ratio	10.76%	10.74%	10.64%	12.89%	8.00%
Total RBC Ratio	14.04%	14.82%	15.25%	20.57%	10.69%
CRE/Total RBC Ratio	226.0%	221.0%	224.4%	413.1%	135.2%
Last Twelve Months Return on average assets(2)	0.47%	0.66%	0.60%	0.97%	0.26%
Last Twelve Months Return on average equity(2)	4.15%	6.09%	5.88%	10.26%	2.28%
Last Twelve Months Net interest margin(2)	3.29%	3.76%	3.86%	5.16%	3.06%
Last Twelve Months Efficiency ratio(2)	72.7%	74.9%	77.5%	102.6%	59.4%
Price/Tangible book value	—	108%	109%	139%	77%
Price/Last Twelve Months Earnings per share	—	18.0x	22.3x	37.3x	10.8x
Current Dividend Yield	—	0.4%	1.0%	3.2%	0.0%
Last Twelve Months Dividend ratio	—	9.2%	17.5%	69.1%	0.0%
Market value (in millions)	—	$54	$63	$102	$28

Note:	Where consolidated holding company level financial data of the relevant company in the GulfShore Peer Group for June 30, 2016 and September 30, 2016 was unreported, subsidiary bank level data was utilized to calculate ratios.
(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Profitability metrics for GulfShore are year-to-date instead of last twelve months.

Sandler O’Neill used publicly available information to perform a similar analysis for Seacoast and a group of financial institutions selected by Sandler O’Neill (the “Seacoast Peer Group”). The Seacoast Peer

Group consisted of major exchange traded banks and thrifts headquartered in the Southeast with assets between $3.0 billion and $7.0 billion, excluding announced merger targets. The Seacoast Peer Group consisted of the following companies:

Ameris Bancorp	First Bancorp
BNC Bancorp	Park Sterling Corporation
CenterState Banks, Inc.	ServisFirst Bancshares, Inc.
City Holding Company	State Bank Financial Corporation
Fidelity Southern Corporation

The analysis compared financial information for Seacoast provided by Seacoast as of or for the twelve months ended September 30, 2016 with the corresponding publicly available data for the Seacoast Peer Group as of or for the twelve months ended September 30, 2016 (or, if data as of or for the twelve months ended September 30, 2016 was not publicly available, as of or for the twelve months ended June 30, 2016), with pricing data as of November 2, 2016. The analysis also compared price to 2016 earnings per share and price to 2017 earnings per share multiples of Seacoast and the Seacoast Peer Group. The table below sets forth the data for Seacoast and the high, low, median and mean data for the Seacoast Peer Group:

Seacoast Comparable Company Analysis

	Seacoast	Seacoast Peer Group Median	Seacoast Peer Group Mean	Seacoast Peer Group High	Seacoast Peer Group Low
Total assets (in millions)	$4,514	$4,396	$4,773	$6,802	$3,227
Loans/Deposits	78.9%	91.3%	89.5%	95.4%	79.3%
Non-performing assets(1)/Total assets	1.12%	0.89%	0.99%	1.98%	0.27%
Tangible common equity/Tangible assets	8.02%	8.80%	9.15%	14.45%	7.62%
Leverage Ratio	9.20%	9.79%	9.89%	14.64%	8.20%
Total RBC Ratio	13.40%	12.29%	12.99%	17.56%	10.65%
CRE/Total RBC Ratio	208.7%	239.8%	235.1%	377.8%	117.5%
Last Twelve Months Return on average assets	0.62%	1.02%	1.04%	1.46%	0.62%
Last Twelve Months Return on average equity	6.23%	9.43%	9.84%	16.89%	5.48%
Last Twelve Months Net interest margin	3.67%	3.94%	3.89%	4.79%	3.32%
Last Twelve Months Efficiency ratio	67.5%	59.1%	59.4%	75.7%	38.5%
Price/Tangible book value	182%	197%	195%	286%	143%
Price/Last Twelve Months Earnings per share	25.3x	17.2x	18.1x	23.7x	15.2x
Price/Median Analyst 2016E Earnings per share	17.0x	15.8x	16.4x	20.8x	14.3x
Price/Median Analyst 2017E Earnings per share	14.4x	13.8x	14.2x	16.9x	11.6x
Current Dividend Yield	0.0%	1.6%	1.7%	3.4%	0.6%
Last Twelve Months Dividend ratio	0.0%	25.4%	27.4%	50.7%	10.1%
Market value (in millions)	$646	$783	$843	$1,407	$396

Note:	Where consolidated holding company level financial data of the relevant company for June 30, 2016 and September 30, 2016 was unreported, subsidiary bank level data was utilized to calculate ratios.
(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, loans more than 90 days past due but still accruing, and real estate owned.

Analysis of Selected Nationwide Merger Transactions.  Sandler O’Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts (the “Nationwide Transactions”). The Nationwide Precedent Transactions group consisted of transactions with deal values greater than $25 million announced between June 30, 2016 and November 2, 2016 and publicly disclosed targets with total assets between $200 million and $500 million. The National Transactions group was composed of the following transactions:

Acquiror	Target
First Bancshares, Inc.	Iberville Bank
Salem Five Bancorp	Georgetown Bancorp, Inc.
CVB Financial Corp.	Valley Commerce Bancorp
HomeTrust Bancshares, Inc.	TriSummit Bancorp, Inc.
United Community Financial Corp.	Ohio Legacy Corp.
National Commerce Corp.	Private Bancshares, Inc.
Standard Financial Corp	Allegheny Valley Bancorp, Inc.
Stonegate Bank	Insignia Bank
First Defiance Financial	Commercial Bancshares, Inc.
Monona Bankshares, Inc.	MCB Bankshares, Inc.
Middlefield Banc Corp.	Liberty Bank NA
Arbor Bancorp, Inc.	Birmingham Bloomfield Bancshares
Equity Bancshares, Inc.	Community First Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Transactions group.

	GulfShore/ Seacoast	Nationwide Transactions Median	Nationwide Transactions Mean	Nationwide Transactions High	Nationwide Transactions Low
Transaction price/Last Twelve Months earnings per share:	38.1x	18.2x	21.7x	42.2x	9.0x
Transaction price/Tangible book value per share:	146%	140%	143%	177%	104%
Core deposit premium:	7.2%	6.5%	6.5%	14.0%	0.8%

Analysis of Selected Regional Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts headquartered in Florida (the “Regional Transactions”). The Regional Transactions group consisted of transactions with deal values greater than $15 million announced between January 1, 2015 and November 2, 2016 and publicly disclosed targets headquartered in Florida with total assets between $200 million and $600 million. The Regional Transactions group was composed of the following transactions:

Acquiror	Target
CenterState Banks	Platinum Bank Holding Co.
Stonegate Bank	Insignia Bank
Sunshine Bancorp, Inc.	FBC Bancorp, Inc.
Stonegate Bank	Regent Bancorp, Inc.
Seacoast Banking Corporation of Florida	Floridian Financial Group, Inc.
CenterState Banks	Hometown of Homestead Banking Co.
Fidelity Southern Corp.	American Enterprise Bankshares, Inc.
Republic Bancorp, Inc.	Cornerstone Bancorp, Inc.
CenterState Banks	Community Bank of South Florida, Inc.
Ameris Bancorp	Jacksonville Bancorp, Inc.
HCBF Holding Company	OGS Investments, Inc.
National Commerce Corp.	Reunion Bank of Florida
Home BancShares, Inc.	Florida Business BancGroup, Inc.
Seacoast Banking Corporation of Florida	Grand Bankshares, Inc.
Sunshine Bancorp, Inc.	Community Southern Holdings, Inc.
Ameris Bancorp	Merchant & Southern Banks of Florida, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium to core deposits. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Transactions group.

	GulfShore/ Seacoast	Regional Transactions Median	Regional Transactions Mean	Regional Transactions High	Regional Transactions Low
Transaction price/Last Twelve Months earnings per share:	38.1x	24.9x	27.0x	66.3x	10.3x
Transaction price/Tangible book value per share:	146%	142%	149%	237%	111%
Core deposit premium:	7.2%	5.8%	6.8%	17.0%	0.9%

Net Present Value Analyses.  Sandler O’Neill performed an analysis that estimated the net present value per share of GulfShore common stock assuming GulfShore performed in accordance with financial projections for the years ending December 31, 2016 through December 31, 2019 and the estimated long-term balance sheet growth rate for the year thereafter as provided by or discussed with the senior management of GulfShore. To approximate the terminal value of a share of GulfShore common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 12.0x to 22.0x and price to December 31, 2020 tangible book value per share multiples ranging from 90% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of GulfShore common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of GulfShore common stock of $5.27 to $11.80 when applying multiples of earnings per share and $4.35 to $9.46 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
10.0%	$6.44	$7.51	$8.58	$9.66	$10.73	$11.80
11.0%	$6.18	$7.21	$8.24	$9.27	$10.30	$11.33
12.0%	$5.94	$6.93	$7.92	$8.91	$9.89	$10.88
13.0%	$5.70	$6.65	$7.61	$8.56	$9.51	$10.46
14.0%	$5.48	$6.40	$7.31	$8.22	$9.14	$10.05
15.0%	$5.27	$6.15	$7.03	$7.91	$8.79	$9.66

Tangible Book Value Per Share Multiples

Discount Rate	90%	104%	118%	132%	146%	160%
10.0%	$5.32	$6.15	$6.97	$7.80	$8.63	$9.46
11.0%	$5.11	$5.90	$6.70	$7.49	$8.28	$9.08
12.0%	$4.90	$5.67	$6.43	$7.19	$7.96	$8.72
13.0%	$4.71	$5.45	$6.18	$6.91	$7.64	$8.38
14.0%	$4.53	$5.23	$5.94	$6.64	$7.35	$8.05
15.0%	$4.35	$5.03	$5.71	$6.39	$7.06	$7.74

Sandler O’Neill also considered and discussed with the GulfShore board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming GulfShore’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for GulfShore common stock, applying the price to 2020 earnings per share multiples range of 12.0x to 22.0x referred to above and a discount rate of 12.09%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(20.0)%	$4.73	$5.52	$6.31	$7.10	$7.89	$8.68
(10.0)%	$5.32	$6.21	$7.10	$7.99	$8.87	$9.76
(5.0)%	$5.62	$6.56	$7.49	$8.43	$9.37	$10.30
0.0%	$5.92	$6.90	$7.89	$8.87	$9.86	$10.85
5.0%	$6.21	$7.25	$8.28	$9.32	$10.35	$11.39
10.0%	$6.51	$7.59	$8.68	$9.76	$10.85	$11.93
20.0%	$7.10	$8.28	$9.46	$10.65	$11.83	$13.01

Sandler O’Neill also performed an analysis that estimated the net present value per share of Seacoast common stock assuming that Seacoast performed in accordance with publicly available consensus mean analyst estimates for Seacoast for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, and the estimated long-term balance sheet growth rate for the years after December 31, 2017 and estimated long-term annual earnings growth rate for the years after December 31, 2018 as provided by or discussed with the senior management of Seacoast. To approximate the terminal value of Seacoast common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 14.0x to 24.0x and price to December 31, 2020 tangible book value per share multiples ranging from 130% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Seacoast common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Seacoast common stock of $12.51 to $26.24 when applying multiples of earnings per share and $11.22 to $23.23 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.0%	$15.31	$17.50	$19.68	$21.87	$24.06	$26.24
10.0%	$14.69	$16.79	$18.89	$20.99	$23.09	$25.19
11.0%	$14.11	$16.12	$18.14	$20.15	$22.17	$24.18
12.0%	$13.55	$15.48	$17.42	$19.35	$21.29	$23.22
13.0%	$13.02	$14.88	$16.74	$18.60	$20.45	$22.31
14.0%	$12.51	$14.30	$16.09	$17.87	$19.66	$21.45

Tangible Book Value Per Share Multiples

Discount Rate	130%	148%	166%	184%	202%	220%
9.0%	$13.73	$15.63	$17.53	$19.43	$21.33	$23.23
10.0%	$13.17	$15.00	$16.82	$18.65	$20.47	$22.29
11.0%	$12.65	$14.40	$16.15	$17.90	$19.65	$21.41
12.0%	$12.15	$13.83	$15.51	$17.19	$18.88	$20.56
13.0%	$11.67	$13.29	$14.90	$16.52	$18.14	$19.75
14.0%	$11.22	$12.77	$14.32	$15.88	$17.43	$18.98

Sandler O’Neill also considered and discussed with the GulfShore board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Seacoast’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Seacoast common stock, applying the price to 2020 earnings per share multiples range of 14.0x to 24.0x referred to above and a discount rate of 10.21%.

Earnings Per Share Multiples

Annual Budget Variance	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(20.0)%	$11.65	$13.32	$14.98	$16.65	$18.31	$19.98
(10.0)%	$13.11	$14.98	$16.86	$18.73	$20.60	$22.47
(5.0)%	$13.84	$15.82	$17.79	$19.77	$21.75	$23.72
0.0%	$14.57	$16.65	$18.73	$20.81	$22.89	$24.97
5.0%	$15.29	$17.48	$19.66	$21.85	$24.03	$26.22
10.0%	$16.02	$18.31	$20.60	$22.89	$25.18	$27.47
20.0%	$17.48	$19.98	$22.47	$24.97	$27.47	$29.97

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the first calendar quarter of 2017. In performing this analysis, Sandler O’Neill utilized the following information: (i) financial projections for GulfShore for the years ending December 31, 2016 through December 31, 2019 and an estimated long-term balance sheet growth rate for the year thereafter, as provided by or discussed with the senior management of GulfShore; (ii) publicly available consensus mean analyst estimates for Seacoast for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and an estimated long-term balance sheet growth rate for the years after December 31, 2017 and an estimated long-term earnings per share growth rate for the years after December 31, 2018, as provided by or discussed with the senior management of Seacoast; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast. The analysis indicated that the merger could be accretive to

Seacoast’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020, dilutive to Seacoast’s estimated tangible book value per share at close and at December 31, 2017, December 31, 2018 and December 31, 2019 and accretive to Seacoast’s estimated tangible book value per share at December 31, 2020.

In connection with this analysis, Sandler O’Neill considered and discussed with the GulfShore board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship.  Sandler O’Neill has acted as GulfShore’s financial advisor in connection with the merger and will receive a fee for its services in an amount currently estimated to be approximately $585,000, a substantial portion of which fee is contingent upon the closing of the merger. Sandler O’Neill also received a $150,000 fee upon rendering its fairness opinion to the GulfShore Board of Directors, which will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. GulfShore has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill did not provide any other investment banking services to GulfShore in the two years preceding the date of this opinion. In the two years preceding the date of its opinion, Sandler O’Neill has provided certain investment banking services to Seacoast and received fees for such services. In 2015, Sandler O'Neill was engaged as Seacoast’s financial advisor in connection with Seacoast’s acquisition of Grand Bankshares, Inc. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to GulfShore and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Seacoast and their respective affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information of GulfShore

Background

GulfShore does not as a matter of course make public projections as to future earnings or other results due to, among other reasons, the inherent uncertainty of and changes to the underlying assumptions and estimates. In connection with the proposed merger, however, GulfShore senior management provided to Sandler O'Neill, GulfShore’s financial advisor, for purposes of performing its financial analyses described above under “The Merger — Opinion of GulfShore’s Financial Advisor,” and to Seacoast, for purposes of its due diligence review of GulfShore, certain unaudited prospective financial information with respect to GulfShore.

This non-public unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements or GAAP, but, in the view of GulfShore’s management, was prepared on a reasonable basis, reflected the best then-available estimates and judgments and presented, to the best of GulfShore management’s knowledge and belief, the expected course of action and the expected future financial performance of GulfShore on a standalone basis. A summary of certain significant elements of the unaudited prospective financial information prepared by the management of GulfShore is set forth below and is included in this proxy statement/prospectus because such information was made available to Sandler O'Neill in connection with the preparation of its fairness opinion, as well as to Seacoast.

The following unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to GulfShore and its respective business, all of which are difficult to predict and many of which are beyond GulfShore’s or Seacoast’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither GulfShore nor Seacoast can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, because the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to GulfShore’s business, banking industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors” beginning on page 25 and page 20, respectively, of this proxy statement/prospectus.

GulfShore’s independent registered public accounting firm has not compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such information.

By including in this proxy statement/prospectus a summary of certain financial forecasts, neither GulfShore nor Seacoast, nor any of their respective representatives, has made or makes any representation to any person regarding the ultimate performance of GulfShore compared to the information contained in the financial forecasts. GulfShore and Seacoast do not undertake any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Projections Prepared by GulfShore Management

The following table presents selected unaudited financial information from GulfShore Bank on a standalone basis (without giving effect to the proposed merger) for the years ending December 31, 2016 through December 2019 prepared by GulfShore's management as of June 2016.

GulfShore Bank
(dollars in thousands, except per share data)	2016	2017	2018	2019
Total Assets	$341,032.2	$374,896.5	$426,024.7	$486,352.2
Net Income	1,377.3	1,751.4	2,726.2	3,702.5
Earnings per Share(1)	0.25	0.32	0.50	0.68

(1)	For GulfShore Bancshares, Inc. and based on basic share count as of June 30, 2016 (excluding options)

Material U.S. Federal Income Tax Consequences of the Merger

The following section summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of GulfShore common stock. These opinions and the following discussion are based on, and subject to, the Code, the Treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

This summary only addresses the material U.S. federal income tax consequences of the merger to the GulfShore shareholders that hold GulfShore common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to GulfShore shareholders in light of their particular circumstances or to GulfShore shareholders subject to special treatment under U.S. federal income tax law, such as:

•	shareholders who are not U.S. holders;
•	pass-through entities or investors in pass-through entities;

•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	brokers, banks or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons whose functional currency is not the U.S. dollar;
•	persons who purchased or sell their shares of GulfShore common stock as part of a wash sale;
•	shareholders who hold their shares of GulfShore common stock as part of a hedge, straddle, constructive sale or conversion transaction; and
•	shareholders who acquired their shares of GulfShore common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of GulfShore common stock that is:

•	a citizen or resident of the U.S.;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;
•	a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds GulfShore common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

The Merger

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to GulfShore’s obligation to complete the merger that GulfShore receive an opinion from Hacker, Johnson & Smith PA, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that Seacoast receive an opinion from Cadwalader, Wickersham & Taft LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Hacker, Johnson & Smith PA and Cadwalader, Wickersham & Taft LLP has delivered an opinion to GulfShore and Seacoast, respectively, to the same effect as the opinions described above. These opinions will be based on representation letters provided by GulfShore and Seacoast and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. GulfShore and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As a result of the merger, upon exchanging all of its shares, a U.S. holder of GulfShore common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for GulfShore common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for GulfShore common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) plus the fair market value of Seacoast common stock (including the fair market value of any Seacoast fractional shares treated as received in the merger) over (b) such holder’s basis in the GulfShore common stock exchanged. If you acquired different blocks of GulfShore common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined.

Except as described in the section entitled “Dividend Treatment” below, any recognized gain will generally be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the surrendered GulfShore common stock exceeds one year. The aggregate tax basis of the Seacoast common stock you receive as a result of the merger (including any fractional shares of Seacoast common stock deemed received) will be the same as your aggregate tax basis in GulfShore common stock you surrender in the merger, decreased by the amount of cash you receive that is treated as received in exchange for GulfShore common stock (excluding any cash received in lieu of a fractional share of Seacoast common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain resulting from cash received in lieu of a fractional share of Seacoast common stock). The holding period of the Seacoast common stock you receive as a result of the exchange will include the holding period of GulfShore common stock you surrendered in the merger.

Cash In Lieu of Fractional Shares.  If you receive cash in the merger instead of a fractional share interest in Seacoast common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of GulfShore common stock for more than one year.

Dividend Treatment.  There are certain circumstances in which all or part of the gain you recognize will be treated as a dividend rather than as capital gains. In general, this determination depends upon whether, and to what extent, the merger reduces your deemed percentage share ownership interest in Seacoast. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, GulfShore’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.

Regulatory Approvals

Under federal law, the merger must be approved (unless such requirement for approval has been waived) by the Federal Reserve and the bank merger must be approved by the OCC. Once the Federal Reserve approves the merger (unless such requirement for approval has been waived), the parties must wait for up to thirty days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to thirty days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth day after approval from the OCC.

There is no assurance as to whether the regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition that would increase any of the minimum regulatory capital requirements of Seacoast following the bank merger or have a material adverse effect. See “The Merger Agreement — Conditions to Completion of the Merger.”

The OCC approved the bank merger on February 1, 2017.

Appraisal Rights for GulfShore Shareholders

Holders of GulfShore common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a GulfShore shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of GulfShore common stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if holders of 2% or more of the outstanding shares of GulfShore common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting GulfShore shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. GulfShore shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Failure to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

GulfShore shareholders are also subject to the Amended and Restated Stockholders’ Agreement, dated as of February 19, 2014 by and among GulfShore and all of its shareholders, which provides for, among other things, the obligation of all GulfShore shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of GulfShore that holders representing a majority of the outstanding shares of GulfShore have voted to approve. In the event of the foregoing approval, GulfShore shareholders have also agreed to waive all dissenters rights, appraisal rights and similar rights in connection with such approved sale. Therefore, if the merger agreement is approved, GulfShore shareholders will be required to waive their statutory appraisal rights.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of Seacoast Following the Merger

The members of the board of directors and officers of Seacoast immediately prior to the effective time of the merger will be the directors and officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of Seacoast is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2015 and its definitive proxy statement on Schedule 14A for its 2016 annual meeting, filed with the SEC on March 14, 2016 and April 7, 2016, respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Interests of GulfShore Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of GulfShore will receive the same merger consideration for their GulfShore shares as the other GulfShore shareholders. In considering the recommendation of the GulfShore board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of GulfShore may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of GulfShore shareholders generally. The GulfShore board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that GulfShore shareholders vote in favor of approving the merger agreement. For a more complete description of GulfShore’s reasons for the merger and the recommendations of the GulfShore board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — GulfShore’s Reasons for the Merger and Recommendations of the GulfShore Board of Directors” beginning on page 30 of this proxy statement/prospectus. GulfShore’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Payments under Certain Contracts

GulfShore has entered into employment agreements with each of Mr. Caballero, Mr. O’Carroll, Richard Mocsari, Chief Financial Officer and Senior Vice-President, and Drew Peterson, Chief Credit Officer and Senior Vice-President. As discussed below, the employment agreements with Messrs. Caballero and O’Carroll will be superseded as of the effective time of the merger by their new employment agreements with SNB. Under Messrs. Mocsari and Peterson’s employment agreements, if either experiences a qualifying termination during the twelve months following the closing of the merger, such individual will be entitled to severance equal to one times his annual wages and one year of his benefit premium cost. For purposes of the employment agreements, a qualifying termination occurs if (i) the individual is terminated by GulfShore, (ii) there is a material reduction in the individual’s compensation or employment related benefits, (iii) there is a material change in the individual’s job duties or existing management responsibilities, or a change in title that diminishes the individual’s management responsibilities, reporting hierarchy, or status within GulfShore, or (iv) there is a material change in the individual’s working conditions, including a relocation of GulfShore or a material change in GulfShore’s business objectives or policies. The employment agreements provide for non-competition and non-solicitation covenants for a period of time equivalent to the duration of severance (other than, in the case of the non-competition covenant, severance paid due to termination by GulfShore within one year following a change in control) or, in the case of the non-solicitation covenant, for one-year following a termination for cause or a resignation other than due to good reason.

Entry into Employment Agreements

As a condition to Seacoast’s entry into and obligation to consummate the merger, SNB and each of Mr. Caballero and Mr. O’Carroll entered into an employment agreement, each effective as of the effective date of the merger with a three year initial term. Each of the employment agreements supersedes in its entirety the existing employment agreement between the respective executive and GulfShore. The employment agreements acknowledge that each executive will be entitled to a one-time cash payment equal to, in the case of Mr. Caballero, $696,000 plus two times his 2016 annual bonus and an amount equal to 24 months of his medical, health and life insurance premiums costs and, in the case of Mr. O'Carroll, $225,000 plus one times his 2016 annual bonus and an amount equal to 12 months of his medical, health and life insurance premiums costs.

Pursuant to Mr. Caballero’s employment agreement, Mr. Caballero will serve as EVP, Tampa Market Executive of SNB. The agreement provides for, among other things, an annual salary of $348,000 per year. If Mr. Caballero is terminated without cause or if Mr. Caballero is required to have a principal place of business more than thirty miles from Tampa during the initial term, Mr. Caballero will be entitled to twelve months of salary payable in ten equal monthly installments, payment of earned but unpaid bonus, and up to twelve months of continued benefits, subject to Mr. Caballero signing a release in favor of Seacoast. The employment agreement also contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition which are effective for a period ending on the later of (x) the third anniversary of the effective date and (y) the first anniversary of Mr. Cabellero’s termination of employment for any reason. The non-competition covenant will not apply following a termination of Mr. Caballero’s employment by SNB without cause after a change in control of SNB or Mr. Cabellero’s termination for cause at any time.

Pursuant to Mr. O’Carroll’s employment agreement, Mr. O’Carroll will serve as SVP, Commercial Banking Manager of SNB. The agreement provides for, among other things, an annual salary of $225,000 per year. If Mr. O’Carroll is terminated without cause or if Mr. O’Carroll is required to have a principal place of business more than thirty miles from Tampa during the initial term, Mr. Caballero will be entitled to up to twelve months of salary payable in ten equal monthly installments, payment of earned but unpaid bonus, and twelve months of continued benefits, subject to Mr. O’Carroll signing a release in favor of Seacoast. The employment agreement also contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition. The non-recruitment and non-solicitation covenants are effective for a period ending on the later of (x) the third anniversary of the effective date and (y) the first anniversary of Mr. O’Carroll’s termination of employment. The non-compete covenant is effective for a period ending on the later of (x) the second anniversary of the effective date and (y) the first anniversary of Mr. O’Carroll’s termination of employment for any reason or his resignation subject to garden leave. The non-competition covenant will not apply following a termination of Mr. O’Carroll’s employment by SNB without cause after a change in control of SNB or Mr. O’Carroll’s termination for cause at any time. Seacoast has the option to extend Mr. O’Carroll’s employment for up to twelve months following his notice of resignation. During such time, Mr. O’Carroll would receive base salary and be subject to the restrictive covenants.

Treatment of GulfShore Option Awards

In the merger, GulfShore stock options held by directors and executive officers of GulfShore will be treated the same as all outstanding GulfShore stock options. For a description of this treatment, please see the section entitled “The Merger — Treatment of GulfShore Options” on page 56 of this proxy statement/prospectus. The executive officers hold 177,993 options and the non-employee directors hold 0 options.

Director Restrictive Covenant Agreement; Release

Each member of the GulfShore and GulfShore Bank boards of directors have entered into a restrictive covenant agreement, covering a two-year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit D to the merger agreement attached as Appendix A to this document. However, directors would be permitted to serve on other bank boards within the restricted territory after the first anniversary of the restrictive covenant agreement. In addition, each of the members of the GulfShore and

GulfShore Bank boards of directors have agreed via the voting and joinder agreements entered into concurrently with the signing of the merger agreement to release certain claims against GulfShore occurring prior to the effective time of the merger, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 60 of this proxy statement/prospectus, after the effective time of the merger, Seacoast will indemnify and defend the present and former directors and officers of GulfShore and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by GulfShore’s articles of incorporation and bylaws in effect as of the date of the merger agreement and under applicable law. Seacoast also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of GulfShore pursuant to GulfShore’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by GulfShore. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 200% of the annual premiums paid by GulfShore for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger and the Bank Merger

The boards of directors of Seacoast and GulfShore have each unanimously approved and adopted the merger agreement, which provides for the merger of GulfShore with and into Seacoast, with Seacoast as the surviving company in the merger.

The merger agreement also provides that immediately after the effective time of the merger, GulfShore Bank, a Florida state bank and wholly-owned subsidiary of GulfShore, will merge with and into SNB, a national banking association and wholly owned subsidiary of Seacoast, with SNB as the surviving bank of such merger. The terms and conditions of the merger of GulfShore Bank and SNB are set forth in a separate plan of merger and merger agreement (referred to as the “plan of bank merger”), the form of which is attached as Exhibit C to the merger agreement, included as Appendix A to this proxy statement/prospectus. We refer to the merger of GulfShore Bank and SNB as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Seacoast and GulfShore otherwise agree, the closing of the merger will take place at 10:00 a.m., New York City time, on a date which shall be no later than five business days after all the conditions to the closing (other than conditions to be satisfied at the closing, which shall be satisfied or waived at the closing) have been satisfied or waived in accordance with the terms of the merger agreement, unless another date or time is agreed to by Seacoast and GulfShore. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the second quarter of 2017, subject to the approval of the merger agreement by GulfShore shareholders and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and GulfShore will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” on page 64 of this proxy statement/prospectus.

Merger Consideration

Under the terms of the merger agreement, each share of GulfShore common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by GulfShore, Seacoast and their wholly-owned subsidiaries and dissenting shares described below) will be automatically converted into the right to receive the combination of $1.47 in cash (the “per share cash consideration”) and 0.4807 shares of Seacoast common stock (the “per share stock consideration” and together with the per share cash consideration, the “merger consideration”).

No fractional shares of Seacoast common stock will be issued in connection with the merger. Instead, Seacoast will make to each GulfShore shareholder who would otherwise receive a fractional share of Seacoast common stock a cash payment, without interest and rounded to the nearest whole cent, equal to: (i) the fractional share amount multiplied by (ii) the average daily volume weighted average price of Seacoast common stock on the Nasdaq Global Select Market for the ten trading days preceding the closing date.

All shares of Seacoast common stock received by GulfShore shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

A GulfShore shareholder also has the right to obtain the fair value of his or her shares of GulfShore common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of GulfShore common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for GulfShore Shareholders” and Appendix C — Provisions of Florida Business Corporation Act relating to Appraisal Rights on pages 50 and C-1, respectively.

If Seacoast changes the number of or provides for the exchange of shares of Seacoast common stock issued and outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Seacoast common stock, then the per share stock consideration will be equitably adjusted.

Based upon the closing sale price of the Seacoast common stock on the Nasdaq Global Select Market of $22.50 on February 8, 2017, the last practicable trading date prior to the printing of this proxy statement/prospectus, the value of the merger consideration was approximately $12.29.

The value of the shares of Seacoast common stock to be issued to GulfShore shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the consideration that you will receive in the merger until the closing.”

Procedures for Converting Shares of GulfShore Common Stock into Merger Consideration

Exchange Agent

Prior to the effective time of the merger, Seacoast will designate an exchange agent that is reasonably acceptable to GulfShore to act as agent for purposes of conducting the exchange procedures described in the merger agreement (such agent is referred to in this proxy statement/prospectus as the “exchange agent”). At or before the effective time of the merger, Seacoast will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of shares of Seacoast common stock necessary to satisfy the aggregate merger consideration payable (and any dividends or other distributions with respect thereto).

Transmittal Materials and Procedures

As promptly as practicable after the effective time of the merger (but not more than five business days after the closing date), the exchange agent will send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of GulfShore common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of GulfShore common stock in exchange for merger consideration.

After the effective time of the merger, when a GulfShore shareholder delivers a properly executed letter of transmittal and his, her or its certificates representing shares of GulfShore common stock, the holder of shares of GulfShore common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder, (i) the number of shares of Seacoast common stock and an amount in cash that such holder is entitled to receive as a result of the merger and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of GulfShore common stock. The shares of Seacoast common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of GulfShore common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of GulfShore common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment or issuance pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Seacoast that such tax has been paid or is not required to be paid. The shares of Seacoast common stock constituting the stock portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Treatment of GulfShore Options

Each GulfShore stock option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares of GulfShore common stock subject to such option multiplied by the excess, if any, of the merger consideration share value over the exercise price of such option (the “option award consideration”). The “merger consideration share value” is the sum of (i) the per share cash consideration of $1.47 plus (ii) the average volume weighted average price of Seacoast common stock for the ten days preceding the closing date multiplied by the per share stock consideration of 0.4807 shares of Seacoast common stock.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, GulfShore has agreed to certain restrictions on its activities until the effective time of the merger. In general, GulfShore has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law, or with the prior written consent of Seacoast, it will:

•	carry on its business in the ordinary course consistent with prudent banking practice and in compliance in all material respects with all applicable laws;
•	operate in the ordinary course of business in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact GulfShore’s equity capital;
•	use reasonable best efforts to preserve its business organizations and assets intact;
•	use reasonable best efforts to keep available the present services of the current officers and employees of GulfShore and its subsidiaries;
•	use reasonable best efforts to preserve advantageous business relationships; and
•	use reasonable best efforts to continue diligent collection efforts with respect to delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

GulfShore has also agreed that except as otherwise permitted by the merger agreement or required by applicable law, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not:

•	issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (other than the issuance of GulfShore common stock pursuant to the exercise of GulfShore option awards outstanding as of the date of the merger agreement in accordance with their terms), any rights, any award or grant under any GulfShore stock plan or otherwise, or any other securities of GulfShore or its subsidiaries, or enter into any agreement with respect to and of the foregoing;
•	except as expressly permitted by the merger agreement, accelerate the vesting of any existing rights of GulfShore shareholders that would obligate GulfShore to issue or dispose of any of its capital stock or other ownership interests;
•	adjust, split, combine, subdivide or reclassify any capital stock;
•	make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from GulfShore Bank to GulfShore or from any subsidiary of GulfShore Bank to GulfShore Bank;

•	enter into, establish, adopt, amend, terminate or renew any GulfShore benefit plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any GulfShore benefit plan (including accelerating the vesting of GulfShore option awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary or wages that is reasonably anticipated to exceed $125,000, except (i) normal increases in base salary to non-officer employees in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (ii) as may be required by law, and (iii) to satisfy contractual obligations under the terms of GulfShore benefit plans as of the date of the merger agreement;
•	engage in any transactions (other than compensation, business expense advancements, reimbursements or as part of the terms of employment or service in the ordinary course of business consistent with past practice and other than deposits held by GulfShore Bank in the ordinary course of business consistent with past practice) with any director, officer or any of their immediate family members or any affiliates or associates of any of its officers or directors;
•	sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties;
•	acquire assets with a value or purchase price in the aggregate in excess of $50,000;
•	make any capital expenditures exceeding $50,000 individually, or $100,000 in the aggregate;
•	amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;
•	revalue any of its or its subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
•	enter into, amend, modify, terminate, extend or waive any material provision of any material contract, lease or insurance policy or enter into any material contract;
•	make any change in any instrument or agreement governing the terms of any of its securities;
•	enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;
•	change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;
•	make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies;
•	make any changes in the mix, rates, terms or maturities of GulfShore Bank’s deposits or other liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place;
•	open any new branch or deposit taking facility or close, relocate or materially renovate any existing branch or facility;
•	other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
•	incur, modify, extend or renegotiate any indebtedness of GulfShore or GulfShore Bank or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

•	cancel, release or assign any indebtedness of any person or any claims against any person, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
•	commit any act or omission which constitutes a breach or default by GulfShore or any of its subsidiaries under any agreement with any governmental authority or under any material contract or that could reasonably be expected to result in one of the conditions to the merger not being satisfied on the closing date;
•	take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) result in any of the conditions to the merger not being satisfied, except as may be required by applicable law, (ii) prevent, delay or impair GulfShore’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (iii) prevent the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	merge or consolidate GulfShore or any of its subsidiaries with any other person;
•	restructure, reorganize or completely or partially liquidate or dissolve GulfShore or any of its subsidiaries;
•	make any investment in any other person, other than in the ordinary course of business consistent with practice;
•	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property;
•	commence, settle or agree to settle any litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, GulfShore or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to GulfShore or any of its subsidiaries, or, after the closing, Seacoast or any of its subsidiaries;
•	file or amend any tax return except in the ordinary course of business consistent with past practice;
•	settle or compromise any tax liability;
•	make, change or revoke any tax election or change any method of tax accounting;
•	enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision or state, local or foreign law);
•	surrender any claim for a refund of taxes;
•	consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;
•	change its fiscal or tax year;
•	make any extension of credit that, when added to other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;
•	make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds and provided that GulfShore may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);
•	charge off or sell (except in the ordinary course of business consistent with past practice) any of its portfolio of loans or sell any asset held as OREO or other foreclosed assets for an amount that exceeds 10% or $50,000, whichever is greater, less than its book value;

•	terminate or allow to be terminated any of the policies of insurance maintained on its business or property; or
•	agree or commit to take any of the actions set forth above.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Each of Seacoast and GulfShore has agreed to use reasonable best efforts to cause the Registration Statement to be declared effective.

Seacoast also agrees to use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Each of Seacoast and GulfShore has agreed to use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, and each of Seacoast and GulfShore has agreed to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable.

Additionally, each of Seacoast and GulfShore has agreed to furnish information to the other party, and each party has the right to review and approve in advance all characterizations of the information relating to such party that appear in any filing made in connection with the transactions contemplated by the merger agreement. Each party has agreed to promptly notify and apprise the other party of the substance of any communication from any governmental authority received by such party with respect to the regulatory applications filed solely in connection with the transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would be reasonably likely to have a material and adverse effect on Seacoast and its subsidiaries, taken as a whole and after giving effect to the merger, measured on a scale relative to GulfShore and its subsidiaries taken as a whole.

Nasdaq Listing

Seacoast has agreed to use reasonable best efforts to cause the shares of Seacoast common stock to be issued to the holders of GulfShore common stock in the merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Under the merger agreement, GulfShore agreed, upon Seacoast’s reasonable request, to facilitate discussions between Seacoast and GulfShore employees regarding arrangements to be effective prior to or following the effective time of the merger and, if directed by Seacoast, take all actions required to fully fund, terminate or merge any benefit plan of GulfShore. Following the closing, if Seacoast terminates a GulfShore benefit plan and there is a comparable Seacoast benefit plan, GulfShore employees who continue to be employed with Seacoast and its affiliates after closing will be entitled to participate in such Seacoast benefit plans to the same extent as similarly-situated employees of Seacoast or SNB, except for closed or frozen benefit plans. To the extent allowable under Seacoast benefit plans, continuing GulfShore employees will be given credit for prior service or employment with GulfShore for all purposes, except to the extent that it would result in duplication of benefits. For continuing GulfShore employees who participate in Seacoast benefit plans, Seacoast will use commercially reasonable efforts to waive certain pre-existing conditions and waiting periods or evidence of insurability and, to the extent allowed by the applicable insurance company, provide credit for deductibles from the same year and analogous GulfShore benefit plans.

Under the merger agreement, Seacoast agreed to honor certain disclosed employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of GulfShore, and acknowledged that the merger constituted a change in control under such agreements, plans and policies. Seacoast also agreed to provide each full-time employee of GulfShore, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Seacoast or its subsidiaries (other than for cause) within six months following the effective time with a lump sum severance payment in a specified amount based upon length of service, subject to such employee entering into a release of claims in a form satisfactory to Seacoast.

Indemnification and Directors’ and Officers’ Insurance

For a period of six years from and after the effective time of the merger, Seacoast has agreed to indemnify and hold harmless the present and former directors and officers of GulfShore and GulfShore Bank against all costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for GulfShore or GulfShore Bank or any of their respective subsidiaries occurring at or before the effective time of the merger, to the fullest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of GulfShore or its subsidiaries and the FBCA.

For a period of six years after the effective time of the merger, Seacoast will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of GulfShore or its subsidiaries with respect to claims against them arising from acts and omissions occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified persons as the coverage currently provided by GulfShore. In no event shall Seacoast be required to expend for the tail insurance a premium in an aggregate amount in excess of 200% of the annual premiums paid by GulfShore for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Third Party Proposals

GulfShore has agreed that it will not, and will cause its subsidiaries and their respective officers, directors, employees and representatives and affiliates not to, directly or indirectly: (a) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, inquiries, offers or proposals which constitute, or could reasonably be expected to lead to an acquisition proposal, (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person any non-public information or data with respect to GulfShore or its subsidiaries in connection with any acquisition proposal, (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement, or (d) enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal. An “acquisition proposal” is defined as any any inquiry, offer or proposal (other than an inquiry, offer or proposal from Seacoast), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” is defined as: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving GulfShore or GulfShore Bank that, in any such case, results in any person (or, in the case of a direct merger between such third party and GulfShore, GulfShore Bank or any other subsidiary of GulfShore, the shareholders of such third party) acquiring 20% or more of any class of equity of GulfShore or GulfShore Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of GulfShore or GulfShore Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of GulfShore or GulfShore Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of GulfShore or GulfShore Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, the merger agreement provides that at any time prior to the date of the shareholder meeting for GulfShore shareholders to vote on approval of the merger agreement, if GulfShore receives a bona fide unsolicited written acquisition proposal that does not violate the “no shop” provisions in the merger agreement and GulfShore’s board of directors reasonably determines in good faith (after consultation with and having considered the advice of its outside legal counsel and financial advisor) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then GulfShore may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to GulfShore than the confidentiality agreement entered into by GulfShore and Seacoast prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Seacoast any information not previously provided to Seacoast); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal. GulfShore must promptly advise Seacoast in writing within 24 hours following receipt of any proposal or offer, or of any request for information, or request for any negotiations or discussions, in each cash in connection with any acquisition proposal. GulfShore must furnish a copy of, or a description of the material terms and conditions of such proposal or offer (except materials that constitute confidential reverse due diligence information) and must keep Seacoast informed on a reasonably current basis of the status of any proposal, offer, information request, negotiations or discussions.

GulfShore Board Recommendation

The merger agreement generally prohibits GulfShore’s board of directors from making a company subsequent determination (i.e., from (i) withholding, withdrawing, modifying or qualifying in a manner adverse to Seacoast the recommendation that the GulfShore shareholders vote to approve the merger agreement and the transactions contemplated thereby, or taking any other action or making any other public statement inconsistent with such recommendation, failing to reaffirm such recommendation within five business days following a request by Seacoast, or making any public statement, filing or release inconsistent with such recommendation, (ii) approving, recommending, or endorsing (or publicly proposing to approve, recommend or endorse), any acquisition proposal, (iii) submitting the merger agreement to GulfShore’s shareholders without recommendation or (iv) resolving to take, or publicly announcing an intention to take, any of the foregoing actions). However, prior to the date of the shareholder meeting for GulfShore shareholders to vote on the approval of the merger agreement, the GulfShore board of directors may effect a company subsequent determination if the GulfShore board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written acquisition proposal that it received after the date of the merger agreement (that did not result from a breach of its “no-shop” covenants under the merger agreement) constitutes a superior proposal if, but only if, the GulfShore board determined reasonably and in good faith after consultation with and having considered the advice of its outside legal counsel and its financial advisor, that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

The board of directors of GulfShore may not make a company subsequent determination without providing Seacoast with at least five business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal giving rise to its determination to take such action, and without cooperating and negotiating in good faith with Seacoast during such five business day notice period (to the extent Seacoast seeks to negotiate) and taking into account in good faith, at the end of such notice period, any adjustment, amendment or modification of the merger agreement proposed by Seacoast and determining reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that such acquisition proposal continues to constitute a superior proposal and that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Any material amendment to any acquisition proposal will require a new notice period as referred to above, except that such notice period shall be three business days.

A “superior proposal” means a bona fide, unsolicited written acquisition proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and GulfShore, GulfShore Bank or any other subsidiary of GulfShore, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of GulfShore common stock or more than 50% of the assets of GulfShore and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the GulfShore board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by Seacoast in response to such acquisition proposal, as contemplated by the merger agreement, and all financial, legal, regulatory and other aspects of such acquisition proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of GulfShore from a financial point of view than the merger.

If the GulfShore board of directors makes a company subsequent determination and Seacoast determines to terminate the merger agreement, GulfShore will be required to pay Seacoast a termination fee of $2,125,000 in cash. See “The Merger Agreement — Termination,” beginning on page 65 of this proxy statement/prospectus and “The Merger Agreement — Termination Fee” beginning on page 66 of this proxy statement/prospectus.

Notwithstanding any superior proposal or anything contained in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the GulfShore special meeting shall be convened for the purpose of submitting the merger agreement to the GulfShore shareholders to vote on the approval of such and any other matters contemplated thereby.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of GulfShore and Seacoast relating to their respective businesses. The representations and warranties of each of GulfShore and Seacoast have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;
•	will not survive consummation of the merger;
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;
•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by GulfShore and Seacoast to each other primarily relate to:

•	corporate organization, standing, and authority;
•	capitalization;
•	corporate power to carry on its business as it is currently conducted;
•	corporate authorization to enter into the merger agreement and to consummate the merger;
•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;
•	regulatory approvals required in connection with the merger;
•	reports filed with governmental entities, including, in the case of Seacoast, the SEC;

•	financial statements;
•	compliance with laws and the absence of regulatory agreements;
•	absence of a material adverse effect on GulfShore or Seacoast, respectively, since December 31, 2015;
•	fees paid to financial advisors;
•	regulatory capitalization;
•	litigation; and
•	Community Reinvestment Act compliance.

GulfShore has also made representations and warranties to Seacoast with respect to:

•	ownership of subsidiaries;
•	tax matters;
•	the inapplicability to the merger of state takeover laws;
•	employee benefit plans and labor matters;
•	material contracts;
•	environmental matters;
•	intellectual property;
•	real and personal property;
•	loan matters;
•	adequacy of allowances for loan and lease losses;
•	administration of fiduciary accounts;
•	investment management and related activities;
•	repurchase agreements;
•	deposit insurance;
•	maintenance of insurance policies;
•	contingency planning;
•	liquidity of investment portfolio;
•	privacy of customer information;
•	receipt of a fairness opinion from its financial advisor;
•	transactions with affiliates;
•	accuracy of books and records; and
•	accuracy of the information contained in the representations and warranties.

Seacoast has also made a representation and warranty to GulfShore with respect to its ability to finance the transaction.

Certain of the representations and warranties of GulfShore and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, (i) any change, development or effect that individually or in the aggregate is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs the ability of such party to timely consummate the merger, the bank merger or the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (i) only, the following shall not constitute a “material adverse effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “material adverse effect”: (A) changes after the date of the merger agreement in laws of general applicability to companies in the industry in which the applicable party or its subsidiaries operate or interpretations thereof by governmental authorities (except to the extent that such change disproportionately adversely affects GulfShore and its subsidiaries or Seacoast and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which GulfShore and Seacoast operate), (B) changes after the date of the merger agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects GulfShore and its subsidiaries or Seacoast and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which GulfShore and Seacoast operate), (C) changes after the date of the merger agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects GulfShore and its subsidiaries or Seacoast and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which GulfShore and Seacoast operate), (D) solely in the case of whether a material adverse effect has or may occur with respect to Seacoast, changes after the date of the merger agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), (E) solely in the case of whether a material adverse effect has or may occur with respect to Seacoast, any change in the trading price or trading volume of Seacoast common stock on the Nasdaq Global Select Market (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), and (F) the impact of the merger agreement and the transactions contemplated by the merger agreement, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).

Conditions to Completion of the Merger

Mutual Closing Conditions.  The obligations of Seacoast and GulfShore to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by GulfShore shareholders;
•	all regulatory approvals required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired;
•	the absence of any judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing or making illegal the consummation of the merger or the bank merger;
•	no governmental authority has imposed a burdensome condition on Seacoast or any of its affiliates in connection with granting any regulatory approval;
•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and no order suspending such effectiveness having been issued or threatened;
•	the receipt by each party of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	the authorization for listing on the Nasdaq Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;
•	the performance in all material respects by the other party of its respective obligations under the merger agreement; and
•	the absence of any event which has had or is reasonably expected to have or result in a material adverse effect on the other party.

Additional Closing Conditions for the Benefit of Seacoast.  In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the plan of bank merger shall have been executed and delivered by GulfShore Bank;
•	the employment agreement between Joseph Caballero and SNB and the employment agreement between Edmund O’Carroll and SNB are both in full force and effect;
•	the GulfShore board of directors shall not have (i) withheld, withdrawn or modified (or publicly proposed to do any of the foregoing), in a manner adverse to Seacoast, its recommendation that GulfShore shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed GulfShore or any GulfShore representative to enter into any agreement relating to an acquisition proposal;
•	the receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to GulfShore’s material contracts;
•	GulfShore’s consolidated tangible shareholders’ equity and general allowance for loan and lease losses shall each be an amount not less than the respective amount thereof as of September 30, 2016, adding back for this purpose transaction-related expenses;
•	the receipt of FIRPTA certificates; and
•	dissenting shares shall not represent more than two percent of the outstanding shares of GulfShore common stock.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, as follows:

•	by the mutual consent of Seacoast and GulfShore; or
•	by Seacoast or GulfShore in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within thirty days of written notice of such breach (provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below); or
•	by Seacoast or GulfShore if approval of the merger agreement by the shareholders of GulfShore is not obtained at a meeting at which a vote was taken; or
•	by Seacoast or GulfShore if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or
•	by Seacoast or GulfShore if the merger is not consummated by the expiration date of August 3, 2017; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

•	by Seacoast if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be withdrawn; or
•	by Seacoast prior to the receipt of approval of the merger from GulfShore shareholders in the event that (i) the GulfShore board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement — GulfShore Board Recommendation” beginning on page 61 of this proxy statement/prospectus), (ii) the GulfShore board of directors has materially breached its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iii) the GulfShore board of directors has agreed to an acquisition proposal; or
•	by GulfShore in the event that (i) (A) the average volume weighted average price of Seacoast’s common stock for the ten trading days ending on the trading day prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which GulfShore shareholder approval of the merger agreement is obtained, is less than (B) 85% of $17.33 (i.e., Seacoast’s stock price has been reduced to $14.73), (ii) Seacoast’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 20%, and (iii) Seacoast does not elect to increase the per share stock consideration by a formula-based amount outlined in the merger agreement.

Termination Fee

GulfShore will owe Seacoast a $2,125,000 termination fee if:

•	(i) (a) either party terminates the merger agreement in the event that approval by the shareholders of GulfShore is not obtained at the GulfShore special meeting or in the event that the merger is not consummated by the expiration date (without shareholder approval having been obtained); or (b) Seacoast terminates the merger agreement as a result of GulfShore’s willful breach of covenant; (ii) an acquisition proposal has been made prior to such termination; and (iii) within twelve months of termination, GulfShore enters into any agreement to consummate or consummates an acquisition transaction; or
•	Seacoast terminates the merger agreement as a result of the GulfShore board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement — GulfShore Board Recommendation” beginning on page 61 of this proxy statement/prospectus); or
•	Seacoast terminates the merger agreement as a result of GulfShore materially breaching its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; or
•	Seacoast terminates the merger agreement as a result of the GulfShore board of directors agreeing to an acquisition proposal.

The payment of the termination fee will fully discharge GulfShore from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.

Release

Each of the members of the GulfShore and GulfShore Bank boards of directors have agreed via the voting and joinder agreements entered into concurrently with the signing of the merger agreement to release certain claims against GulfShore occurring prior to the effective time of the merger, effective as of the effective time of the merger.

Amendment; Waiver

Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as the merger agreement, except that after the required shareholder approval has been obtained, no amendment shall be made which by law requires further approval by the shareholders of GulfShore without obtaining such approval. The failure of any party at any time or times to require performance of any provision of the merger agreement shall in no manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term contained in the merger agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or waiver of any other condition or of the breach of any other term of the merger agreement.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Seacoast and GulfShore are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of GulfShore who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of GulfShore shareholders and Seacoast shareholders.

	GULFSHORE	SEACOAST
Capital Stock	Holders of GulfShore capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and GulfShore’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	GulfShore’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.	Seacoast’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).
Outstanding	As of February 10, 2017, there were 5,464,308 shares of GulfShore common stock outstanding, and no shares of GulfShore preferred stock outstanding.	As of February 8, 2017, there were 38,020,113 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Holders of GulfShore common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Stock Transfer Restrictions	None.	None.
Dividends	Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:	Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve policy adopted in 2009.
The corporation would not be able to pay its debts as they come due in the usual course of business; or

	GULFSHORE	SEACOAST
The corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Number of Directors	GulfShore’s bylaws provide that the number of directors serving on GulfShore’s board of directors will be such number as determined from time to time by action of the shareholders, or by vote of a majority of the entire board, provided that no decrease in the number of directors shall shorten the term of any incumbent director, or decrease the total number thereof below five.	Seacoast’s Articles of Incorporation and bylaws provide that the number of directors serving on the Seacoast board of directors will be such number as determined from time to time by the board of directors, but in no event will be fewer than three directors nor greater than fourteen directors.
	There are currently twelve directors serving on the GulfShore board of directors.	There are currently fourteen directors serving on the Seacoast board of directors.

	GULFSHORE	SEACOAST
	Each director holds office upon election and until the next annual meeting of shareholders until his or her successor is elected and qualified.	The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.
Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. GulfShore’s articles of incorporation do not otherwise provide for the vote required to elect directors.	Seacoast directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors. However, notwithstanding the plurality standard, in an uncontested election for directors, Seacoast’s Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.

	GULFSHORE	SEACOAST
Removal of Directors	GulfShore’s bylaws provide that any director may be removed by the shareholders, with or without cause, at any meeting of the shareholders called expressly for that purpose.	Seacoast’s articles of incorporation and bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more the company’s then outstanding common stock (“Independent Majority of Shareholders”).
Vacancies on the Board of Directors	GulfShore’s bylaws provide that vacancies in the GulfShore board of directors occurring for any reason may be filled by the affirmative vote of the majority of the directors then in office, although less than a quorum exists, or, to the extent not thus filled prior to such meeting by vote of the shareholders at any meeting of shareholders, notice of which shall have referred to the proposed election. If any such newly created directorship or vacancies occurring in the board for any reason shall not be filled prior to the next annual meeting of shareholders, they shall be filled by vote of the shareholders at such annual meeting.	Seacoast’s bylaws provide that vacancies in the Seacoast board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) a majority of the continuing directors (a director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a continuing director by a majority vote of the continuing directors), even if less than a quorum exists.

Action by Written Consent	GulfShore’s bylaws provide that any action required by law to be taken at any annual or special meeting of the shareholders of GulfShore may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted.	Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.

	GULFSHORE	SEACOAST
Advance Notice Requirements for Shareholder Nominations and Other Proposals	None.	Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than sixty days nor more than ninety days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than twenty days from such anniversary date, within ten days after the date that the company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the tenth day following the date on which notice of the special meeting was first mailed to shareholders.
Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than ten nor more than sixty days before the date of the meeting.	Seacoast’s bylaws have similar notice provisions.

	GULFSHORE	SEACOAST
Amendments to Charter	GulfShore’s articles of incorporation may be amended in accordance with the FBCA.	Seacoast’s articles of incorporation follow similar amendment provisions, except that the affirmative vote of (1) 66 2/3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of Articles of Incorporation”) of the articles of incorporation.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).
Amendments to Bylaws	GulfShore’s bylaws provide that such bylaws may be adopted, amended, or repealed, at any meeting of the shareholders, notice of which shall have referred to the proposed action, by vote of a majority of the shareholders.	Seacoast’s bylaws may be amended by a vote of (1) 66 2/3% of all directors and (2) a majority of the continuing directors. In addition, the shareholders may also amend the bylaws by the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.

	GULFSHORE	SEACOAST
Special Meeting of Shareholders	GulfShore’s bylaws provide that special meetings of the shareholders, for any purpose or purposes, may be called by the President or the board of directors of GulfShore. Special meetings of the shareholders shall be called by the President or Secretary if the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting sign, date and deliver to the President or the Secretary one or more written demands for a special meeting, describing the purpose(s) for which it is to be held. Notice and call of any such special meeting shall state the purpose(s) of the proposed meeting, and business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice thereof. A meeting requested by shareholders must be called for a date not less than ten nor more than sixty days before the date of the meeting.	Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman, Chief Executive Officer, the President or by the board of directors, and shall be called by the Chief Executive Officer at the request of the holders of shares representing not less than 50% of all votes entitled to be cast by all shares of Seacoast common stock outstanding.
Quorum	A majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	Seacoast’s bylaws have a similar provision.
Proxy	Under the FBCA and GulfShore’s bylaws, a proxy is valid for eleven months unless a longer period is expressly provided in the appointment form.	Seacoast’s bylaws have a similar provision.
Preemptive Rights	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. GulfShore’s articles of incorporation do not provide for preemptive rights.	Seacoast’s shareholders do not have preemptive rights.

GULFSHORE	SEACOAST
Shareholder Rights Plan/Shareholders’ Agreement	GulfShore does not have a rights plan.

GulfShore and each shareholder of GulfShore are party to a stockholders’ agreement, effective as of February 19, 2014. Such stockholders’ agreement provides for, among other things, restrictions on transfers of shares, a right of first refusal in favor of GulfShore, and drag-along rights if GulfShore’s board of directors and GulfShore’s shareholders representing a majority of the outstanding shares of GulfShore common stock approve a sale of GulfShore. See definition of “sale” in this section on page 77.	Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers	GulfShore’s bylaws provide that GulfShore shall indemnify its directors or officers, as well as any person serving at the request of GulfShore as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust (including, without limitation, an employee benefit trust) or other enterprise. Furthermore, GulfShore is entitled to but not obligated to indemnify any person who was an employee or agent of GulfShore, or is or was serving at the request of GulfShore as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. GulfShore shall or is entitled to, as the case may be, indemnify any of the aforementioned indemnitees in any such indemnitee’s defense against liability incurred in connection with a proceeding, including any appeal thereof, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of GulfShore, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Seacoast’s bylaws provide that Seacoast shall indemnify its current and former directors and elected officers, and may indemnify any other officer or any employee and agent of Seacoast, against liability incurred in connection with a proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Seacoast’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	GULFSHORE	SEACOAST
GulfShore’s articles of incorporation provide that if the criteria set forth in the FBCA has been met, then GulfShore shall indemnify any director or officer of GulfShore, whether current or former, together with his or her personal representatives, devisees or heirs.
Restrictions on Business Combinations with Significant Shareholders	GulfShore’s articles of incorporation do not contain any provision regarding business combinations between GulfShore and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.

Restrictions on Related Party Transactions	GulfShore’s bylaws provide that no contract or other transaction between GulfShore and any one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested shall be void or voidable because of such relationship or interest, because such director or directors are present at the meeting of the board of directors or of a committee thereof that authorizes, approves, or ratifies such contract or transaction, or because such director’s or directors’ votes are counted for such purpose as long as one or more of the following requirements is satisfied:	Neither Seacoast’s articles of incorporation nor bylaws contain any provision that restricts related party transactions.
(a) the fact of such relationship or interest is disclosed or known to the board of directors or committee that authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors;
(b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote on the matter, and they authorize, approve, or ratify such contract or transaction by vote or written consent; or
(c) the contract or transaction is fair and reasonable as to GulfShore at the time it is authorized by the board of directors, a committee thereof, or the shareholders.

	GULFSHORE	SEACOAST
Prevention of Greenmail	GulfShore’s articles of incorporation do not contain a provision designed to prevent greenmail.	Seacoast’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	Neither GulfShore’s articles of incorporation nor bylaws contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock.
Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2/3% of all directors and a majority of the continuing directors. A “continuing director” means a member of Seacoast’s board of directors who either (i) was first elected as director of Seacoast prior to March 1, 2002 or (ii) who was designated at the earliest of his nomination, election or appointment as a continuing director by a majority vote of the continuing directors.
GulfShore’s stockholders’ agreement provides that if the GulfShore board of directors and a majority of the GulfShore shareholders vote to approve a sale of GulfShore, then each shareholder shall vote for, consent to, and raise no objections against, and not otherwise impede or delay, such approved sale. In the event of the foregoing approval, GulfShore shareholders have also agreed to waive all dissenters rights, appraisal rights and similar rights in connection with such approved sale.

A “sale” of GulfShore means the sale of GulfShore to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) capital stock of GulfShore possessing the voting power under normal circumstances to elect a majority of GulfShore’s board of directors (whether by merger, consolidation or sale or transfer of GulfShore’s capital stock or otherwise) or (ii) all or substantially all of GulfShore’s assets determined on a consolidated basis. An “independent third party” means any person who, immediately prior to a contemplated transaction, does not own in excess of 5% of the shares of GulfShore common stock on a fully diluted basis (a “5% owner”), who is not an affiliate of any such 5% owner.

	GULFSHORE	SEACOAST
Non-Shareholder Constituency Provision	GulfShore’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on the corporation and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which the corporation and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and the corporation’s prospects as an independent entity.
Under the FBCA, directors may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

Appraisal/Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for GulfShore Shareholders” and Appendix C. However, if there is an approved sale as provided for in the GulfShore stockholders’ agreement (as described in this section on page 50 and page C-1), appraisal rights will not be available to any GulfShore shareholder.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are, subject to certain limited exceptions, not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF GULFSHORE BANCSHARES, INC.

General and Business

GulfShore is a bank holding company under the Bank Holding Company Act of 1956, as amended, for GulfShore Bank, and is subject to the supervision and regulation of the Federal Reserve and Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Its main office is located at 401 South Florida Avenue, Suite 300, Tampa, FL 33602. GulfShore Bank is a Florida state bank, which was established in 2007, and is subject to the supervision and regulation of the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation. GulfShore Bank is a full-service commercial bank, providing a wide range of business and consumer financial services to individual and corporate customers through its three banking offices located in Tampa and St. Petersburg, Florida, and is headquartered in Tampa, Florida.

At September 30, 2016, GulfShore had total assets of approximately $332 million, total deposits of approximately $279 million, total net loans of approximately $253 million, and shareholders’ equity of approximately $37 million.

Banking Services

GulfShore Bank serves the Tampa Bay market and provides a range of commercial and consumer banking services to small to medium size businesses (typically a business with revenues under $40 million), professionals and executives, and individuals. The business model incorporates a community banking relationship approach, delivered by experienced and highly trained professionals. GulfShore Bank’s range of loan products to consumers and businesses includes, but is not limited to: secured and unsecured loans for owner-occupied and non-owner-occupied real estate, construction, multi-family properties, business assets, stand-by letters of credit, and other consumer loan needs. GulfShore Bank also provides a range of depository services to consumers and businesses, including, but not limited to: non-interest bearing and interest bearing demand deposit accounts, NOW and savings accounts, money market accounts, and certificates of deposits. GulfShore Bank’s services also include, but are not limited to: branch banking, ATM, wire, ACH, online and mobile banking products, and treasury management services.

The revenues of GulfShore Bank are primarily derived from interest on, and fees received in connection with lending activities, from interest and dividends on cash and investment securities, service charge income generated from depository and treasury management services, as well as mortgage brokerage services and periodic loan sales. The principal sources of funds for GulfShore Bank’s lending activities are customer deposits, loan repayments, and proceeds from investment securities, as well as its equity. The principal expenses of GulfShore Bank include interest paid on deposits, and operating and general administrative expenses. As is the case with banking institutions generally, GulfShore Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate, business, and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. GulfShore Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans.

Commercial Banking.  GulfShore Bank focuses its commercial loan originations on small- and mid-sized businesses (generally up to $40 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and owner occupied and non-owner occupied term and construction loans; working capital loans and lines of credit; demand, term, and time loans; and equipment, inventory and accounts receivable financing. GulfShore Bank offers a range of treasury cash management services and deposit products to commercial customers. Online banking is available to commercial customers.

Retail Banking.  GulfShore Bank’s consumer banking activities include consumer deposit and checking accounts. In addition to traditional products and services, GulfShore Bank offers additional products and services, such as debit cards, online and mobile banking, and electronic bill payment services. Consumer loan products offered by GulfShore Bank include home equity lines of credit, primary and secondary mortgages, other consumer loans, and unsecured personal credit lines.

Employees

As of September 30, 2016, GulfShore Bank had 51 full-time equivalent employees. The employees are not represented by a collective bargaining unit. GulfShore Bank considers relations with employees to be good.

Properties

The main office of GulfShore is located at 401 South Florida Avenue, Suite 300, Tampa, Florida 33602. GulfShore Bank also has 4 branch offices located in St. Petersburg, Downtown Tampa, and South Tampa, Florida.

Legal Proceedings

GulfShore Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of the date hereof, management does not believe that there is any pending or threatened proceeding against GulfShore Bank which, if determined adversely, would have a material adverse effect on GulfShore Bank’s financial position, liquidity, or results of operations.

Competition

GulfShore Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, GulfShore Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that GulfShore Bank does not currently provide. In addition, many of GulfShore Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on GulfShore Bank’s operations.

Management

Directors.  The board of directors of GulfShore is comprised of 12 individuals. The directors are elected for terms of one year or until their successors are duly qualified and elected.

Name	Position Held with GulfShore	Principal Occupation
Armando Roche	Chairman	CEO and Founder of Roche Surety, Inc. and Roche Surety and Casualty Co., Inc.
R. Bob Smith III, PhD	Vice Chairman	Chairman and CEO of PAR, Inc.
Joseph L. Caballero	President and CEO	President and Director of GulfShore Bank
Martin E. Adams	Director	Founder of Marty Adams Consulting, LLC
Jon C. Bruss	Director	Founder, director, CEO and Managing Principal of Fortress Partners Capital Management, Ltd.
John E. Carter	Director	Founder, CEO, and Chairman of Carter Validus Mission Critical REIT
Vincent J. Cassidy	Director	CEO and owner of Majesty Title Services, LLC
Mario Garcia, Jr.	Director	Founder of EMSI
George A. Guida	Director	Semi-retired; investor
Jonathan Levy	Director	Managing Partner of Redstone Investments
Kenneth M. Pierce	Director	Founding Partner and President of DMLT, LLC.
Luciano L. Prida, Jr.	Director	Managing Shareholder of Prida Guida & Company

Executive Officers.  The following sets forth information regarding the executive officers of GulfShore. The officers of GulfShore serve at the pleasure of the board of directors.

Name	Principal Occupation During the Past Five Years
Joseph Caballero	President and Chief Executive Officer of GulfShore
Edmund O’Carroll	EVP, Chief Operating Officer
Richard Mocsari	SVP, Chief Financial Officer
Andrew Peterson	SVP, Chief Credit Officer

BENEFICIAL OWNERSHIP OF GULFSHORE COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF GULFSHORE

The following table sets forth the beneficial ownership of GulfShore common stock as of February 10, 2017 by: (i) each person or entity who is known by GulfShore to beneficially own more than 5% of the outstanding shares of GulfShore common stock; (ii) each director and executive officer of GulfShore; and (iii) all directors and executive officers of GulfShore as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 5,464,308 shares of GulfShore common stock that were issued and outstanding as of February 10, 2017.

Unless otherwise indicated, to GulfShore’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(a)	Number of shares of GulfShore Common Stock Beneficially Owned(b)		Percent of Outstanding Shares of GulfShore Common Stock
Directors:
Armando Roche	58,694	(c)	1.07%
R. Bob Smith III, PhD	144,162	(d)	2.64%
Joseph L. Caballero	172,424	(e)	3.07%
Martin E. Adams	70,234	(f)	1.29%
Jon C. Bruss	293,790	(g)	5.38%
John E. Carter	31,070	(h)	*
Vincent J. Cassidy	42,910	(i)	*
Mario Garcia, Jr.	1,768,143	(j)	32.36%
George A. Guida	27,222		*
Jonathan Levy	50,990	(k)	*
Kenneth M. Pierce	125,014	(l)	2.29%
Luciano L. Prida, Jr.	48,067	(m)	*
Executive Officers(n)	123,652	(o)	2.20%
Mark Levey	711,096		13.01%
All Directors, Executive Officers and Other Beneficial Owners as a Group (15 individuals)	3,667,468		66.97%

*	Less than 1%
(a)	The address of each of GulfShore’s executive officers and directors is c/o GulfShore Bancshares, Inc. 401 South Florida Avenue, Suite 300, Tampa, FL 33602.
(b)	Common shares owned include GulfShore option awards vested or exercisable within 60 days of the date of this proxy statement/prospectus.
(c)	Includes (i) 10,300 shares held by Roche Surety and Casualty, and (ii) 10,000 shares held by Roche Surety.
(d)	Includes (i) 100,577 shares held jointly with his wife, and (ii) 38,500 shares held through PAR 401(k) Profit Sharing FBO.
(e)	Includes (i) 61,600 shares held jointly with his wife, and (ii) 67,564 GulfShore option awards vested or exercisable within 60 days of the date of this proxy statement/prospectus.
(f)	Includes 40,234 shares held in Martin E. Adams Rev Trust.
(g)	Includes (i) 146,895 shares held by Fortress Partners Banc Ventures I, LP, and (ii) 146,895 shares held by Fortress Partners Banc Ventures II, LP.
(h)	Includes 30,000 shares held in Carter Family Irrevocable Trust.

(i)	Includes (i) 7,787 shares held in Mary E. Cassidy Revocable Trust Agreement of 2015, (ii) 27,339 shares held by Vincent Cassidy’s IRA, and (iii) 7,784 held in Vincent J. Cassidy Revocable Trust Agreement of 2015.
(j)	Includes 1,765,022 shares held by Validus Holdings, LLLP.
(k)	Includes 35,000 shares held in Jonathan A. Levy Family Trust.
(l)	Includes (i) 61,728 shares held by KMP Investment Trust, LTD, and (ii) 61,728 shares held by KMP Real Estate and Investments Partnership, LTD.
(m)	Includes (i) 20,755 shares held jointly with his wife, and (ii) 21, 267 shares held by Luciano Prida’s IRA.
(n)	Does not include Joseph Caballero.
(o)	Includes 88,429 shares subject to options vested or exercisable within 60 days.

Other Principal Shareholders.  Three individuals have beneficial ownership of GulfShore’s outstanding common stock representing 5% or more of such shares: Mario Garcia (32.36%), Mark E. Levey (13.01%), and Jon Bruss (5.38%).

DESCRIPTION OF SEACOAST CAPITAL STOCK

Common Stock

General

The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 60 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the Nasdaq Global Select Market under the symbol “SBCF.”

Voting Rights

Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. Since the closing of the CapGen offering on December 17, 2009, which we refer to as the CapGen Offering, CapGen Capital Group III LP, or CapGen, was entitled to appoint one director to Seacoast’s board of directors, so long as CapGen retained ownership of all of the shares of common stock purchased in that offering, adjusted as applicable. On September 11, 2015, such CapGen representative resigned and a replacement representative director has not been appointed. On November 13, 2015, CapGen sold an aggregate of 500,000 shares of Seacoast common stock.

When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Registration Rights

On January 13, 2014, Seacoast completed the sale to CapGen of $25 million of its common stock pursuant to a Stock Purchase Agreement, dated November 6, 2013, entered into in connection with its $75 million offering of common stock in November 2013. In connection with such offering, Seacoast granted certain registration rights to CapGen pursuant to a Registration Rights Agreement, dated as of January 13, 2014.

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of Seacoast’s known debts and liabilities and of any preferences of any series of Seacoast’s preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.

Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Seacoast’s securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of

Seacoast’s common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of Seacoast’s common shares under the Change in Bank Control Act. Any holder of 25% or more of Seacoast’s common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over Seacoast, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Certain provisions included in Seacoast’s amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the FBCA and federal law, may discourage, delay or prevent potential acquisitions of control of Seacoast, particularly when attempted in a transaction that is not negotiated directly with, and approved by, Seacoast’s board of directors, despite possible benefits to Seacoast’s shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this proxy statement/prospectus.

Preferred Stock

General

Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.

Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.

Anti-Takeover Effects of Certain Articles of Incorporation Provisions

Seacoast’s Articles of Incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.

Seacoast’s Articles of Incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds ( 2/3) of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an affiliate (as defined in Seacoast’s articles of incorporation). Any transaction described above may instead be approved by the vote, if any, required by law if such transaction is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation).

Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:

•	A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;
•	A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

•	A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and
•	A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The Articles of Incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).

Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.

EXPERTS

The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of and for the two years ended December 31, 2015 and Seacoast’s effectiveness of internal control over financial reporting as of December 31, 2015 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries for the year ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Crary Buchanan, P.A.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meeting. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 14, 2016;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 10, 2016, August 9, 2016 and November 9, 2016, respectively.
•	The information incorporated by reference into Part III of Seacoast’s Annual Report from Seacoast’s Proxy Statement for 2016 Annual Meeting, filed on April 7, 2016;
•	Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 29, 2016, March 17, 2016, March 24, 2016, April 25, 2016, May 10, 2016, May 25, 2016, June 8, 2016, June 9, 2016, July 29, 2016, September 23, 2016, November 4, 2016, November 9, 2016, January 27, 2017, February 3, 2017 and February 6, 2017; and
•	The description of Seacoast’s common stock contained in Seacoast’s Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the GulfShore shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000

To obtain timely delivery, you must make a written or oral request for a copy of such information by March 13, 2017.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 3, 2016

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA,

SEACOAST NATIONAL BANK,

GULFSHORE BANCSHARES, INC.

AND

GULFSHORE BANK

LIST OF EXHIBITS

Exhibit
A	Form of Voting and Joinder Agreement
B	Executive Employment Agreement Signatories
C	Form of Plan of Bank Merger
D	Form of Restrictive Covenant Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 3, 2016, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of Buyer (“Buyer Bank”), GulfShore Bancshares, Inc., a Florida corporation (“Company”), and GulfShore Bank, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”).

WITNESSETH

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders, and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (unless otherwise determined by Buyer) (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and certain officers and principal holders of the Company Common Stock have entered into a Voting and Joinder Agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting and Joinder Agreement” and collectively, the “Voting and Joinder Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, to waive appraisal rights in connection with the Merger and to agree to be subject to and bound by certain provisions in this Agreement, including Section 5.04(d), Section 5.22, Article 8 and Article 9;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER

Section 1.01. The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the FBCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the State of Florida (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02. Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03. Directors and Officers of Surviving Entity.

(a) The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(b) Concurrently herewith, each of the individuals identified on Exhibit B is entering to an employment agreement with Buyer Bank, to be effective upon the Effective Time (the “Executive Employment Agreements”).

Section 1.04. Bank Merger.  Immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion), Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Merger and Merger Agreement, substantially in the form attached hereto as Exhibit C (the “Plan of Bank Merger”).

Section 1.05. Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Florida Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer it its sole discretion). Prior to the Effective Time (unless otherwise determined by Buyer it its sole discretion), Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates ”) immediately following the Effective Time.

(c) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) at the offices of Cadwalader, Wickersham & Taft LLP, or such other place or date as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Plan of Bank Merger and such other certificates and other documents required to be delivered under Section 1.05(b) and Article 6 hereof.

Section 1.06. Additional Actions.  If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07. Structure Change.  Buyer may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Company with a wholly-owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount, kind, or value of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01. Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company, subject to Section 2.10 and any applicable withholding Tax:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or as a result of debts previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the holder thereof be converted into the right to receive the combination of (i) 0.4807 shares of Buyer Common Stock (the “Per Share Stock Consideration”) and (ii) $1.47 in cash (the “Per Share Cash Consideration”, and, together with the Per Share Stock Consideration, the “Merger Consideration”), without interest.

Section 2.02. Rights as Shareholders; Stock Transfers.  At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (subject to the provisions of Section 2.07). At the Effective Time, the non-dissenting holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03. Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth ( 1/100th) of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Average VWAP as of the Closing Date.

Section 2.04. Plan of Reorganization.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.05. Stock Options.

(a) As of the Effective Time, each option to purchase Company Common Stock granted by Company under any Company Benefit Plan, including but not limited to options granted under the Company Stock Plan (a “Company Option Award”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and automatically, without any action on behalf of the holder thereof, converted into the right to receive the Company Option Award Consideration. For purposes of this Agreement, the “Company Option Award Consideration” means an amount of cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Option Award multiplied by (y) the excess, if any, of the Merger Consideration Share Value as of the Closing Date over the exercise price per share of the Company Option Award. “Merger Consideration Share Value” means (i) the Per Share Cash Consideration, plus (ii) the Average VWAP as of the Closing Date multiplied by the Per Share Stock Consideration.

(b) At or prior to the Effective Time, Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including providing any notice required under the Company Stock Plan or otherwise and obtaining any Company or Company Bank employee or other participant consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.05.

(c) Promptly following the Effective Time (or, at the Company’s election, immediately prior to the Effective Time), any amounts due to the former holders of Company Option Awards pursuant to this Section 2.05 shall be paid through the payroll system of the Surviving Entity or one of its Subsidiaries (or, if prior to the Effective Time, the Company or one of its Subsidiaries), subject to deduction and withholding of any amounts otherwise payable pursuant to this Section 2.05 as required under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Option Award in respect of which such deduction and withholding was made.

Section 2.06. Exchange Procedures.  As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required by the Exchange Agent, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time and whose shares of Company Common Stock were converted pursuant to Section 2.01 into the right to receive the Merger Consideration (each, a “Holder”) a letter of transmittal, which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) to the Exchange Agent, and (ii) specify instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders, which books shall be conclusive with respect thereto.

Section 2.07. Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the FBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Common Stock, except those provided under applicable provisions of the FBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Common Stock held by him in accordance with the applicable provisions of the FBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of his, her or its Certificates pursuant to Section 2.06. Company shall give Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ rights of appraisal. Buyer shall have the right to direct all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the FBCA. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.

Section 2.08. Deposit of Merger Consideration.

(a) At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Buyer Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate Buyer Common Stock portion of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration and, to the extent then determinable, any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03 (collectively, the “ Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable to Holders of Certificates pursuant to this Article 2.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.08 and Section 2.09(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.09. Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a non-dissenting Holder will be entitled to receive as promptly as practicable thereafter the aggregate Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 to be issued or paid in respect of the shares of Company Common Stock represented by such Holder’s Certificate(s). The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b) In the event of a transfer of ownership of a Certificate for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)), there shall be issued and/or paid to the holder of the whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.10. Anti-Dilution Provisions.  In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Per Share Stock Consideration shall be equitably adjusted.

Section 2.11. Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Company and Buyer shall take all commercially reasonable steps as may be required to cause any dispositions of Company Common Stock and any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of Company who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5.

(b) Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02. Organization, Standing and Authority.

(a) Company is a Florida corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, meets the applicable requirements for qualification as such, and has not elected to be a treated as a financial holding company under such Act. Company has the requisite corporate power and authority to carry on its business as now conducted by it. Company is duly licensed or qualified to do business in the State of Florida and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified as a foreign corporation has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b) Company Bank is a Florida state-chartered nonmember bank duly organized, validly existing and in good standing under the Laws of the State of Florida. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank is duly licensed or qualified to do business in Florida and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified in any other jurisdiction has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Atlanta.

Section 3.03. Capital Stock.

(a) The authorized capital stock of Company consists solely of (i) 20,000,000 shares of Company Common Stock, par value $0.01 per share, of which, as of the date of this Agreement, 5,464,309 shares are issued and outstanding (none of which are subject to transfer or forfeiture restrictions) and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding as of the date of this Agreement. As of the date of this Agreement, no shares of Company Common Stock or Company preferred stock were reserved for issuance, except for 325,843 shares of Company Common Stock underlying options currently outstanding (of which options with respect to 250,423 shares are currently exercisable); and 98,273 shares of Company Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the Company Stock Plan. The capitalization table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the security holders of Company, showing the number of shares of Company Common Stock or other securities of Company held by each such security holder, and in the case of options, warrants and other exercisable securities, the exercise price thereof and the number and type of securities issuable thereunder.

(b) There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any current or past Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c) There are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Voting and Joinder Agreements, there are no agreements, arrangements or other understandings with respect to the voting or transfer of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(c), since December 31, 2015 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or other equity securities of Company or (B) issued or awarded any Company Option Awards. Neither Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.

(d) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

(e) Company Disclosure Schedule 3.03(e) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Company Common Stock issued under stock awards under any Company Benefit Plan, the number of shares of Company Common Stock subject to outstanding Company Option Awards and the number of shares of Company Common Stock reserved for future issuance of stock awards under any Company Benefit Plan; and (ii) all outstanding Company Option Awards, indicating with respect to each such award the name of the holder thereof, the number of shares of Company Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule. Company has provided to Buyer complete and accurate copies of the Company Stock Plan and the forms of all award agreements related thereto.

Section 3.04. Subsidiaries.

(a) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Company Disclosure Schedule 3.04(b).

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a).

Section 3.05. Corporate Power.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b) Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in material violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06. Corporate Authority.  Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been unanimously approved and authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective duly constituted boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.20, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the FBCA and Company’s Articles of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 3.07. Regulatory Approvals; No Defaults.

(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, the FDIC and the Florida Office of Financial Regulation, the filing of the Articles of Merger with the Florida Secretary of State, the filing or issuance of the articles of combination with or by the Florida Secretary of State, the Florida Office of Financial Regulation and the OCC, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and the approval of the listing of such Buyer Common Stock on Nasdaq in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) except as set forth in Company Disclosure Schedule 3.07(a), conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b) As of the date of this Agreement, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(a) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.08. Financial Statements.

(a) Prior to the execution of this Agreement, Company has delivered to Buyer true and complete copies of the following financial statements: (i) Company’s consolidated audited balance sheets as of December 31, 2015, 2014 and 2013 and the related consolidated audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; (ii) Company’s consolidated unaudited balance sheet as of September 30, 2016 and the related consolidated unaudited statements of operations and shareholders’ equity for the nine (9)-month period then ended (the “Unaudited Financial Statements”); and (iii) Call Reports for Company Bank as of the close of business on December 31, 2015, 2014, and 2013 and September 30, 2016. The Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Financial Statements”. All such Financial Statements were prepared in accordance with GAAP consistently applied and fairly present (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments which will not be materially adverse and to the absence of footnote disclosures) in all material respects its financial condition, results of operations, shareholders’ equity and cash flows at and as of the respective dates thereof and for the respective periods covered thereby.

(b) Since January 1, 2012, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Company or any Subsidiary thereof, whether or not employed by Company or any such Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by Company or any Subsidiary thereof or any officers, directors, employees or agents of Company or any of its Subsidiaries to the Company Board or any committee thereof or to any director or officer of Company.

(c) Company’s independent public accountants, which have expressed their opinion with respect to the Audited Financial Statements for the fiscal years ended December 31, 2015, 2014 and 2013 (including the related notes), are and have been throughout the periods covered by such Audited Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Company within the meaning of Regulation S-X and (C) with respect to Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act. Company’s independent public accountants have not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Company Disclosure Schedule 3.08(c) lists all nonaudit services performed by Company’s independent public accountants for Company and its Subsidiaries since December 31, 2013.

(d) Each of Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company in accordance with GAAP and to maintain accountability for Company’s consolidated assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries. The books of Company and its Subsidiaries are complete and accurate in all material respects and reflect only actual transactions.

(e) Neither Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Unaudited Financial Statements (including any notes thereto), and for liabilities incurred (A) in the Ordinary Course of Business since September 30, 2016 that are not, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

Section 3.09. Regulatory Reports.  Since January 1, 2013, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Florida Office of Financial Regulation and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2013 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2013.

Section 3.10. Absence of Certain Changes or Events.  Except as set forth in Company Disclosure Schedule 3.10: since December 31, 2015, (a) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank; (b) except as otherwise expressly contemplated by this Agreement, Company and each of its Subsidiaries has conducted its business in all material respects in the Ordinary Course of Business; and (c) there has not been (i) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) (1) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other arrangement that would be a Company Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than in the Ordinary Course of Business), or (2) any grant of change-in-control, retention, severance or termination pay, or any contract or arrangement entered into to make or grant any change-in-control, retention, severance or termination pay, (3) any payment of any bonus, or (4) the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities of Company or Company Bank, or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any issuance of capital stock or Rights to acquire capital stock of Company or any of its Subsidiaries.

Section 3.11. Legal Proceedings.  Except as set forth in Company Disclosure Schedule 3.11:

(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement. There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened, against any officer, director, or employee of Company or its Subsidiaries, in each case by reason of any person being or having been an officer, director, or employee of Company or its Subsidiaries.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12. Compliance with Laws.

(a) Company and each of its Subsidiaries is, and has been since January 1, 2013, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans. Neither Company nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.

(c) Except as set forth in Company Disclosure Schedule 3.12 or would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2013 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

(d) Neither Company nor Company Bank (nor to Company’s Knowledge any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(e) Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Section 3.13. Company Material Contracts; Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.13(a), as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries, or entitle any other third party, to indemnification from Company or any of its Subsidiaries; (iii) to which any Affiliate, officer, director, employee or consultant of Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the Ordinary Course of Business and in accordance with all applicable regulatory requirements with respect to it); (iv) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, termination, retirement, consulting, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (v) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vii) that provides any rights to investors in Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board; (viii) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $50,000; (x) relating to the formation, creation, operation, management or control any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement or which limits payments of dividends; (xi) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, or has a term exceeding twelve (12) months in duration; (xii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiii) which is not terminable by Company or its relevant Subsidiary on sixty (60) days or less notice and involving the payment to or from the Company or any Subsidiary of more than $50,000 per annum; (xiv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xv) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xvi) that involves any Intellectual Property rights (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses), including any assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xvii) relating to the provision of data processing, network communications or other material technical services to or by Company or any of its Subsidiaries; or (xviii) that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Company were required to file such with the SEC. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and is referred to herein as a

“Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Company or Company Bank; (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank; and (iii) no other party to any such Company Material Contract is, to the Knowledge of Company, in default in any material respect or has repudiated or waived any material provision of any such Company Material Contract. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

(d) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for Company’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in the Ordinary Course of Business and in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy, and is in full force and effect. Neither Company nor any of its Subsidiaries, nor to the Knowledge of Company, any other party thereto, is in default of any of its obligations under any such agreement or arrangement.

Section 3.14. Agreements with Regulatory Agencies.  Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) other than those of general application and since January 1, 2014, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15. Brokers.  Except for Sandler O’Neill + Partners, L.P., neither Company nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 3.16. Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or service providers of Company or any of its Subsidiaries or ERISA Affiliates (such current and former employees and other service providers collectively, the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries or ERISA Affiliates or (iii) with respect to which Company or any of its Subsidiaries or ERISA Affiliates has any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus plans, severance, retirement plans, pension plans, “multiemployer plans” (as defined in Section 3(37) of ERISA) and other plans, contracts, policies or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). None of Company nor any of its Subsidiaries or ERISA Affiliates has any stated plan, intention or commitment to establish any new plan, contract, policy or arrangement that would be a Company Benefit Plan or to materially modify any Company Benefit Plan.

(b) Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the most recently completed plan year), material communications to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority and the most recent IRS determination, opinion, notification and advisory letters, if any, with respect thereto. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c) Each Company Benefit Plan is and has been established, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank has Knowledge of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code. Each trust created under any Company 401(a) Plan has been determined to be exempt from tax under Section 501(a) of the Code and neither Company nor Company Bank has Knowledge of any circumstance that could reasonably be expected to result in revocation of such exemption. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans (other than routine claims for benefits or matters that are not material). None of Company nor any of its Subsidiaries or ERISA Affiliates has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan, that could subject Company or any of its Subsidiaries or ERISA Affiliates to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no material audits, investigations, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) None of Company nor any of its Subsidiaries or ERISA Affiliates (or their predecessors) has ever maintained, sponsored or contributed to (or been obligated to contribute to) a plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of Company nor its Subsidiaries or ERISA Affiliates has incurred, and there are no circumstances under which any could reasonably incur, any liability with respect to Title IV of ERISA or Section 412 of the Code.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles. All amounts due and payable under any Company Benefit Plan have been timely paid to participants.

(f) Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and none of Company nor any of its Subsidiaries or ERISA Affiliates has proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their beneficiaries, upon or after retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(g) All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

(h) Except as set forth in Company Disclosure Schedule 3.16(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan or arrangement is in material compliance with, and has been operated in material compliance with, Section 409A of the Code, to the extent applicable. None of Company nor any of its Subsidiaries or ERISA Affiliates has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any tax, including the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Except for failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries or ERISA Affiliates for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17. Labor Matters.

(a) None of Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. No executive officer of Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(b) Except as set forth in Company Disclosure Schedule 3.17(b), Company and its Subsidiaries are and have been since January 1, 2013 in compliance in all material respects with, and to the Knowledge of Company are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 (together with any other similar Laws, “WARN”)) and wages and hours. During the ninety (90) day period prior to the date hereof, none of Company nor any of its Subsidiaries has effectuated or announced or has plans to effectuate or announce (A) a “plant closing”, (B) a “mass layoff” or (C) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application under WARN. No Company Employees provide services to Company or any of its Subsidiaries outside of the United States.

Section 3.18. Environmental Matters.

(a) Except as set forth in Company Disclosure Schedule 3.18(a), there has been no release, discharge, spillage or disposal of Hazardous Substances at, on, or under any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures, and ownership or operation, directly or indirectly, in a fiduciary capacity) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance, in the case of (i) or (ii), that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company and except as set forth on Company Disclosure Schedule 3.18(c), Company and each of its Subsidiaries and their respective owned, operated or leased real properties and facilities are, and have been, in compliance with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to such properties or facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

Section 3.19. Tax Matters.

(a) Each of Company and its Subsidiaries has timely filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Disclosure Schedule 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years. Except as set forth in Company Disclosure Schedule 3.19(a), no written claim has been made by any Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income and other material Tax Returns filed with respect to Company and each of its Subsidiaries for taxable periods ended December 31, 2015, 2014 and 2013. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company and each of its Subsidiaries with respect to income and other material Taxes filed for the years ended December 31, 2015, 2014 and 2013. Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(f) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Company Disclosure Schedule 3.19(f), neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, unincorporated organization or other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(i) The unpaid Taxes of Company and each of its Subsidiaries (A) did not, as of the date of the latest Financial Statement, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet reflected on the latest Financial Statement (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and each of its Subsidiaries in filing their Tax Returns. Since the date of the latest Financial Statement, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(j) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Section 1.6011-4(b)(1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction.

Section 3.20. Regulatory Capitalization.  Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Florida Office of Financial Regulation. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.21. Loans; Nonperforming and Classified Assets.

(a) Company Disclosure Schedule 3.21(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of September 30, 2016, and (ii) identifies, as of September 30, 2016, any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date or that are, to Company’s Knowledge, otherwise in material default for more than thirty (30) days.

(b) Company Disclosure Schedule 3.21(b) identifies, as of September 30, 2016, each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c) Company Disclosure Schedule 3.21(c) identifies each asset of Company or any of its Subsidiaries that as of September 30, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2016 and any sales of OREO between September 30, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) was at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the Ordinary Course of Business of Company and its Subsidiaries and is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) is not the subject of any written notice from an obligor asserting defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(e) All currently outstanding Company Loans were solicited, originated, administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Bank of Atlanta). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.21(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f) Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

(i) Company and Company Bank have not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Disclosure Schedule 3.21(i) identifies any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

Section 3.22. Allowance for Loan and Lease Losses.  Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of (a) the Audited Financial Statements and (b) the Unaudited Financial Statements, are, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP. To the Knowledge of Company, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements).

Section 3.23. Trust Business; Administration of Fiduciary Accounts.  Except as set forth on Company Disclosure Schedule 3.23, neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.24. Investment Management and Related Activities.  Except as set forth on Company Disclosure Schedule 3.24, none of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.25. Repurchase Agreements.  With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.26. Deposit Insurance.  The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.27. Community Reinvestment Act, Anti-money Laundering and Customer Information Security.  Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better. Neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016, who are customers, former customers and prospective customers that will be transferred to Buyer and Buyer Bank pursuant to this Agreement.

Section 3.28. Transactions with Affiliates.  Except as set forth in Company Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer or five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or any Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.28, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be a party to any proposed transaction or agreement, with any of its respective directors or executive officers or to any of their respective Affiliates or Associates or other Affiliates of Company other than part of the terms of an individual’s employment or service as a director, and no such person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2014, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.

Section 3.29. Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.29(a), Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP. Except as set forth on Company Disclosure Schedule 3.29(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank.

(b) Company Disclosure Schedule 3.29(b) sets forth a true, correct and complete schedule as of the date of this Agreement of all leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a breach by Company or any of its Subsidiaries of, or default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in breach or default in the performance of any covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. Copies that are true and complete of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Company Disclosure Schedule 3.29(b), have been furnished or made available to Buyer.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are, to Company’s and Company Bank’s Knowledge, in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

Section 3.30. Intellectual Property.

(a) Company Disclosure Schedule 3.30(a) sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property owned by the Company or any of its Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) Company or its Subsidiaries own all right, title and interest in and to, or has a valid license or otherwise possess legally enforceable rights to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to “off-the-shelf” Software at standard commercial rates).

(c) The Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to any other Person all of the Company Intellectual Property other than in respect of licenses listed in Company Disclosure Schedule 3.30(g).

(d) The Company Intellectual Property owned by Company or its Subsidiaries is valid, subsisting and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(e) Other than as set forth on Company Disclosure Schedule 3.07, none of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(f) Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(g) Set forth on Company Disclosure Schedule 3.30(g) is a complete and accurate list and summary description, including any royalties paid or received by Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.30(g) is a list of all items of Company Intellectual Property that are licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses).

(h) Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two (2) years. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of Company’s and its Subsidiaries’ respective IT Assets to continue by the Surviving Entity and its Subsidiaries to the same extent and in the same manner that such IT Assets have been used by Company and its Subsidiaries prior to the Effective Time.

(i) Except for ongoing payments due under contracts with third parties, Company’s and its Subsidiaries’ respective IT Assets are free from any Liens (except for (i) statutory Liens for amounts not yet delinquent, and (ii) Liens for Taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP). Neither Company nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement or the Plan of Bank Merger or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Company’s or its Subsidiaries’ agreements or arrangements relating to their respective IT Assets (including maintenance and support).

(j) Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two (2) years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

Section 3.31. Insurance.  Company Disclosure Schedule 3.31 identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”). Company and each of its Subsidiaries is insured with what the Company believes are reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Neither Company nor any of its Subsidiaries is now liable for, nor has any such Person received notice of, any material retroactive premium adjustment. Company has not received notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, (ii) is materially increasing its premium or (iii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement. Within the last three (3) years, none of Company or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Company nor Company Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

Section 3.32. Disaster Recovery and Business Continuity.  Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program ensures that Company can recover its mission critical functions, and complies in all material respects with the requirements of the FFIEC and the FDIC.

Section 3.33. Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to the Company with respect to this Agreement and the transactions contemplated hereby.

Section 3.34. Company Information.  No representation or warranty by Company or Company Bank in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.35. Opinion.  Prior to the execution of this Agreement, the Company Board has received an executed or orally delivered opinion of Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and a signed copy of the written opinion has been or will be delivered to Buyer solely for informational purposes. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.36. Investment Securities.

(a) Except for pledges to secure public and trust deposits, FHLB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Financial Statements, and none of the material investments made by Company or any of its Subsidiaries since September 30, 2016, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Financial Statements or to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(c) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses and Company and its Subsidiaries have, since December 31, 2013, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.

Section 3.37. No Other Representations and Warranties.  Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4.

(b) Except as set forth in (i) the Buyer Reports filed prior to the date hereof or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.

Section 4.02. Organization, Standing and Authority.

(a) Buyer is a Florida corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”), and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has the requisite corporate power and authority to carry on its business as now conducted by it. Buyer is duly licensed or qualified to do business in the State of Florida and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b) Buyer Bank is a national banking association duly organized and validly existing under the laws of the United States of America. Buyer Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Florida and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

Section 4.03. Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 4,000,000 shares of preferred stock, $0.10 par value per share, of which, as of the date of this Agreement, zero shares of Buyer Preferred Stock are outstanding, and (ii) 60,000,000 shares of Buyer Common Stock, of which, as of October 31, 2016, 38,037,613 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) Except (i) any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. As of October 31, 2016, no shares of Buyer Common Stock or Buyer preferred stock were reserved for issuance, except for 760,241 shares of Buyer Common Stock underlying options currently outstanding, and 1,160,589 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the compensatory equity plans of Buyer.

(c) Except as set forth in this Section 4.03(c), as of October 31, 2016, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. Neither Buyer nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Buyer or such Subsidiary on any matter.

Section 4.04. Corporate Power.

(a) Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b) Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Articles of Incorporation, Bylaws or equivalent organizational documents.

Section 4.05. Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective duly constituted boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.20, Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Buyer Bank Shareholder Approval”). Except for the Buyer Bank Shareholder Approval, no other vote of the shareholders of Buyer or Buyer Bank is required by Law, the Articles of Incorporation of Buyer and Buyer Bank, the Bylaws of Buyer and Buyer Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 4.06. SEC Documents; Financial Statements.

(a) Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2014 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments, has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the Buyer Reports which would be reasonably likely to delay the effectiveness of the Registration Statement.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount, and to the absence of footnote disclosure).

(c) Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(d) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, since January 1, 2012, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.07. Regulatory Reports.  Except as would not be material, (a) since January 1, 2013, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, the OCC, and any other applicable Governmental Authority (other than the SEC), in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and (b) such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as would not be material, other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2013. Except as would not be material, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2013.

Section 4.08. Regulatory Approvals; No Defaults.

(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, the FDIC and the Florida Office of Financial Regulation, the filing of the Articles of Merger with the Florida Secretary of State, the filing or issuance of the articles of combination with or by the Florida Secretary of State, the Florida Office of Financial Regulation and the OCC, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Articles, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b) As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(a) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.09. Legal Proceedings.  Except as set forth in the Buyer Reports, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer:

(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.10. Absence of Certain Changes or Events.  Since December 31, 2015, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.11. Compliance with Laws.

(a) Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries is, and have been since January 1, 2013, in compliance with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans. Neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer and Buyer Bank and their respective employees have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(c) Neither Buyer nor Buyer Bank has received, since January 1, 2013 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 4.12. Brokers.  Except for FBR Capital Markets & Co., neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.13. Regulatory Capitalization.  Buyer Bank is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Buyer is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.14. Buyer Regulatory Agreements.  Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, and since January 1, 2014, Buyer has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.15. Community Reinvestment Act.  As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.16. Financing.  Buyer has, or will have available to it at or prior to the Closing Date, all funds necessary to satisfy its obligations under this Agreement.

Section 4.17. No Other Representations and Warranties.  Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.

ARTICLE 5.

COVENANTS

Section 5.01. Covenants of Company.  During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use reasonable best efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a) Stock.  (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (other than the issuance of Company Common Stock pursuant to the exercise of Company Option Awards outstanding of the date of this Agreement in accordance with their terms as of the date of this Agreement), any Rights, any award or grant under the Company Stock Plan or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b) Dividends; Other Distributions.  Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank.

(c) Compensation; Employment Arrangements.  Enter into, establish, adopt, amend, terminate or renew any Company Benefit Plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any Company Benefit Plan (including accelerating the vesting of Company Option Awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary or wages that is reasonably anticipated to exceed $125,000, except (i) normal increases in base salary to non-officer employees in the Ordinary Course of Business and pursuant to policies currently in effect, (ii) as may be required by Law, and (iii) to satisfy contractual obligations under the terms of Company Benefit Plans as of the date hereof.

(d) Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(d), pay, loan or advance any material amount to, or sell, transfer or lease any material properties or assets to, or buy, acquire, or lease any material properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business or other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(e) Dispositions and Acquisitions.  Except in the Ordinary Course of Business, (i) sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries or (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person with a value or purchase price in the aggregate in excess of $50,000.

(f) Capital Expenditures.  Make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(g) Governing Documents.  Amend or propose to amend (i) Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries, or (ii) any resolution or agreement concerning indemnification of Company’s or any Company Subsidiary’s directors or officers.

(h) Accounting Methods.  Revalue any of Company’s or its Subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(i) Contracts.  Except as set forth in Company Disclosure Schedule 5.01(i), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease, or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(j) Banking Operations.  (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; (iv) make any changes in the mix, rates, terms or maturities of Company Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the Ordinary Course of Business and competitive factors in the market place; (v) open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility; or (vi) other than purchases of investment securities in the Ordinary Course of Business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(k) Indebtedness.  (i) Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business), (iii) cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Company Disclosure Schedule 5.01(k)(iii) or in the Ordinary Course of Business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability.

(l) Compliance with Agreements.  Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(m) Adverse Actions.  Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable Law, (ii) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) Restructure.  Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(o) Investments.  Other than in the Ordinary Course of Business, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person.

(p) Intellectual Property.  Transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property.

(q) Litigation.  Commence, settle or agree to settle any litigation claims, actions or proceedings, except in the Ordinary Course of Business that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Company or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Company or any of its Subsidiaries, or, after the Closing, Buyer or any of its Subsidiaries.

(r) Taxes.  (i) File or amend any Tax Return except in the Ordinary Course of Business; (ii) settle or compromise any Tax liability; (iii) make, change or revoke any Tax election or change any method of Tax accounting; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes.

(s) Tax Year.  Change its fiscal or Tax year.

(t) Extensions of Credit.  Make any extension of credit that, when added to all other extensions of credit to a borrower and its Affiliates, would exceed its applicable regulatory lending limits; make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Buyer; provided, that this covenant shall not prohibit Company Bank from extending or renewing credit or Loans in the Ordinary Course of Business or in connection with the workout or renegotiation of Loans currently in its Loan portfolio; provided, further, that from the date hereof, any new individual Loan or new extension of credit in excess of $500,000 and which is unsecured, or $1,000,000 and which is secured, shall require at least five (5) Business Days’ written notice (including a copy of the related loan package) to the chief executive officer or chief credit officer of Buyer Bank prior to issuing a loan commitment.

(u) Loan Portfolio.  (i) Charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP) or sell (except in the Ordinary Course of Business) any of its portfolio of Loans, or (ii) sell any asset held as OREO or other foreclosed assets for an amount that exceeds ten percent (10%) or $50,000, whichever is greater, less than its book value, except that this provision shall not be applicable to resolving the taking of any real estate by any Governmental Authority by eminent domain proceedings or litigation.

(v) Insurance.  Terminate or allow to be terminated any of the policies of insurance it maintains on its business or property other than in connection with the renewal of such policies on their present terms.

(w) Commitments.  Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02. Covenants of Buyer.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable Law, without the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

(a) Amend or propose to amend Buyer’s Articles of Incorporation or Bylaws or any equivalent documents of Buyer’s Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the shareholders of Company or the transactions contemplated by this Agreement;

(b) Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or reasonably likely to (i) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(c) Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided this section will not require Buyer to agree to, or take, any Burdensome Condition.

Section 5.04. Company Shareholder Approval.

(a) Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within twenty (20) days following the time when the final Proxy Statement-Prospectus becomes available, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and, if mutually agreed, any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its reasonable best efforts to solicit such approval by such shareholders. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the FBCA, the Articles of Incorporation and Bylaws of Company and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use its reasonable best efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its reasonable best efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided, however, that notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve Company of such obligation.

(b) Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(c) Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting three (3) times pursuant to the first sentence of this Section 5.04(c).

(d) So long as the Requisite Company Shareholder Approval is obtained, Company shall enforce its drag-along rights under Section 4 of the Stockholders’ Agreement, dated February 19, 2014, between Company and its shareholders, including by causing all of Company's shareholders to comply therewith by (i) voting all of their shares of Company Common Stock in favor of the approval of this Agreement and the transactions contemplated hereby, and (ii) refraining from exercising any dissenters rights pursuant to Section 2.07.

Section 5.05. Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use reasonable best efforts to deliver to Buyer such financial statements and related analysis of Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use reasonable best efforts to cause the Registration Statement to be filed with the SEC within forty-five (45) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration

Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its reasonable best efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c) Buyer agrees to use reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.06. Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their reasonable best efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement, or take any action or omit to take any action, which would prohibit or limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or otherwise be reasonably likely, individually or in the aggregate, to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other

Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, and (C) Buyer and Company will notify the other promptly and shall promptly apprise the other of the substance of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any Affiliates or any pending merger transaction, other than the Merger. Company shall provide Buyer with the opportunity to participate in meetings or substantive telephone discussions that it or its representatives may from time to time have with any Governmental Authority with respect to the transactions contemplated thereby.

(b) Company will use its reasonable best efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith (and shall not make any such payment or grant any such concession without the prior written consent of Buyer). Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07. Publicity.  Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may be required by Law or the rules and regulations of Nasdaq. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08. Access; Current Information.

(a) For the purposes of verifying the representations and warranties of Company and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Company agrees to afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer may reasonably request and Company shall use reasonable best efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy and, during such period, Company shall furnish to Buyer, upon reasonable request, all such other information concerning its business, properties and personnel and its Subsidiaries that is substantially similar in scope to the information provided to Buyer in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to Company’s Board or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its Board or any committee thereof relating to its financial performance and risk management.

(c) During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular basis with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, Company agrees to provide to Buyer, to the extent permitted by applicable Law, a copy of each report filed by it or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof. During the period from the date of this Agreement to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby.

(d) No investigation by a party or its representatives, or updating of any Disclosure Schedule, shall be deemed to modify or waive any representation, warranty, covenant or agreement of any party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08 and Section 5.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(e) Notwithstanding anything in this Section 5.08 to the contrary, no party shall be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each party shall use reasonable best efforts to obtain such consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09. No Solicitation by Company; Superior Proposals.

(a) Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Buyer and its Affiliates and its and their representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 20% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, if, but only if, (A) Company has after the date of this Agreement received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09, (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from the Person making such Acquisition Proposal an Acceptable Confidentiality Agreement (it being understood that nothing therein shall have the effect of a standstill provision), Company may take the actions described in clause (ii) of Section 5.09(a) solely with respect to such Acquisition Proposal. Company shall promptly provide to Buyer any non-public information regarding

Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except for such materials (or the portions thereof) that constitute confidential reverse due diligence information of the party making such offer or proposal under an effective confidentiality agreement. Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve, recommend or endorse, or publicly propose to approve, recommend or endorse, any Acquisition Proposal; (iii) submit this Agreement to Company’s shareholders for approval without recommendation; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination (although the Company Subsequent Determination will have no effect on any previously adopted resolutions of the Company Board except as expressly permitted by this paragraph) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written Acquisition Proposal that it received after the date of this Agreement (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined reasonably and in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that because of the existence of such Superior Proposal the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the

Company Board has again reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days. Any Notice of Superior Proposal shall include a reasonably detailed description of the Acquisition Proposal subject thereto, including the latest material terms and conditions and the identity of the third party in such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or supplement thereto.

(f) Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Company Subsequent Determination unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.10. Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective Subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) (x) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (y) Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless in the case of this clause (y) such settlement does not provide for any additional monetary or equitable relief against the Indemnified Party and contains an unconditional release of such Indemnified Party for the matters to which such settlement relates and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an

Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws. All rights to indemnification in respect of any Claim asserted or made prior to the period ending six (6) years after the Effective Time shall continue until the final disposition of such Claim.

(c) For a period of six (6) years following the Effective Time, Buyer will purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period). At the option of Company (but in consultation with Buyer), prior to the Effective Time and in lieu of the foregoing insurance coverage, Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.10(c) (including subject to the aggregate Maximum D&O Tail Premium, except if one or more directors elects to pay for any excess over such amount) and fully pay for such 6-year policy prior to the Effective Time, in which event Buyer’s obligations under this Section 5.10(c) shall be fully satisfied. If such prepaid tail policy has been obtained by Company prior to the Effective Time, Buyer will not, and will not permit any of its Affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11. Employees; Benefit Plans.

(a) Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated with Company or Company Bank.

(b) Not later than ten (10) Business Days prior to the Closing Date, if directed by Buyer, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants to be fully funded to the extent required under applicable Law and (ii) terminate or merge any Company Benefit Plan. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of the first sentence of this Section 5.11(b) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. Distributions of benefits under any profit sharing plan of Company or Company Bank shall occur in accordance with such plan’s terms and applicable Law, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan; (y) a rollover to an Individual Retirement Account; or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(c) For any Company Benefit Plan terminated by Buyer for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in such Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans); provided, however, that in no event shall any Company Employee be eligible to participate in any closed or frozen Buyer Benefit Plan. To the extent allowable under any Buyer Benefit Plans in which Company Employees participate, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan); provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d) Buyer shall use commercially reasonable efforts to cause Buyer Benefit Plans in which Company Employees participate to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, if required, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries under an analogous Company Benefit Plan during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Company Disclosure Schedule 5.11(e). Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of the plans listed on Company Disclosure Schedule 5.11(e). Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of Company Benefit Plans.

(f) Each full-time employee of Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Buyer or its Subsidiaries (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Buyer or Buyer Bank in accordance with Company Disclosure Schedule 5.11(f) provided that such employee enters into a release of claims for the benefit of Company and Buyer and their Subsidiaries and Affiliates in a form satisfactory to Buyer.

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person (including any Company Employee) any rights or remedies of any nature whatsoever. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or ERISA Affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11, expressed or implied, is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan or (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

Section 5.12. Notification of Certain Changes.  Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on such party or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.13. No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14. Certain Litigation.  Each party shall promptly advise the other party orally and in writing of any actual or threatened litigation against it and/or the members of its Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Each party shall: (i) permit the other party to review and discuss in advance, and consider in good faith its views in connection with, any proposed written or oral response to such litigation; and (ii) furnish the other party’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation. Company shall consult with Buyer regarding the defense or settlement of any such litigation, shall give due consideration to Buyer’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15. Director Matters.  Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.16. Coordination.

(a) From and after the date hereof, Company and Company Bank shall and shall cause their directors, officers and employees to, and shall make all reasonable best efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Buyer in connection with an electronic and systems conversion of all applicable data of Company Bank and Company to the Buyer systems, including the training of Company and Company Bank employees. Company and its Subsidiaries shall cooperate with Buyer in connection with the planning for the efficient and orderly combination of the parties and the operation of Buyer Bank (including the former operations of Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time (unless otherwise determined by Buyer in its sole discretion).

Section 5.17. Confidentiality.  Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Mutual Confidentiality Agreement between the parties dated August 17, 2016 (the “Confidentiality Agreement”).

Section 5.18. Tax Matters.  The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.19. Closing Date Share Certification.  At least two (2), but not more than four (4), Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.20. Company Bank and Buyer Bank Approval.   Immediately following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger, and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.

Section 5.21. Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Company and the members of the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.22. Release.

(a) Except as otherwise provided in this Agreement and, effective as of the Closing, each Company shareholder who executes a Voting and Joinder Agreement (collectively, the “Releasing Parties”), fully and unconditionally releases, acquits and forever discharges the Buyer Released Parties, from any and all liabilities, claims, demands, damages, suits, disputes, actions, proceedings, arbitrations, mediations, consent decrees, audits, investigations or inquiries (whether third party, governmental, internal or otherwise), causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that such Releasing Party has, will or might have in each case arising out of anything done, omitted, suffered or allowed to be done by Company or any of its Subsidiaries or any of their respective directors, officers, employees or other representatives, in each case whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown, including pursuant to any agreement, understanding, representation or promise by, between or among Company or any of its Subsidiaries or any of their respective directors, officers, employees or other representatives, on the one hand, and any Releasing Party, on the other hand, any claim for indemnification, contribution or other relief, any claim relating to the valuation or prospects of Company, any claim relating to any investment in Company or employment by Company or any claim relating to any inducement to enter into this Agreement or any claim relating to any allocation of the Merger Consideration among the Company shareholders, in each case to the extent, and only to the extent, related to matters or events occurring prior to the Closing (collectively, the “Released Claims”); provided that, notwithstanding the foregoing, the Released Claims shall not include: (i) any claims expressly permitted pursuant to this Agreement and the documents contemplated hereby or claims to enforce any provision of this Agreement and the documents contemplated hereby; (ii) unpaid compensation, benefits, expense reimbursements or similar matters relating to compensation of such Person; (iii) any rights with respect to any directors’ and officers’ liability insurance policy maintained by Company or any of its Subsidiaries, or to any indemnification, exculpation or advancement of expenses from Company or a Subsidiary of Company; or (iv) any rights under any commercial relationship or agreement between Company and its Subsidiaries, on the one hand, and any Releasing Party, on the other (including without limitation any credit transaction or depository relationship). Each Releasing Party agrees that it shall not commence, threaten or institute any legal actions, including litigation, arbitration or any other legal proceedings of any kind whatsoever, in law or equity, or assert any claim, demand, action or cause of action against the Buyer Released Parties based upon any Released Claims.

(b) Each Releasing Party:

(i) acknowledges that this release shall apply to all unknown or unanticipated results of any action of any Buyer Released Party, as well as those known and anticipated;

(ii) acknowledges and agrees that the Releasing Party may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accepts and assumes the risk of such possible differences in fact, agrees that this release shall be and remain effective, notwithstanding any such differences and hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledges that it understands the significance and potential consequence of such a release of unknown claims;

(iii) in furtherance thereof, and without limiting the foregoing, expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and by any similar provision of the applicable Laws of any other jurisdiction, including California, Delaware, New York and Florida, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims; and

(iv) represents that this release is executed voluntarily with full knowledge of its significance and legal effect, consents that the liabilities, claims, demands, damages, suits, disputes, actions, proceedings, arbitrations, mediations, consent decrees, audits, investigations or inquiries (whether third party, governmental, internal or otherwise), causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, released hereunder be construed as broadly as possible and acknowledges and agrees that no shareholder has relied, in whole or in part, on any statements or representations made by or on behalf of any Buyer Released Party in connection herewith or otherwise except as otherwise set forth in this Agreement.

Section 5.23. Restrictive Covenant Agreement.  Concurrently with the execution and delivery of this Agreement, Company has caused each non-employee director of Company and Company Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote.  This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval.

(b) Regulatory Approvals; No Burdensome Condition.  All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that, individually or in the aggregate, is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e) Tax Opinions Relating to the Merger.  Buyer and Company, respectively, shall have received opinions from Cadwalader, Wickersham & Taft LLP and Hacker, Johnson & Smith, P.A., respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer and Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Cadwalader, Wickersham & Taft LLP and Hacker, Johnson & Smith, P.A. may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such firm, substantially in the form set forth in Section 6.01(e) of the Company Disclosure Schedule and Section 6.01(e) of the Buyer Disclosure Schedule.

(f) Listing.  The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.02. Conditions to Obligations of Company.  The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer.  Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

Section 6.03. Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; provided that the representations and warranties set forth in Section 3.03 shall be true and correct except to a de minimis extent (relative to Section 3.03 taken as a whole). Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Company.  Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Plan of Bank Merger.  The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d) Executive Employment Agreements.  Each of the individuals identified on Exhibit B shall have executed, and delivered to Buyer, his respective Executive Employment Agreements and such agreements shall be in full force and effect as of the Effective Time and no such Person shall have indicated an intention not to commence employment with Buyer.

(e) Other Actions.  Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders.

(f) No Material Adverse Effect.  Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in, individually or in the aggregate, a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.

(g) FIRPTA.  Buyer shall have received from Company, under penalties of perjury, a certificate stating that each of Company and its Subsidiaries is not and has not been a United States real property holding corporation, dated as of the Closing Date, that satisfies the requirements under Sections 1.897-2(h) and 1.1445-2(c)(3) of the Regulations.

(h) Third Party Consents.  Company shall have obtained all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required by any Person pursuant to any contract, agreement, arrangement, commitment, understanding, Law, order, or permit as a result of the transactions contemplated by this Agreement pursuant to the contracts set forth in Company Disclosure Schedule 3.07 and 3.13.

(i) Consolidated Tangible Shareholders’ Equity.  The Consolidated Tangible Shareholders’ Equity shall be an amount not less than the amount thereof as of September 30, 2016 and Company Bank’s general allowance for loan and lease losses (e.g., the allowance for loan and lease losses less specific reserves), excluding any recapture following the date of this Agreement and receipt of any related Regulatory Approval, as of the Measuring Date shall be an amount not less than the amount thereof as of September 30, 2016.

(j) Dissenting Shares.  Dissenting shares shall represent not more than two percent (2%) of the outstanding shares of Company Common Stock.

ARTICLE 7.

TERMINATION

Section 7.01. Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval.   By Buyer, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval.  By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties.   By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party which breach of any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants.   By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay.  By either Buyer or Company if the Merger shall not have been consummated on or before 5:00 p.m., New York City time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement, provided, however, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 6.01(b), then either Buyer or Company shall have the right, by written notice to the other party not later than 5:00 p.m., New York City time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period.

(g) Company Failure to Recommend; Etc.  In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09; or (ii) the Company Board (or any committee thereof) (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting, or adjourn or postpone the Company Meeting, in accordance with the provisions of Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) agrees to an Acquisition Proposal.

(h) Decline in Buyer Common Stock Price.  By Company and Company Bank if the Company Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than 0.85; and

(ii) (x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);

subject, however, to the following three (3) sentences. If Company and Company Bank elect to exercise the termination right pursuant to this Section 7.01(h), Company and Company Bank shall give written notice to Buyer not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Per Share Stock Consideration (calculated to the nearest one ten-thousandth ( 1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.85, and further multiplied by (3) the Per Share Stock Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Per Share Stock Consideration (as then in effect), divided by (B) the Buyer Ratio. If Buyer so elects within such five (5)-day period, it shall give prompt written notice to Company of such election and the revised Per Share Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so modified).

For purposes of this Section 7.01(h), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the VWAP of Buyer Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Requisite Company Shareholder Approval is obtained.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Price” means the closing price on any given Trading Day of the Index Group.

“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $17.33.

If Buyer or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Buyer Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

(i) Permanent Injunction.  By either Buyer or Company in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any order, injunction or decree restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Plan of Bank Merger and such order, injunction or decree shall have become final and nonappealable.

Section 7.02. Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $2,125,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(e) as a result of willful breach of a covenant by Company, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates, an Acquisition Transaction (whether or not the same Acquisition Transaction which was the subject of the foregoing Acquisition Proposal), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.

(b) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank, and their respective Affiliates, Representatives or successors in interest.

Section 7.03. Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(c); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Section 5.17, Section 7.02 and Article 9 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8.

DEFINITIONS

Section 8.01. Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Company than the terms of the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.08(a).

“Average Closing Price” has the meaning set forth in Section 7.01(h).

“Average VWAP” means, for any date, the average of the VWAP for the ten (10) Trading Days preceding such date.

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Certificates” has the meaning set forth in Section 1.05(b).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Shareholder Approval” has the meaning set forth in Section 4.05.

“Buyer Benefit Plans” means all welfare benefit plans, contracts, policies or arrangements (i) covering employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.10 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(h).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.

“Buyer Released Parties” means (A) Buyer and its Affiliates (including Company and its Subsidiaries) and (B) each current, former and future holder of any equity, voting, partnership, limited liability company or other interest in, and each controlling person, subsidiary, director, officer, employee, member, manager, general or limited partner, stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of, Buyer or any Affiliate of Buyer, in their capacity as such.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.21(d).

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Option Award” has the meaning set forth in Section 2.05(a).

“Company Option Award Consideration” has the meaning set forth in Section 2.05(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company Stock Plan” means the Company’s 2010 Equity Incentive Plan.

“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.17.

“Consolidated Tangible Shareholders’ Equity” means as of the last day of the month immediately preceding the month in which the Closing Date occurs (the “Measuring Date”), the consolidated shareholders’ equity of Company as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related Regulatory Approval, (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in Company’s securities portfolio due to mark-to-market adjustments as of the Measuring Date. The foregoing notwithstanding, all direct after-tax expenses related to the transaction contemplated by this Agreement incurred by Company or Company Bank prior to the Effective Time (including investment banking, legal and accounting fees) which have been accrued or paid as of the last day of the calendar month immediately preceding the Effective Time shall be added back to Consolidated Tangible Shareholders’ Equity to determine the final dollar amount of the Consolidated Tangible Shareholders’ Equity. The calculation of the Consolidated Tangible Shareholders’ Equity shall be delivered by Company to Buyer, accompanied by appropriate supporting detail, no later than the close of business on the fourth (4th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Buyer, which approval shall not be unreasonably withheld.

“Criticized Loans” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Determination Date” has the meaning set forth in Section 7.01(h).

“Dissenting Shares” has the meaning set forth in Section 2.07.

“Dissenting Shareholders” has the meaning set forth in Section 2.07.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law, including relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources (including ambient air, surface water, ground water, land surface, or subsurface strata), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company appointed prior to the Effective Time to act as agent for purposes of conducting the exchange procedures described in Article 2.

“Exchange Fund” has the meaning set forth in Section 2.08(a).

“Executive Employment Agreements” shall have the meaning set forth in Section 1.03(b).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” means the Florida Business Corporation Act.

“FDIA” has the meaning set forth in Section 3.26.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” has the meaning set forth in Section 7.01(h).

“Financial Statements” has the meaning set forth in Section 3.08(a).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts, arbitrators or arbitration panels, other judicial bodies, administrative agencies, commissions, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the Federal Trade Commission, the

United States Department of Justice, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Florida Office of Financial Regulation, any Federal Home Loan Bank, any state attorney general, all federal and state regulatory agencies having jurisdiction over the parties to this Agreement and their respective Subsidiaries, FINRA, and any other self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing (including, in each case, the staff thereof).

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or that otherwise are or become regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). “Hazardous Substance” does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index Group” has the meaning set forth in Section 7.01(h).

“Index Price” has the meaning set forth in Section 7.01(h).

“Index Ratio” has the meaning set forth in Section 7.01(h).

“Initial Index Price” has the meaning set forth in Section 7.01(h).

“Insurance Policies” has the meaning set forth in Section 3.31.

“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) copyrights, domain names, websites and all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, website content, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; and (f) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, interpreted, or enforced by any Governmental Authority that is applicable to a referenced Person or its assets, liabilities, or business.

“Leases” has the meaning set forth in Section 3.29(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.30(g).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, right of first refusal, encumbrance, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership.

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs the ability of such party to timely consummate the Merger, the Bank Merger or the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following shall not constitute a “Material Adverse Effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which the applicable party or its Subsidiaries operate or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (B) changes after the date of this Agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (C) changes after the date of this Agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (D) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), (E) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, any change in the trading price or trading volume of Buyer Common Stock on the Nasdaq (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), and (F) the impact of this Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Measuring Date” has the meaning set forth in the definition of “Consolidated Tangible Shareholders’ Equity.”

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Consideration Share Value” has the meaning set forth in Section 2.05(a).

“Nasdaq” means the National Market System of The Nasdaq Stock Market.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice.

“OREO” has the meaning set forth in Section 3.21(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c).

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).

“Permitted Expenses” means (i) the reasonable expenses of Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants) and (ii) the fee payable to Company’s financial advisor in accordance with the engagement letter disclosed to Buyer prior to the execution of this Agreement.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Plan of Bank Merger” has the meaning set forth in Section 1.03(c).

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from, or notice to or filing with, any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Released Claims” has the meaning set forth in Section 5.22(a).

“Releasing Parties” has the meaning set forth in Section 5.22(a).

“Requisite Company Shareholder Approval” means the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, database rights, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Starting Price” has the meaning set forth in Section 7.01(h).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and Company Bank and any current or former Subsidiary of Company Bank.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Takeover Laws” has the meaning set forth in Section 3.33.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting and Joinder Agreement” or “Voting and Joinder Agreements” shall have the meaning set forth in the recitals to this Agreement.

“VWAP” means, for any date, the daily volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“WARN” has the meaning set forth in Section 3.17(b).

ARTICLE 9.

MISCELLANEOUS

Section 9.01. Survival.  No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02. Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Requisite Company Shareholder Approval has been obtained, no amendment shall be made which by Law requires further approval by the shareholders of Company without obtaining such approval. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.03. Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state, provided that the Laws of the United States shall govern the consummation of the Bank Merger.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03.

Section 9.04. Expenses.  Except as otherwise provided in Section 7.02(a), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05. Notices.  All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service or overnight carrier to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:	With a copy (which shall not constitute notice) to:
Seacoast Banking Corporation of Florida	Cadwalader, Wickersham & Taft LLP
815 Colorado Avenue	200 Liberty Street
Stuart, Florida 34994	New York, New York 10281
Attn: Dennis S. Hudson III, Chief Executive Officer	Attn: William P. Mills
Email: Denny.Hudson@seacoastbank.com	Attn: Andrew P. Alin
Email: William.Mills@cwt.com Email: Andrew.Alin@cwt.com

If to Company or Company Bank:	With a copy (which shall not constitute notice) to:
GulfShore Bancshares, Inc.	Foley & Lardner LLP
401 South Florida Avenue, Suite 300	100 North Tampa Street, Suite 2700
Tampa, FL 33602	Tampa, Florida 33602
Attn: Joseph L. Caballero, Chief Executive Officer	Attn: Curt P. Creely
Email: jcaballero@gulfshorebank.com	Email: ccreely@foley.com

Section 9.06. Entire Understanding; No Third Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement, which shall remain in effect. Except for the Indemnified Parties’ rights under Section 5.10 and the rights of shareholders of Company who properly surrender their shares of Company Common Stock in accordance with Article 2 to receive the Merger Consideration after the Effective Time, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07. Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.08. Enforcement of the Agreement; Jurisdiction.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Florida, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Florida.

Section 9.09. Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10. Assignment.  No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11. Counterparts.  This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12. Disclosure Schedules.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be reasonably apparent to a reasonable person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SEACOAST BANKING CORPORATION OF
FLORIDA

By:	/s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman and Chief Executive Officer

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman and Chief Executive Officer

GULFSHORE BANCSHARES, INC.

By:	/s/ Joseph Caballero Name: Joseph Caballero Title: President and Chief Executive Officer

GULFSHORE BANK

By:	/s/ Joseph Caballero Name: Joseph Caballero Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

VOTING AND JOINDER AGREEMENT

VOTING AND JOINDER AGREEMENT, dated as of November 3, 2016 (this “Agreement”), by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the shareholder identified on the signature pages hereto (the “Shareholder”).

WHEREAS, concurrently herewith, GulfShore Bancshares, Inc., a Florida corporation (“Company”), and Buyer are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Company will merge with and into Buyer on the terms and conditions set forth therein, with Buyer surviving such merger (the “Merger”) and as provided therein Company Bank will merge with and into Buyer Bank (the “Bank Merger”), and, in connection therewith, the shares of common stock, par value $0.01 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.01(b) of the Merger Agreement and other than any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Company Common Stock set forth on the signature page of the Shareholder hereto (such Company Common Stock, together with any other capital stock of Company acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Requisite Company Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Buyer to enter into the Merger Agreement and incur the obligations therein, Buyer has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.

(a) Agreement to Vote Company Common Stock.  The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Company’s shareholders, however called or in connection with any written consent of Company’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Company by the Board of Directors of Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Organizational Documents of Company or the Organizational Documents of Company Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Company in the Merger Agreement; provided, however, if the Company Board shall make a Company Subsequent Determination in accordance with Section 5.09 of the Merger Agreement, then this Section 1(a) shall only apply to 46.63% of the Shareholder’s Owned Shares.

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(b) Restrictions on Transfers.   The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) other than, if the Shareholder is an individual, in connection with bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further, that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request Company to notify Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.

(c) Transfer of Voting Rights.  The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares.  Any Shares or other voting securities of Company with respect to which beneficial ownership is acquired by the Shareholder or his, her or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) Grant of Irrevocable Proxy, Appointment of Proxy.   (i) THE SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, BUYER AND ANY DESIGNEE OF BUYER, EACH OF THEM INDIVIDUALLY, THE SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 1. THE SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE SHAREHOLDER WITH RESPECT TO THE SHARES (THE SHAREHOLDER REPRESENTING TO BUYER THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(ii) The proxy granted in this Section 1(e) shall automatically expire at the Expiration Time.

(f) Inconsistent Agreements.  The Shareholder hereby agrees that he, she or it shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Non-Solicit.  The Shareholder shall not, and shall use his, her or its reasonable best efforts to cause his, her or its affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, Company’s officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, Company’s officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party, (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (v) solicit proxies

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or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) initiate a shareholder vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (vii) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal.

Section 3. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties.  The Shareholder represents and warrants to Buyer as follows:

(i) Capacity.  The Shareholder is an individual, or if an entity, is duly organized, validly existing and in good standing, and has all requisite capacity, power and authority to enter into and perform his, her or its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization.  This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

(iv) Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his, her or its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(v) Ownership of Shares.  Except for restrictions in favor of Buyer pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has sole voting power and sole power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no Person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto, and would include, if exercised, the number of shares of Company Common Stock issuable upon the exercise of Company Option Awards as set forth on the Shareholder’s signature page hereto.

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(vi) Legal Actions.  There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other Person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Buyer of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii) Reliance.  The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

(b) Covenants.  From the date hereof until the Expiration Time:

(i) the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of his, her or its obligations under this Agreement;

(ii) the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new shares of Company Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and

(iii) the Shareholder hereby authorizes Buyer and Company to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.

Section 4. Joinder as Party to the Merger Agreement.  The Shareholder agrees that he, she or it shall be bound and abide by such provisions of the Merger Agreement that, in accordance with the Merger Agreement, are applicable to the Shareholder in his, her or its capacity as a shareholder of the Company, as if the Shareholder were (in such capacity) a party thereto, including but not limited to, Section 5.04(d) (Company Shareholder Approval), Section 5.22 (Release), Article 8 (Definitions) and Article 9 (Miscellaneous) of the Merger Agreement.

Section 5. Further Assurances.   From time to time, at the request of Buyer and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 6. Termination.  Other than with respect to this Section and Section 8, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier to occur of (A) the consummation of the Merger (provided that Section 4 hereof shall survive the consummation of the Merger) and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 7. Appraisal Rights.  The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have under applicable Law, including Sections 607.1301 through 607.1333 of the FBCA.

Section 8. Miscellaneous.

(a) Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

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(b) Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

(i)	To Buyer, to: Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Attn: Dennis S. Hudson III Email: Denny.Hudson@seacoastbank.com Fax Number: (772) 288-6086
(ii)	with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn: William P. Mills
       Andrew P. Alin
Email: William.Mills@cwt.com
Andrew.Alin@cwt.com
Fax Number: (212) 504-6666
(iii)	If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.

(c) Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Buyer and the Shareholder.

(d) Successors and Assigns.  No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Buyer may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of such transferor under this Agreement.

(e) No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 8(d).

(f) No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and

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enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Florida, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief.

(j) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such right, power or remedy or to demand such compliance.

(k) Confidentiality.  The Shareholder recognizes and acknowledges that he, she or it may have access to certain confidential information of Buyer and its Subsidiaries (including that obtained from Company and its shareholders in connection with the Merger, the Bank Merger and any transaction contemplated hereby or thereby), Company and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of Buyer, Company and Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the Shareholder, is herein referred to as “Confidential Information.” The Shareholder will not disclose or directly or indirectly utilize in any manner any such Confidential Information for the Shareholder’s own benefit or the benefit of anyone other than Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; provided that the Shareholder may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

(l) Governing Law; Jurisdiction.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state.

(ii) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Florida.

(m) Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH

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ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(M).

(n) Drafting and Representation.  The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o) Name, Captions, Gender.   Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Capacity.  This Agreement shall only apply to actions taken by the Shareholder in his, her or its capacity as a shareholder of Company and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his, her or its Representatives may take in such Person’s capacity as a director, officer, or employee of Company, including in exercising rights under the Merger Agreement (including without limitation the rights under Section 5.09(b) and (e) of the Merger Agreement), and no such actions or omissions shall be deemed a breach of this Agreement (including without limitation a breach of Section 2 of this Agreement) or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Company.

(q) Counterparts.  This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(r) Definitions.  Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SEACOAST BANKING CORPORATION OF
FLORIDA

By:	Name: Title:

[SIGNATURE PAGE TO VOTING AND JOINDER AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER:

(Print Name of Shareholder)

By:	Name: Address:

Shares of Company Common Stock:

Company Option Awards:

[SIGNATURE PAGE TO VOTING AND JOINDER AGREEMENT]

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Exhibit B

Executive Employment Agreement Signatories

Joseph Caballero

Edmund O’Carroll

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Exhibit C

PLAN OF MERGER AND MERGER AGREEMENT
of
GULFSHORE BANK
with and into

SEACOAST NATIONAL BANK
under the charter of
SEACOAST NATIONAL BANK
under the title of
“SEACOAST NATIONAL BANK”
(“Resulting Bank”)

THIS AGREEMENT is made this [•] day of [•] 2016, between Seacoast National Bank (hereinafter referred to as “Buyer Bank” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994, and GulfShore Bank, a Florida state bank, with its main office located at [401 South Florida Avenue, Suite 300, Tampa, FL 33602] (hereinafter referred to as “Company Bank” and, together with Buyer Bank, the “Banks”).

WHEREAS, a majority of the entire Board of Directors of Buyer Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act (the “Act”);

WHEREAS, a majority of the entire Board of Directors of Company Bank has approved this Agreement and authorized its execution;

WHEREAS, Seacoast Banking Corporation of Florida (“Buyer”), which owns all of the outstanding shares of Buyer Bank, and GulfShore Bancshares, Inc. (“Company”), which owns all of the outstanding shares of Company Bank, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of Company with and into Buyer, all subject to the terms and conditions of the Merger Agreement (the “BHC Merger”); and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Company Bank shall be merged with and into Buyer Bank (the “Merger”). Upon consummation of the Merger, Buyer Bank shall continue its existence as the surviving entity and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Company Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Seacoast National Bank”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, and at its legally established branches.

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SECTION 4

The amount of capital stock of the Resulting Bank shall be $100,000,000, divided into 10,000,000 shares of common stock, each of $10.00 par value, and at the time the Merger shall become effective, the Resulting Bank shall have a surplus of $[•], and undivided profits, including capital reserves, which when combined with the capital and surplus will be at least equal to the combined capital structures of the merging banks, Buyer Bank and Company Bank, adjusted however, for normal earnings and expenses between September 30, 2016, and the Effective Time.

SECTION 5

All assets, rights, franchises, and interests of Company Bank in and to every type of property (real, personal, and mixed) and choses in action as they exist at the Effective Time shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any conveyance, deed or other transfer. The Resulting Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Company Bank and Buyer Bank at the time of the Merger. The Resulting Bank shall be considered the same business and corporate entity as each constituent bank to the Merger with all the rights, powers and duties of each such constituent bank. The Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Company Bank and Buyer Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

At the Effective Time, each outstanding share of common stock of Company Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Company Bank shall be cancelled at the Effective Time.

SECTION 7

Upon the Effective Time, the then outstanding shares of Buyer Bank common stock shall continue to remain outstanding shares of Buyer Bank common stock, all of which shall continue to be owned by Buyer.

SECTION 8

The directors of the Resulting Bank following the Effective Time shall consist of those directors of Buyer Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Buyer Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

SECTION 9

This Agreement has been approved by Buyer, which owns all of the outstanding shares of Buyer Bank and by Company, which owns all of the outstanding shares of Company Bank.

SECTION 10

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

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(c) The sole shareholders of Company Bank and Buyer Bank, respectively, shall each have ratified and confirmed this Agreement, which ratification and confirmation may be by written consent.

SECTION 11

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 12

As of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.

SECTION 13

This Agreement shall terminate if and at the time of any termination of the Merger Agreement.

SECTION 14

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by either Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks. This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date and year first set forth above.

SEACOAST NATIONAL BANK

By:	Dennis S. Hudson III As its: Chief Executive Officer

GULFSHORE BANK

By:	Joseph Caballero As its: President & Chief Executive Officer

[Signature Page to Plan of Merger and Merger Agreement]

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Exhibit D

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of November 3, 2016, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of GulfShore Bancshares, Inc., a Florida corporation (“Company”), and/or GulfShore Bank, a Florida state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “GulfShore”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of November 3, 2016, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;

WHEREAS, Director is a shareholder and director of GulfShore and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Director and/or the Director’s Affiliate;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of GulfShore, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.

(b) “Confidential Information” means all information regarding GulfShore, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by GulfShore, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by GulfShore, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of GulfShore, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of GulfShore, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Director knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of GulfShore or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Director or an Affiliate of Director by one who Director knows (or reasonably should know) is not violating any right or privilege of GulfShore or Buyer or their respective Affiliated Companies or any duty owed to any

A-D-1

of them (including any disclosure by a customer of GulfShore or Buyer to Director); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2. Restrictive Covenants.

(a) Nondisclosure of Confidential Information.  From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is legally required to be disclosed.

(b) Nonrecruitment and Nonhire of Employees.  Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of GulfShore who both (A) worked at GulfShore or any of its Affiliated Companies during Director’s services as a director of GulfShore or any of its Affiliated Companies and (B) has not ceased employment with Buyer, GulfShore or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.

(c) Nonsolicitation of Customers.  Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than GulfShore, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client, or any prospective customer or client, of GulfShore during Director’s services as a director of GulfShore or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client, or prospective customer or client, to cease, reduce, restrict or divert its business with GulfShore, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients, or any prospective customers or clients, of GulfShore during Director’s services as a director of GulfShore or any of its Affiliated Companies shall not be deemed to violate this provision. Nothing in this paragraph (c) is intended to restrict Director and Director’s Affiliates from making decisions regarding the banking relationships (or change in banking relationships) with respect to their own businesses and with respect to any accounts over which they have fiduciary responsibilities.

(d) Noncompetition.  Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or

A-D-2

enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, GulfShore or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean Pasco, Polk, Manatee, Hillsborough and Pinellas counties in Florida. Notwithstanding the foregoing, nothing in this Section 2(d) shall prohibit (i) Director from serving on any board of directors as a non-employee director of a bank or bank holding company located within the Restricted Area (x) after the first (1st) anniversary of the Effective Time or (y) from and after the Effective Time to the extent that Director currently serves on the board of directors of such bank or bank holding company as of the date hereof and such bank or bank holding company is identified on Schedule A hereto; (ii) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with GulfShore, Buyer or any of their Affiliated Companies; or (iii) Director or any of Director’s Affiliated Companies from continuing to hold outstanding securities held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such investment in a financial institution engaged in Business Activities in the Restricted Area is disclosed on Schedule A hereto.

(e) Enforceability of Covenants.  Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of GulfShore that are derived from the acquisition of GulfShore by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of GulfShore involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

(f) Further Provisions.  This Agreement is subject to the additional terms and provisions set forth on Schedule A hereto.

3. Successors.

(a) This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

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4. Miscellaneous.

(a) Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.

(b) Litigation Expenses.  In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel.

(c) Governing Law and Forum Selection.  Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Martin County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Martin County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d) Notices.  Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

To Buyer:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Facsimile Number: (772) 288-6086 Attention: Dennis S. Hudson, III
To Director:	To the address set forth under Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

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(g) Counterparts, etc.  This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile or PDF signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(h) Termination.  If the Merger Agreement is terminated, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Buyer:

SEACOAST BANKING CORPORATION OF FLORIDA

By:	Name: Dennis S. Hudson, III Title: Chief Executive Officer

DIRECTOR:

Name: Address:

[Signature Page to Restrictive Covenant Agreement]

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APPENDIX B

Opinion of Sandler O’Neill & Partners, LP

November 2, 2016

Board of Directors
GulfShore Bancshares, Inc.
401 South Florida Avenue, Suite 300
Tampa, FL 33602

Ladies and Gentlemen:

GulfShore Bancshares, Inc. (the “Company”), GulfShore Bank, a wholly-owned subsidiary of the Company, Seacoast Banking Corporation of Florida (“Seacoast”), and Seacoast National Bank, a wholly-owned subsidiary of Seacoast, are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will merge with and into Seacoast, with Seacoast being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive the combination of (i) 0.4807 of a share (the “Per Share Stock Consideration”) of common stock, par value $0.10 per share, of Seacoast (“Seacoast Common Stock”) and (ii) $1.47 in cash (the “Per Share Cash Consideration”), without interest. The Per Share Stock Consideration and the Per Share Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 2, 2016; (ii) certain financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Seacoast that we deemed relevant; (iv) certain internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2019, as well as an estimated long-term balance sheet growth rate for the year thereafter, as provided by or discussed with the senior management of the Company; (v) publicly available consensus mean analyst estimates for Seacoast for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as an estimated long-term balance sheet growth rate for the years after December 31, 2017 and an estimated long-term earnings per share growth rate for the years after December 31, 2018, as provided by or discussed with the senior management of Seacoast; (vi) the pro forma financial impact of the Merger on Seacoast based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast; (vii) the publicly reported historical price and trading activity for Seacoast Common Stock, including a comparison of certain stock market information for Seacoast Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and Seacoast with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Seacoast regarding the business, financial condition, results of operations and prospects of Seacoast.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or Seacoast or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and Seacoast that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Seacoast or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or Seacoast. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Seacoast, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Seacoast. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Seacoast are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2019 and an estimated long-term balance sheet growth rate for the year thereafter, as provided by or discussed with the senior management of the Company, as well as publicly available consensus mean analyst estimates for Seacoast for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and an estimated long-term balance sheet growth rate for the years after December 31, 2017 and an estimated long-term earnings per share growth rate for the years after December 31, 2018, as provided by or discussed with the senior management of Seacoast. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast. With respect to the foregoing information, the respective senior managements of the Company and Seacoast confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and Seacoast, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Seacoast since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Seacoast will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Seacoast or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Seacoast Common Stock at any time or what the value of Seacoast Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any investment banking services to the Company in the two years preceding the date of this opinion. In the two years preceding the date of this opinion, we have provided certain investment banking services to Seacoast and received fees for such services. In 2015, we were engaged as Seacoast’s financial advisor in connection with Seacoast’s acquisition of Grand Bankshares, Inc. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and its affiliates. We may also actively trade the equity and debt securities of Seacoast and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or Seacoast, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

APPENDIX C

Provisions of Florida Business Corporation Act Relating to Appraisal Rights

607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or;

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

7.1320 Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330 Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within thirty days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Seacoast

The Florida Business Corporation Act, as amended, or the “FBCA,” permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Seacoast’s bylaws contain indemnification provisions similar to the FBCA, and further provide that Seacoast may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not Seacoast would have the power to indemnify such persons against such liability under its bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Seacoast’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Seacoast has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit 2.1	—	Agreement and Plan of Merger, dated as of November 3, 2016, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, GulfShore Bancshares, Inc. and GulfShore Bank (attached as Appendix A to the proxy statement/prospectus).
Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Seacoast Banking Corporation of Florida hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and schedules.
Exhibit 3.1	—	Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Quarterly Report on Form 10-Q, filed May 10, 2006).
Exhibit 3.2	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 23, 2008).
Exhibit 3.3	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.4 to Seacoast’s Form S-1, filed June 22, 2009).
Exhibit 3.4	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed July 20, 2009).
Exhibit 3.5	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 3, 2009).
Exhibit 3.6	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed April 13, 2010).
Exhibit 3.7	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 25, 2010).
Exhibit 3.8	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K/A, filed July 14, 2010).
Exhibit 3.9	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 1, 2011).
Exhibit 3.10	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 13, 2013).
Exhibit 3.11	—	Amended and Restated By-laws (incorporated herein by reference from Exhibit 3.2 to Seacoast’s Form 8-K, filed December 21, 2007).
Exhibit 4.1	—	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-K, filed March 17, 2014).
Exhibit 4.2	—	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-Q, filed May 12, 2014).
Exhibit 5.1	—	Legal Opinion of Crary Buchanan, P.A.*
Exhibit 8.1	—	Tax Opinion of Cadwalader, Wickersham & Taft LLP.*

Exhibit 8.2	—	Tax Opinion of Hacker, Johnson & Smith PA.*
Exhibit 10.1	—	Form of Voting and Joinder Agreement (attached as Exhibit B to Appendix A to the proxy statement/prospectus).
Exhibit 10.2	—	Change of Control Agreement between Seacoast and Stephen Fowle (incorporated herein by reference from Exhibit 10.1 to Seacoast’s Form 8-K/A, filed August 7, 2015).
Exhibit 10.3	—	Observer Rights Agreement between Seacoast, Basswood Capital Management, LLC and Matthew Lindenbaum (incorporated herein by reference from Exhibit 10.1 to Seacoast’s Form 8-K, filed March 24, 2016).
Exhibit 10.4	—	Amendment No. 1 to Observer Rights Agreement (incorporated herein by reference from Seacoast’s Form 8-K, filed July 29, 2016).
Exhibit 10.5	—	Employment Agreement between Seacoast and Thomas H. Dargan, Jr. (incorporated herein by reference from Exhibit 10.2 to Seacoast’s Form S-4/A, filed January 15, 2016).
Exhibit 10.6	—	Seacoast National Bank Directors’ Deferred Compensation Plan (incorporated herein by reference from Exhibit 10.7 to Seacoast’s Form 10-K, filed March 14, 2016).
Exhibit 10.7	—	Executive Deferred Compensation Plan (incorporated herein by reference from Exhibit 10.12 to Seacoast’s Annual Report on Form 10-K, filed March 30, 2001).
Exhibit 10.8	—	Change of Control Employment Agreement, dated December 24, 2003 between William R. Hahl and Seacoast (incorporated herein by reference from Exhibit 10.17 to Seacoast’s Form 8-K, filed December 29, 2003).
Exhibit 10.9	—	2000 Long-Term Incentive Plan as Amended (incorporated herein by reference from Seacoast’s Registration Statement on Form S-8 File No. 333-49972, filed November 15, 2000, and Proxy Statement on Form DEF 14A, filed on March 13, 2000).
Exhibit 10.10	—	2008 Long-Term Incentive Plan (incorporated herein by reference from Exhibit A to Seacoast’s Proxy Statement on Form DEF 14A, filed March 18, 2008).
Exhibit 10.11	—	Amended and Restated Employee Stock Purchase Plan (incorporated herein by reference from Exhibit A to Seacoast’s Proxy Statement on Form DEF 14A, filed April 27, 2009).
Exhibit 10.12	—	Amended and Restated Retirement Savings Plan (incorporated herein by reference from Seacoast’s Form S-3, filed November 12, 2014).
Exhibit 10.13	—	Dividend Reinvestment and Stock Purchase Plan (incorporated herein by reference from Exhibit A to Seacoast’s Proxy Statement on Form DEF 14A, filed March 18, 2008).
Exhibit 10.14	—	Form of 409A Amendment to Employment Agreement with William R. Hahl (incorporated herein by reference from Exhibit 10.1 to Seacoast’s From 8-K, filed on January 5, 2009)
Exhibit 10.15	—	2013 Incentive Plan (incorporated herein by reference from Appendix A to Seacoast’s Proxy Statement on Form DEF 14A, filed April 9, 2013).
Exhibit 10.16	—	Letter Agreement Regarding Lead Director Position, dated March 1, 2014 between Roger O. Goldman and Seacoast (incorporated herein by reference from Exhibit 10.1 to Seacoast’s Form 8-K, filed March 6, 2014).
Exhibit 10.17	—	Form of Change of Control Employment Agreement with Daniel Chappell, Charles Cross, David Houdeshell, Jeffery D. Lee and Charles Shaffer (incorporated herein by reference from Exhibit 10.1 to Seacoast’s Form 8-K, filed November 3, 2014).
Exhibit 10.18	—	Employment Agreement, dated December 18, 2014 between Dennis S. Hudson, III and Seacoast (incorporated herein by reference from Exhibit 10.1 to Seacoast’s Form 8-K, filed December 19, 2014).

Exhibit 10.19	—	2013 Incentive Plan (incorporated herein by reference from Appendix A to Seacoast’s Proxy Statement on Form DEF 14A, filed April 9, 2013).
Exhibit 10.20	—	Agreement and Plan of Merger, dated March 25, 2015, by and among Seacoast, Seacoast National Bank, Grand Bankshares, Inc. and Grand Bank & Trust of Florida (incorporated herein by reference from Exhibit 2.1 to Seacoast’s Form 8-K, filed March 31, 2015).
Exhibit 10.21	—	Branch Sale Agreement, dated October 14, 2015, by and between Seacoast National Bank and BMO Harris Bank N.A. (incorporated herein by reference from Exhibit 2.1 to Seacoast’s Form 8-K, filed October 19, 2015).
Exhibit 10.22	—	Agreement and Plan of Merger, dated November 2, 2015 by and among Seacoast, Seacoast National Bank, Floridian Financial Group, Inc. and Floridian Bank (incorporated herein by reference from Exhibit 2.1 to Seacoast’s Form 8-K, filed November 4, 2015).
Exhibit 10.23	—	Change of Control Employment Agreement, dated August 6, 2015 between Stephen Fowle and Seacoast (incorporated herein by reference from Exhibit 10.1 to Seacoast’s Form 8-K, filed August 10, 2015).
Exhibit 10.24	—	Executive Transition Agreement, dated April 30, 2015 between William R. Hahl and Seacoast (incorporated herein by reference from Seacoast’s Form 10-K, filed March 14, 2016).
Exhibit 10.25	—	Employment Agreement between Seacoast and Joseph Caballero, dated as of November 3, 2016.*
Exhibit 10.26	—	Employment Agreement between Seacoast and Edmund O’Carroll, dated as of November 3, 2016.*
Exhibit 21.1	—	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 to Seacoast’s Form 10-K, filed March 14, 2016.
Exhibit 23.1	—	Consent of Crary Buchanan, P.A. (included in Exhibit 5.1).*
Exhibit 23.2	—	Consent of KPMG LLP.*
Exhibit 23.3	—	Consent of Crowe Horwath LLP.*
Exhibit 23.4	—	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.1).*
Exhibit 23.5	—	Consent of Hacker, Johnson & Smith PA (included in Exhibit 8.2).*
Exhibit 24	—	Power of Attorney.*
Exhibit 99.1	—	Form of Proxy to be used at GulfShore Bancshares, Inc. Special Shareholders Meeting.*
Exhibit 99.2	—	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart and State of Florida, on February 10, 2017.

SEACOAST BANKING CORPORATION OF
FLORIDA

By:	/s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	February 10, 2017
* Stephen A. Fowle	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 10, 2017
* Dennis J. Arczynski	Director	February 10, 2017
* Stephen E. Bohner	Director	February 10, 2017
* Jacqueline L. Bradley	Director	February 10, 2017
* T. Michael Crook	Director	February 10, 2017
* Hugh Gilbert Culbreth Jr.	Director	February 10, 2017
* Julie H. Daum	Director	February 10, 2017
* Christopher E. Fogal	Director	February 10, 2017
* Maryann B. Goebel	Director	February 10, 2017
* Roger O. Goldman	Director	February 10, 2017
* Dennis S. Hudson, Jr.	Director	February 10, 2017
* Timothy S. Huval	Director	February 10, 2017
* Herbert Lurie	Director	February 10, 2017
* Thomas E. Rossin	Director	February 10, 2017
*By: /s/ Dennis S. Hudson, III Attorney-in-Fact